SCHEDULE 14a
                             (Rule 14a-101)

                 INFORMATION REQUIRED IN PROXY STATEMENT

                        SCHEDULE 14A INFORMATION

       Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X ]  Preliminary Proxy Statement         [X ]   Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
[  ]  Definitive Proxy Statement

[  ]  Definitive Additional Materials

[  ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           LCS Bancorp, Inc.
            (Name of Registrant as Specified in Its Charter)


  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [  ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a(6)(i)(2)
            or Item 22(a)(2) of Schedule 14A.

 [  ]  $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
            6(i)(3).

 [X ]  Fee computed on table below per Exchange Act Rules 14(a)(i)(4) and 0-11.

 (1)   Title of each class of securities to which transaction applies:
                                      Common

 (2)   Aggregate number of securities to which transaction applies:
                                      107,640

 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                      $17.75

 (4)   Proposed maximum aggregate value of transaction:
                                  $1,910,610.00

 (5)   Total fee paid:
                                     $382.12



 [  ] Fee previously paid with proxy materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing:

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:



























                              LCS BANCORP, INC.
                              REVOCABLE PROXY


                      Special Meeting of Shareholders
                           _________________, 1996


     The undersigned hereby appoints the Board of Directors of LCS Bancorp, Inc. ("LCS" or the "Company"), with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of LCS common stock, which the undersigned is entitled to vote at the Special Meeting of Shareholders, to be held at the _______________________,__________________, Illinois, on
_____________, _________________, 1996, at _______ __.m., Central
Time, and at any and all adjournments thereof, as follows:


     I.   The approval of the Agreement and Plan        FOR    AGAINST  ABSTAIN
          of Merger, including other related
          agreements, pursuant to which Litchfield      [  ]     [  ]     [  ]
          Community Savings, S.B. will be merged
          into Jacksonville Savings Bank, LCS will be liquidated into Jacksonville, and each of the outstanding shares of LCS common stock will be converted into the right to receive $17.75 in cash.

    II.   The adjournment of the Special Meeting to     FOR   AGAINST   ABSTAIN
          solicit additional proxies in the event
          there are not sufficient votes to approve     [  ]    [  ]      [  ]
          the foregoing proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE PROPOSALS.

     This Proxy will be voted as directed but if no instructions are specified, this Proxy will be voted for the proposals stated. If any other business is presented at such meeting, this Proxy will be voted by those named in this Proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     Should the undersigned be present and elect to vote at the Special Meeting or at any adjournments thereof and after notification to the Secretary of the Company at the Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

     The undersigned acknowledges receipt from the Company, prior to the execution of this Proxy, of Notice of the Special Meeting and a Proxy Statement dated ______________________, 1996.

                                        Dated: _____________________, 1996

                                        __________________________________
                                             Signature of Shareholder

                                        __________________________________
                                             Signature of Shareholder

PLEASE COMPLETE, DATE                   Please sign exactly as your name
SIGN AND MAIL THIS PROXY                appears on this proxy.  When signing
PROMPTLY IN THE ENCLOSED                as attorney, executor, administrator,
POSTAGE-PAID ENVELOPE.                  trustee, or guardian, please give your
                                        full title; if shares are held jointly
                                        each holder should sign.





                                   [Date]


Dear Shareholders:

     We cordially invite you to attend the special meeting of shareholders of LCS Bancorp, Inc. ("LCS") to be held at the ____________, _________________,
_______________, __________, Illinois, on ___________, 199_, at ____ _.m.
for the purpose of considering the proposal by which LCS and its wholly-owned subsidiary, Litchfield Community Savings, S.B. ("Litchfield") will be merged with and into Jacksonville Savings Bank, an Illinois savings bank, and the shareholders of LCS will become entitled to receive cash in an amount equal to $17.75 per share of LCS common stock, subject to the rights of dissenting stockholders which have been asserted and duly perfected in accordance with the provisions of Section 262 of the General Corporation Law of the State of Delaware.

     The terms of the proposed merger are explained in detail in the accompanying Proxy Statement that we urge you to read carefully.

     Regardless of the number of shares you own and whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience. In the event you execute a proxy and subsequently find you can attend the meeting, you may revoke your proxy and vote at the meeting if you wish. Only shareholders of record as of __________, 199_, are entitled to notice of and to vote on matters to be transacted at the special meeting. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the special meeting. PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

     Your Board of Directors has determined that the merger is in the best interest of shareholders and has unanimously approved the Reorganization Agreement. The Board of Directors of LCS unanimously recommends that you to vote FOR the merger described in the accompanying Proxy Statement.

                                            Sincerely,

                                            s/Wayne Brauer
                                            Wayne Brauer
                                            Chairman of the Board,
                                            LCS Bancorp, Inc.


                             LCS BANCORP, INC.
                            501 N. State Street
                        Litchfield, Illinois 62056

                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        To Be Held _________, 199_

                  TO THE SHAREHOLDERS OF LCS BANCORP, INC.

     Notice is hereby given that, pursuant to call of its Board of Directors, a special meeting of shareholders of LCS Bancorp, Inc. ("LCS" or the "Company") will be held at the _______________________, ________________________,
_______, Illinois, on ____________, 199_, at ____ _.m. for the following purposes:

     (1) To consider and vote upon the Agreement and Plan of Merger, dated as of August 13, 1996, (the "Reorganization Agreement") pursuant to which Litchfield Community Savings, S.B. ("Litchfield" or the "Bank"), the wholly-owned subsidiary of LCS, will be merged into Jacksonville Savings Bank, an Illinois savings bank ("Jacksonville") and LCS will be liquidated into Jacksonville, and shares of LCS' common stock, par value $.01 per share, will be converted into the right to receive $17.75 per share, in cash, subject to the rights of dissenting stockholders which have been asserted and duly perfected in accordance with the provisions of Section 262 of the General Corporation Law of the State of Delaware, all in accordance with the terms of the Reorganization Agreement. The Reorganization Agreement is attached to the accompanying Proxy Statement as Annex I.

     (2) To vote on adjournment of the special meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Agreement.

     (3) The transaction of such other business as may properly come before the Special Meeting or any adjournments. The Board of Directors is not currently aware of any other business to come before the Special Meeting.

     Only those LCS shareholders of record at the close of business on ____________, 199_, shall be entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof.

     THE BOARD OF DIRECTORS OF LCS RECOMMENDS THAT THE HOLDERS OF LCS COMMON STOCK VOTE TO APPROVE THE ABOVE PROPOSAL.


                                       By Order of the Board of Directors,

                                       s/Rhonda L. Reener
                                       Rhonda L. Reener
                                       Secretary
_____________, 199_
Litchfield, Illinois

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. IN ORDER FOR THE MERGER TO BE CONSUMMATED, PROPOSAL I MUST BE APPROVED BY AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ENTITLED TO VOTE. CONSEQUENTLY, A FAILURE TO VOTE OR A VOTE TO ABSTAIN WILL HAVE THE SAME EFFECT AS A VOTE AGAINST PROPOSAL I.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED. SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS WHICH ARE CONSIDERED, IN WHICH EVENT THE SIGNED PROXIES ARE REVOKED.

YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE TO LCS AT THE COMPANY'S OFFICE OR BY EXECUTING A LATER DATED PROXY OR VOTING IN PERSON AT THE SPECIAL MEETING.

                               TABLE OF CONTENTS


                                                                   Page


INTRODUCTION

SUMMARY .........................................................    3

JACKSONVILLE CONSOLIDATED BALANCE SHEETS.........................    8

THE SHAREHOLDER MEETING..........................................    9

     The Meeting.................................................    9
     Vote Required...............................................    9
     Recommendation..............................................   10

THE MERGER.......................................................   11

     Background and Reasons for The Merger.......................   11
     Purchase Price and Conversion of Shares.....................   12
     Opinion of Financial Advisor................................   12
     Effective Time..............................................   15
     Business of LCS Pending The Merger..........................   15
     Conditions to Consummation of The Merger....................   16
     Waiver and Amendment; Termination...........................   17
     Interests of Certain Persons in The Merger..................   18
     Certain Federal Income Tax Considerations...................   19

DISSENTERS' RIGHTS...............................................   20

OWNERSHIP OF EQUITY SECURITIES...................................   21

MARKET PRICE AND DIVIDEND INFORMATION............................   22

ADJOURNMENT OF SPECIAL MEETING...................................   22

SELECTED FINANCIAL DATA..........................................   23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS....................   24

     General.....................................................   24
     Financial Condition.........................................   24
     Results of Operations.......................................   24
     Asset/Liability Management..................................   30
     Liquidity and Capital Resources.............................   32
     Impact of New Accounting Standards..........................   33
     Effect of Inflation and Changing Prices.....................   34



                                      (i)


                                                                   Page


BUSINESS OF LCS BANCORP, INC....................................    34

BUSINESS OF LITCHFIELD COMMUNITY SAVINGS, S.B...................    34

     General....................................................    34
     Lending Activities.........................................    35
     Allowance For Losses on Loans..............................    45
     Investment Activities......................................    49
     Sources of Funds...........................................    52
     Subsidiaries...............................................    54
     Employees..................................................    54
     Offices and Other Material Properties......................    55
     Competition................................................    55

LEGAL PROCEEDINGS...............................................    55

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................    55

EXPERTS.........................................................    55

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...............    55

SHAREHOLDER PROPOSALS...........................................    56

OTHER MATERIALS.................................................    56


      ANNEXES

      I. Agreement and Plan of Merger by and among Jacksonville Savings Bank and LCS Bancorp, Inc.
            and Litchfield Community Savings, S.B.

      II.   Fairness Opinion of RP Financial, L.P.

      III.  Excerpts from Delaware General Corporation Law
            Relating to Dissenter's Rights of Appraisal


















                                      (ii)


                             PROXY STATEMENT

                             LCS Bancorp, Inc.
                              Special Meeting
                              to be Held on
                            _____________, 199_


     This Proxy Statement is being furnished to the holders of common stock, $.01 par value (the "LCS Common Stock"), of LCS Bancorp, Inc., a Delaware corporation ("LCS" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of LCS for use at the special meeting of LCS shareholders to be held at ____ _.m., on ___________, 199_, at the _______________________, _____________________, ____________, Illinois,
(the "LCS Special Meeting").

     At the LCS Special Meeting, the holders of record of LCS Common Stock as of the close of business on ___________, 199_, will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of August 13, 1996 (the "Agreement"), by and among Jacksonville Savings Bank, an Illinois chartered savings bank ("Jacksonville"), LCS, and Litchfield Community
Savings, S.B. ("Litchfield" or the "Bank") and the Agreement of Company Merger, the Plan of Merger and the Plan of Complete Liquidation and Dissolution of LCS Bancorp, Inc. (together the "Reorganization Agreement"), pursuant to which Litchfield will be merged with and into Jacksonville, LCS will be liquidated into Jacksonville, and the holders of shares of LCS Common Stock will receive cash in an amount equal to $17.75 per share of LCS Common Stock (the
"Purchase Price"). All references in this Proxy Statement to approval of the Reorganization Agreement shall be deemed to refer also to the approval of the transactions contemplated thereby. Upon consummation of the Merger, which is expected to occur during the first quarter of calendar 1997. Each outstanding share of LCS Common Stock (other than certain shares owned by LCS and shares as to which dissenters' rights have been asserted and duly perfected in accordance with Delaware law ("Dissenting Shares") shall be converted into the right to receive the Purchase Price. Each outstanding option to purchase LCS Common Stock issued pursuant to LCS' Stock Option Plan shall be cancelled and each holder of any such option shall be entitled to receive an amount determined by multiplying (i) the difference obtained by subtracting (x) the per share exercise price applicable to such option, from
(y) $17.75 per share, by (ii) the number of shares of LCS Common Stock subject to such option. For a description of the Reorganization Agreement, which is included herein in its entirety as Annex I to this Proxy Statement, see "THE MERGER."

     This Proxy Statement and the accompanying Proxy are first being mailed to shareholders of LCS on or about ____________, 199_.











                                        1





                       [THIS PAGE INTENTIONALLY LEFT BLANK]



















                                         2


                                      SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this Proxy Statement.

Parties to the Merger

     LCS Bancorp, Inc.     LCS Bancorp, Inc. ("LCS" or the "Company"), a
Delaware corporation, was incorporated on August 25, 1994, for the purpose of becoming the holding company for Litchfield upon the Bank's conversion from a state-chartered mutual savings bank to a state-chartered stock savings bank ("Conversion"). The Conversion was completed on January 27, 1995. At December 31, 1995, the Company had total assets of $19,180,787, total deposits of $17,067,827, and shareholders' equity of $1,948,780. Subsequent to the Conversion, the Company has not engaged in any significant activity other than holding the stock of the Bank.

     The Company, on an unconsolidated basis, has used the proceeds of the Conversion to fund the loan to the Employee Stock Ownership Plan of $51,750, which was used to acquire 5% of the shares issued in the conversion. The loan is being repaid in equal quarterly principal installments plus interest. The Company also invests in U. S. Treasury and agency obligations and short-term liquid assets. The funds for the Company's operations are provided principally from repayment of the ESOP loan and investment revenue. The Company's expenses consist primarily of postage and other office supply expenses, legal and filing fees, and franchise taxes.

     Litchfield Community Savings, S.B. Litchfield Community Savings, S.B. ("Litchfield" or the "Bank") was organized in 1883 as an Illinois-chartered mutual savings and loan association named "Oil City Savings and Loan Associa-tion." In 1972, Oil City Savings and Loan Association merged with Cooperative Savings and Loan Company, and the merged entity took the name "Litchfield Community Savings and Loan Association". In 1993, the Bank converted to an Illinois-chartered savings bank and changed its name to "Litchfield Community Savings, S.B." In 1995, Litchfield converted from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank. The Bank is reg-ulated by the Commissioner of Banks and Real Estate ("OBRE") of the State of Illinoisand its deposits are insured up to the applicable limits under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a member of the Federal Home Loan Bank ("FHLB") System.

     The Bank's principal business consists of attracting deposits from the general public through a variety of deposit programs and originating loans secured by owner-occupied, single family (one-to-four units) residential properties located in its primary market area. The Bank also, to a lesser extent, has been active in the origination and purchase of commercial and agricultural real estate loans. The Bank also originates consumer loans (primarily loans secured by deposits in the Bank, automobiles, and home improvement loans) and commercial business loans. The Bank also purchases U.S. Government and agency securities, and invests in mortgage-backed securities, investment grade investment securities and short-term liquid assets. Funds for these activities are provided principally by deposit growth, repayments of outstanding loans, and operating revenues. The Bank has not used borrowed funds in the last five years.

     The Bank derives its income principally from interest earned on loans, mortgage-backed securities, and investments. To a lesser extent, loan and other fees, and gains on investment securities provide income for the Bank. The Bank's principal expenses are interest expense on deposits and other expenses, such as salaries and employee benefits, FDIC insurance premiums, computer service bureau expense, and occupancy and equipment expense.

     Jacksonville.   Jacksonville Savings Bank ("Jacksonville") is an Illinois
chartered stock savings bank and a subsidiary of Jacksonville Bancorp, M.H.C., an Illinois chartered mutual holding company. Jacksonville operated four banking offices as of December 31, 1995, is a member of the Federal Home Loan Bank system, and its deposits are insured under the SAIF of the FDIC to the extent provided by law.


                                         3

     Jacksonville Acquisition Corporation. Jacksonville Acquisition Corpora-tion is a to be formed Illinois corporation, which will be a wholly-owned sub-sidiary of Jacksonville for the purpose of facilitating the contemplated trans-action a tax-free reorganization of LCS. Pursuant to the transactions contem-plated by the Reorganization Agreement, Jacksonville Acquisition Corporation will be merged into LCS with the result that LCS will become a subsidiary of Jacksonville. LCS will thereafter be liquidated into Jacksonville.

Shareholder Meeting

          The LCS Special Meeting will be held on __________, 199_, at _____ _.m., at the ______________, ____________________, __________________,
Illinois. The purpose of the LCS Special Meeting is to consider and vote upon a proposal to approve the Reorganization Agreement. See "THE SHAREHOLDER MEETING."

          In addition to approval of the Reorganization Agreement, the share-holders of LCS are being asked to approve a proposal to adjourn the LCS Special Meeting if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the LCS Special Meeting to approve the Reorganization Agreement.

Vote Required; Record Date

          Only LCS shareholders of record at the close of business on __________, 199_ (the "LCS Record Date"), will be entitled to vote at the LCS Special Meeting. Under the LCS Articles of Incorporation, the affirmative vote of a majority of the votes entitled to be cast by the holders of LCS Common Stock is required to approve the Reorganization Agreement.

          As of the LCS Record Date, there were 107,640 shares of LCS Common Stock entitled to be voted. Consequently, 53,821 shares of LCS Common Stock must vote for the approval of the Reorganization Agreement in order for it to be adopted. The directors and executive officers of LCS and their affiliates owned, as of the LCS Record Date, 15,215 shares, or approximately 14.14% of the outstanding shares, of LCS Common Stock, and they have agreed to vote their shares for approval of the Reorganization Agreement. See "THE SHAREHOLDER MEETING -Vote Required."

The Bank Merger

     Pursuant to the Plan of Merger, Litchfield will merge with and into Jacksonville and the separate corporate existence of Litchfield shall thereupon cease and Jacksonville shall be the surviving institution. Under Illinois Law, Jacksonville shareholders must vote upon and approve the Bank Merger. Jacksonville intends to hold a shareholders' meeting to vote on the Plan of Merger in December, 1996.

The Company Merger.

     Upon consummation of the Company Merger, each outstanding share of LCS Common Stock (other than certain shares owned by LCS and Dissenting Shares) will be converted into the right to receive the Purchase Price.

          The Purchase Price was determined as a result of arm's length negotiations between LCS and Jacksonville. This value was determined based upon an evaluation of LCS' historical deposits, assets and earnings growth and potential growth and business opportunities as well as the book value per share and current sales prices for LCS Common Stock. The $17.75 per share valuation represents the estimated fully diluted book value per share of the LCS Common Stock at December 31, 1996.

                                         4

Effective Time

        Assuming satisfaction of all conditions to consummation of the Merger, the Merger is expected to become effective during the first quarter of 1997. LCS and Jacksonville each has the right, acting unilaterally, to terminate the Agreement should the Merger not be consummated by June 30, 1997 . See "THE MERGER - Conditions to Consummation of the Merger, - Waiver and Amendment; Termination."

Opinion of Financial Advisor

          LCS has received the opinion of RP Financial, Inc. ("RP") dated the date hereof, that, as of such date, the Purchase Price is fair, from a financial point of view, to the holders of LCS Common Stock.
The full text of RP's opinion, which describes the procedures followed, assumptions made, limitations on the review taken, and other matters in connection with rendering such opinion, is set forth in Annex II to this Proxy Statement, is incorporated herein by reference, and should be read in its entirety by LCS shareholders. For additional information regarding the opinion of RP and a discussion of the qualifications of RP, see "THE MERGER - Opinion of Financial Advisor."

          RP, as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuations for various other purposes, and in the determination of adequate consideration in such transactions.

Dissenters' Rights

          Pursuant to Section 262 of the Delaware General Corporation Law (the "DGCL"), LCS shareholders will have dissenters' rights if the Reorganization is consummated. If any holder of LCS Common Stock does not fully and precisely satisfy the statutory requirements for dissenting shareholders, such holder's right to have the fair value of such holder's shares judicially determined and paid in cash will be waived or forfeited. A shareholder who votes in favor of Proposal I or the return of a signed Proxy which does not specify a vote against Proposal I will constitute a waiver of such shareholder's right of appraisal and will nullify any previously written demand for appraisal. See "THE SHAREHOLDER MEETING," "DISSENTERS' RIGHTS" and Annex III.

Conduct of Business Pending the Merger

          LCS has agreed in the Reorganization Agreement to operate its business in the ordinary course and to refrain from taking certain actions re-lating to the operation of its business pending consummation of the Merger without the prior approval of Jacksonville, except as otherwise permitted by the Reorganization Agreement. See "THE MERGER - Conduct of Business Pending the Merger."

Conditions to Consummation; Termination

          Consummation of the Merger is contingent on, among other things, (i) the receipt of approvals from the OBRE and the FDIC; (ii) approval by the LCS shareholders, and (iii) compliance by LCS, Litchfield and Jacksonville in all material respects with all covenants and agreements required by the Reorganization Agreement. In addition, Jacksonville's shareholders must approve the Plan of Merger, which is Exhibit B to the Agreement. A shareholder meeting to consider the Plan of Merger is scheduled to be held in December 1996. All applications required for approval of the OBRE and the FDIC have been made and such approvals are expected to be received.


                                         5


          The Reorganization Agreement may be terminated prior to the Effective Time, either before or after approval by LCS shareholders, under the circum-stances specified therein, including (i) by mutual written consent of the Boards of Directors of Jacksonville and LCS; (ii) by written notice from Jack-sonville to LCS if certain conditions set forth in the Reorganization Agreement shall have become impossible to substantially satisfy and have not been waived by LCS or if any warranty or representation of LCS shall be discovered to be or to have become untrue in any material respect, or LCS shall have materially breached one or more provisions in the Reorganization Agreement and such breach is not cured within 30 days of receipt of notice of such breach; (iii) by written notice from LCS to Jacksonville if certain conditions set forth in the Reorganization Agreement have not been substantially satisfied or have not been waived by Jacksonville, or if any warranty or representation of Jacksonville shall be discovered to be or to have become untrue in any material respect, or Jacksonville shall have materially breached one or more provisions of the Reorganization Agreement and such breach is not cured within 30 days of receipt of notice of such breach; (iv) by either Jacksonville or LCS after June 30, 1997, if the Merger has not been consummated; and (v) by either Jacksonville or LCS if the approval of the shareholders of LCS required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders, or at any adjournment thereof. See "THE MERGER, - Conditions to Consummation of the Merger, - Waiver and Amendment; Termination."

Interests of Certain Persons in the Merger

     Certain members of LCS' management and Board of Directors have interests in the Merger in addition to their interests as shareholders of LCS generally. These include, among other things, provisions in the Reorganization Agreement relating to eligibility for certain employee benefits and provisions in other agreements between LCS and certain of LCS' directors, officers or employees relating to employment terms and employment agreements. See "THE MERGER - Interests Of Certain Persons In The Merger."


Federal Income Tax Consequences

       The conversion of LCS Common Stock into the right to receive the Purchase Price will be a taxable transaction in which LCS shareholders will recognize gain or loss based upon the Purchase Price that they receive. Assuming that the Merger occurs as planned, the taxable income will be recognized in 1997. See "THE MERGER - Certain Federal Income Tax Considerations."

Accounting Treatment of the Merger

       The Merger will be accounted for as a business combination using the purchase method of accounting. Under that method, the fair market value of LCS' assets and liabilities will be recorded on the books of Jacksonville with any differential between the aggregate Purchase Price and such fair market value being accounted for as goodwill by Jacksonville.

Market Price Prior to Announcement of the Merger

      The last reported sale of LCS Common Stock prior to the announcement of the Company's intent to enter into the Merger occurred on May 24, 1996 and involved 2,000 shares sold at a reported price of $18.00 per share.

      Since the Conversion, there has been very little trading activity in the LCS Common Stock. During 1996 there have been only two trades involving a total of 2,010 shares; one of those trades involved a donation of shares to a charity for auction at a fund-raising event. Because of the very limited activity in the LCS Common Stock, management estimates the market price of the LCS Common Stock to be $17.75 per share, taking into account earnings and events that have occurred since the last trade. See "MARKET PRICE AND DIVIDEND INFORMATION."

                                         6

Comparative Per Share Data

      The following table presents historical per share data for LCS. Such data is based on historical financial statements for LCS. The per share data included in the following table should be read in conjunction with the Audited Financial Statements and Interim Financial Statements (unaudited) included herein.


                                    Six Months Ended    Twelve Months Ended
                                    6/30/96    6/30/95        12/31/95

Earnings Per Share-Primary          $ 0.29     $ 0.38           $ 0.71
Earnings Per Share-Fully Diluted      0.26       0.35           $ 0.67
Book Value Per Share-Primary         18.03      17.21            17.96
Book Value Per Share-Fully Diluted   17.50      16.90            17.76



                                         7


Jacksonville Consolidated Balance Sheets


The following are the historical consolidated balance sheets of Jacksonville and Subsidiaries (unaudited) for each of June 30, 1996 and December 31, 1995.

                                                    June 30,   December 31,
                                                      1996            1995
ASSETS

Cash and cash equivalents                         $  4,904,764    $ 5,448,767
Investment securities                                  928,650        988,350
Investment securities available-for-sale               795,951            -
Mortgage-backed securities available-for-sale       14,980,629     14,303,714
Loans - net                                        112,444,253    110,110,834
Loans held for sale - net of unrealized losses       1,692,820      1,206,307
Premises and equipment - net                         4,891,668      5,067,746
Accrued interest receivable:
  Mortgage-backed securities                            84,305         78,005
  Loans                                              1,250,432      1,063,335
  Other                                                  9,953          5,325
Deferred tax benefits                                  272,362        217,597
Capitalized mortgage servicing rights                   84,213              -
Other assets                                           703,688        187,742
TOTAL                                             $143,043,688   $138,677,722

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                          $124,267,622   $120,115,408
Other borrowings                                       348,900        389,176
Advance payments by borrowers
  for taxes and insurance                              112,104        112,259
Income taxes payable                                   138,232         18,161
Accrued interest payable                               840,428        812,608
Other liabilities                                      405,823        496,575
   Total liabilities                              $126,113,109   $121,944,187

Commitments and contingencies

Preferred stock, $1.00 par value -
 authorized 5,000,000 shares:
 none issued and outstanding

Common stock $1.00 par value -
 authorized 20,000,000 shares: issued and
 outstanding, 1,272,300 and 1,250,000 shares,
 respectively                                        1,272,300      1,250,000
Additional paid-in capital                           4,714,058      4,429,304
Retained earnings - substantially restricted        11,433,154     11,312,457
Net unrealized gain on mortgage-backed securities
 and investments available-for-sale                     86,498        130,950
Unearned management recognition and
 retention shares                                     (226,531)             -
Unearned ESOP shares                                  (348,900)      (389,176)
   Total stockholders' equity                       16,930,579     16,733,535

TOTAL                                             $143,043,688   $138,677,722

                                          8


                            THE SHAREHOLDER MEETING
The Meeting

   Each copy of this Proxy Statement mailed to holders of LCS Common Stock is accompanied by a Proxy furnished in connection with the solicitation of proxies by the Board of Directors of LCS for use at the LCS Special Meeting. The LCS Special Meeting is scheduled to be held on _________, 199_, at ____ _.m., at the _______________, ________________________________, ________________,
Illinois. Only holders of record of LCS Common Stock at the close of business on _____________, 199_ (the "LCS Record Date"), are entitled to receive notice of and to vote at the LCS Special Meeting. At the LCS Special Meeting, share-holders will consider and vote upon a proposal to approve the Reorganization Agreement. See "THE MERGER.

HOLDERS OF LCS COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO LCS IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY OR TO VOTE AT THE MEETING OR TO VOTE TO ABSTAIN WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT.

     Any holder of LCS Common Stock who has delivered a Proxy may revoke it at any time before it is voted by attending and voting in person at the LCS Special Meeting or by giving notice of revocation in writing or submitting a signed Proxy bearing a later date to LCS Bancorp, Inc., 501 N. State Street, Litchfield, Illinois 62056, Attention: Corporate Secretary, provided such notice or Proxy is actually received by LCS before the vote of shareholders. The shares of LCS Common Stock represented by properly executed Proxies received at or prior to the LCS Special Meeting and not subsequently revoked will be voted as directed by the shareholders submitting such Proxies. If instructions are not given, Proxies received will be voted FOR approval of the Reorganization Agreement. If necessary, and unless the shares represented by the Proxy were voted against the proposal therein, the proxy holder may also vote in favor of a proposal to adjourn the LCS Special Meeting to permit further solicitation of Proxies in order to obtain sufficient votes to approve the matter being considered at the LCS Special Meeting. Shareholders who do not hold their shares in their own name will need additional documentation from the record holder in order to vote personally at the LCS Special Meeting.

     The cost of soliciting proxies from holders of LCS Common Stock will be borne by LCS. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of LCS (who will receive no additional compensation for doing so). LCS will make arrangements with brokerage firms and other custodians, nominees and fidu-ciaries to send proxy materials to their principals.

  LCS SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY.

Vote Required

    The holders of each share of LCS Common Stock outstanding will be entitled to one vote for each share held of record as of the LCS Record Date. Under the LCS Articles of Incorporation, the affirmative vote of a majority of the votes entitled to be cast by the holders of the LCS Common Stock is required to approve the Reorganization Agreement.

    The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of LCS Common Stock entitled to vote at the LCS Special Meeting is necessary to constitute a quorum at the LCS Special Meeting. Abstentions will be counted, but broker non-votes will not be counted, as shares present for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval. A broker non-vote will occur when a broker who holds shares in street name for a customer does not have the authority to cast a vote on the matter because its customer has not furnished voting instructions on the matter.

    As of the LCS Record Date, there were 107,640 shares of LCS Common Stock outstanding and entitled to vote at the LCS Special Meeting, with each share being entitled to one vote. As of the LCS Record Date, the directors and executive officers of LCS owned a total of 15,215 shares (representing approximately 14.14% of the outstanding shares of LCS Common Stock), and they have agreed to vote their shares in favor of the Reorganization Agreement. In addition, it is anticipated that all 5,175 shares, or 4.81%, held by the Litchfield Community Savings, S.B. Employee Stock Ownership Plan (the "ESOP") will be voted for approval of the Reorganization Agreement. In order for the transactions contemplated by the Reorganization Agreement to be consummated, 53,821 shares of LCS Common Stock must be voted for approval of the Reorganiza-tion Agreement. Assuming that the shares held by directors and executive officers of LCS who have agreed to vote in favor of the Reorganization Agree-ment and by the ESOP are voted to approve the Reorganization Agreement, at least 33,431 additional shares must be affirmatively voted at the LCS Special Meeting to approve the Reorganization Agreement.

                                          9


    In accordance with the provisions of the LCS Certificate of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of LCS Common Stock (the "Limit") are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The LCS Certificate of Incorporation authorizes the Board of Directors (i) to make all determina-tions necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to LCS to enable the Board to implement and apply the Limit.

Recommendation

     For the reasons described herein, the Board of Directors of LCS has adopted the Reorganization Agreement, believes the Merger is in the best interests of LCS and its shareholders and recommends that shareholders of LCS vote FOR approval of the Reorganization Agreement. In making its recommenda-tion, the Board of Directors of LCS considered, among other things, the opinion of RP that the Purchase Price is fair to LCS shareholders from a financial point of view.

     See "THE MERGER - Background and Reasons For the Merger" and
                 - Opinion of Financial Advisor."



                                       10



                                 PROPOSAL I
                                 THE MERGER

    The detailed terms of the Merger are contained in the Reorganization Agreement attached as Annex I to this Proxy Statement. The following dis-cussion describes the more important aspects of the Merger and the terms of the Reorganization Agreement. This description is not complete and is qualified in its entirety by reference to the Reorganization Agreement which is incorporated by reference herein and which LCS shareholders are urged to read carefully.

Background and Reasons for the Merger

    LCS was funded on January 27, 1995, as the result of the completion of the Conversion of Litchfield. In the Conversion, additional capital of $802,000 was raised. The stock is publicly traded on the NASDAQ "Pink Sheet" listing.

    Following the Conversion, the Company earned a 0.39% return on assets for the year ended December 31, 1995. For the first six months of 1996, the annualized return on assets has been 0.33%. The Company, at approximately
$19 million in assets at June 30, 1996, is a very small company in relation to publicly traded companies. Yet, the costs of filing, registrar and trustee fees, and other professional services required of a publicly traded company are still very expensive. In addition, management believed that many additional financial services must be offered by the Bank in order for the Bank to remain competitive in the community.

    In evaluating the future prospects of the Company, the Company's
Board of Directors met on April 30, 1996 and thereupon resolved to determine the highest and best offer for the Company with a view towards possible sale of the Company if an appropriate value could be achieved. To that end the Board of Directors of the Company instructed management to solicit confidential indications of interest for purchase of control of the Company. Between May
2, 1996 and May 20, 1996 management contacted three financial institutions and two private investment groups which the Company's management believed to have a strategic interest in the Company to determine whether they had an interest in acquiring the Company. The Company received preliminary indications of interest from the three financial institutions, including Jacksonville. On June 18, 1996, the Company engaged RP to prepare a Market Value Assessment of the Company to enable management and the Board of Directors to properly evaluate the expressions of interest. After review of the RP Market Value Assessment the Board of Directors of the Company believed that pursuing the proposal received from Jacksonville was in the best interest of the Company.
On July 16, 1996, a representative of Jacksonville attended the Board of Directors meeting of the Company to present and discuss its offer for the acquisition of the Company. At that meeting the Board of Directors authorized management, together with its legal advisors and consultants to negotiate a definitive agreement with Jacksonville. On August 13, 1996 the Board of Directors reviewed with the advice of counsel and RP, the Reorganization Agreement and authorized execution of same.

    The Jacksonville transaction offers the Bank the opportunity to better compete in the community by being able to offer additional services, such as ATM cards and access to the secondary market for fixed rate mortgage loans. This would allow the combined companies to achieve economies of scale in the areas of computer services, legal and supervisory fees, filing fees, as well as many other areas.

    Moreover, the merger with Jacksonville will keep the facility in place in the community, as well as the same staff. While the Board's primary responsibility is to maximize shareholder value, the directors were pleased with Jacksonville's plans to continue to service the Litchfield area and retain the continuity with the present customer base by retaining present employees. The Board and management of Jacksonville feel the Litchfield area shows tremendous potential and wish to expand their services in the area.

         In the opinion of the Board of Directors of LCS, the Merger is in the best interests of the shareholders of LCS, and the Board has unanimously authorized consummation of the Merger, subject to the approval of shareholders and certain other conditions set forth in the Agreement. The terms of the Merger, including the Purchase Price, are the result of arm's length negotiations between the representatives of LCS and Jacksonville.

                                        11

         In approving the Reorganization Agreement, the LCS Board of Directors considered a number of factors including, but not limited to, the Purchase Price to be received by the shareholders of LCS compared to both the book value of LCS and the trading range of LCS Common Stock immediately prior to the announcement of the Merger. The LCS Board of Directors also considered the growth possibilities of LCS relative to asset size and income and the probable future value of LCS, as well as the effect of the Merger on the employees and customers of Litchfield and the compatibility of the business, branches and operations of Litchfield and Jacksonville. In addition, the LCS Board made a review of the business, operations, earnings, financial condition and management of Jacksonville.


Purchase Price and Conversion of Shares

    In arm's length negotiations, LCS and Jacksonville valued LCS Common Stock at $17.75 per share. This value was determined based upon an evaluation of LCS' historical deposits, assets, and earnings growth and potential growth, as well as the book value and recent sales prices for LCS Common Stock. In view of the variety of factors considered, the parties did not find it practicable to assign relative weights to each of these factors. The $17.75 valuation represents a multiple of approximately 1.02 times the fully-diluted book value of LCS Common Stock at June 30, 1996.

    At the Effective Time, Litchfield shall merge with and into Jacksonville and the separate corporate existence of Litchfield shall thereupon cease and Jacksonville shall be the surviving institution and shall continue to be governed by the laws of the State of Illinois. The Articles of Incorporation and By-laws of Jacksonville in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-laws of the surviving institu-tion. The directors of Jacksonville immediately prior to the Effective Time shall be the directors of the surviving institution. At the Effective Time, each issued and outstanding share of LCS Common Stock (other than Dissenting Shares and shares of LCS Common Stock held by LCS in treasury) shall be con-verted into the right to receive the Purchase Price. All such shares of LCS Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and each holder of any certifi-cate(s) evidencing such shares shall cease to have any right with respect to such shares, except for the right to receive, without interest, upon surrender of the certificate(s) therefor representing such shares, the Purchase Price. All shares of LCS Common Stock held by LCS as issued but not outstanding shares shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefore. All shares of common stock of Jacksonville and preferred stock of Jacksonville, if any, that are owned by LCS (other than shares held in an agency or fiduciary capacity) shall become issued but not outstanding shares of Jacksonville.

    At the Effective Time, all rights with respect to the purchase of 10,350 shares of LCS Common Stock issued to directors, executive officers and employ-ees of LCS pursuant to the LCS stock option plan, whether or not then exercis-able, shall be converted into and become at the effective time only the right to receive cash for each share covered by such LCS stock option in an amount equal to the difference between the Purchase Price minus the exercise price of such LCS stock option per share upon surrender by the holder of such LCS stock option of the agreement or certificate evidencing the same. Pursuant to the terms of the LCS stock option plan, the Board of Directors of LCS has made a formal determination that it is not in the best interest of LCS and Jackson-ville for the LCS stock option plan to be assumed by Jacksonville and such stock options shall be terminated at the Effective Time.

   Following the Effective Time, former shareholders of LCS will be mailed a letter of transmittal which will set forth the procedures that should be followed for exchange of LCS Common Stock for the Purchase Price. LCS SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

Opinion of Financial Advisor

    The Board of Directors of LCS retained RP in July 1996 as its financial advisor to assist in evaluating merger opportunities. Upon reaching its decision to pursue the Merger, the Board of Directors requested RP to render its opinion with respect to the Purchase Price from a financial point of view to the Company's shareholders. In requesting RP's advice and opinion, the Board of Directors of LCS did not give any special instructions to, or impose any limitations upon the scope of the investigation which RP might wish to conduct to enable it to give its opinion. RP has delivered to the Company its written opinion dated August 13, 1996, to the effect that, based upon and subject to the matters set forth therein, as of the date thereof, the Purchase Price to be received by the Company's shareholders as described in the Reorganization Agreement, is fair to such shareholders from a financial point of view. In connection with its opinion dated the date of this Proxy Statement, RP also confirmed the appropriateness of its reliance on the analysis used to render its August 13, 1996 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

                                         12

    The full text of the opinion of RP, which sets forth the assumptions made, matters considered and limitations undertaken is attached as Annex II to this Proxy Statement. The Company's shareholders are urged to read the opinion in its entirety.

    THE OPINION OF RP IS DIRECTED TO THE BOARD OF DIRECTORS OF THE COMPANY
IN ITS CONSIDERATION OF THE PURCHASE PRICE AS DESCRIBED IN THE AGREEMENT, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF THE COMPANY
AS TO ANY ACTION THAT SUCH SHAREHOLDER SHOULD TAKE IN CONNECTION WITH THE AGREEMENT, OR OTHERWISE. IT IS FURTHER UNDERSTOOD THAT THE OPINION OF RP
IS BASED ON MARKET CONDITIONS AND OTHER CIRCUMSTANCES EXISTING ON THE DATE
HEREOF.

    RP was selected by the Company to act as its financial advisor because of RP's expertise in the valuation of business and their securities for a variety of purposes including its expertise in connection with mergers and acquisitions of commercial banks, savings banks, savings and loan associations, and bank holding companies. RP has previously acted as financial advisor to the Company in a variety of planning and valuation matters and in connection with inquiries from prospective acquirors. Pursuant to a letter dated July 17, 1996 (the "Engagement Letter"), RP estimates that it will receive from the Company total professional fees of $17,500 plus reimbursement of certain out-of-pocket expenses, for its services in connection with the Merger. In addition, the Company has agreed to indemnify and hold harmless RP, any affiliates of RP and the directors, officers, agents and employees of RP who act for or on behalf of RP from and against any and all losses, claims, damages and liabilities caused by or arising out of any untrue statement of a material fact contained in the information so provided that is required to be stated or necessary to make the statements therein not misleading. Pursuant to its agreement, the Company will not be required to indemnify RP for any losses, claims, damages, and liabilities if RP is determined to be negligent or other-wise at fault, or if RP is determined to have failed to exercise such due diligence and to conduct such independent investigations, as the circumstances indicate; provided, however, that RP will be entitled to indemnification for any such losses, claims, damages and liabilities to the extent that RP reasonably relied upon information furnished by the Company whether or not the Company is determined to have been negligent or otherwise at fault. In addition, if RP is entitled to indemnification from the Company under the agreement and in connection therewith incurs legal expenses in defending any legal action challenging the opinion of RP where RP is not negligent or other-wise at fault or is found by a court of law to be not negligent or otherwise at fault, the Company will indemnify RP for all reasonable expenses.

    As set forth in the opinion, RP relied, without independent verification, on the accuracy and completeness of the information concerning the Company furnished to RP by the Company, as well as publicly-available information regarding other financial institutions and economic data. RP did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of the Company. Moreover, RP expressed no opinion on matters of a legal, accounting or tax nature or the ability of the Merger to be consummated as set forth in the Reorganization Agreement.

    The opinion states that RP reviewed and analyzed the following materials in conjunction with its valuation of the Company and the adequacy of the Purchase
Price: (1) the Reorganization Agreement, dated August 13, 1996, including exhibits; (2) the following information for the Company - (a) audited financial statements for the fiscal years ended December 31, 1993 through 1995, incorpor-ated in Annual Reports to shareholders, shareholder and internal reports, and quarterly reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; (b) the most recent proxy statement, and (c) unaudited internal and regulatory financial reports and analyses prepared by management regarding various aspects of the Company's assets and liabilities, particularly rates, volumes, maturities, market values, trends, credit risk, interest rate risk and liquidity risk of assets, liabilities, off-balance sheet assets, commitments and contingencies, including off-balance sheet tax benefits, of the Company; and (3) for Jacksonville, historical financial information as of December 31, 1993 through 1995. In addition, RP conducted discussions with the Company's management regarding past and current business operations, financial condition, and future prospects.

    The opinion further stated that RP reviewed the limited trading activity for LCS Common Stock, and compared it to similar information for savings insti-tutions with comparable resources, financial condition, earnings, operations and markets as well as for publicly-traded savings institutions with comparable financial condition, earnings, operations and markets. The opinion also stated that RP reviewed the Company's financial, operational and market area characteristics compared to similar information for comparable savings institu-tions, evaluated the potential for growth and profitability for LCS in its market, specifically regarding competition by other banks, savings institu-tions, mortgage banking companies and other financial services companies, economic projections in the local market area, and the impact of the regula-tory, legislative and economic environments on operations and the public per-ception of the savings institution and banking industries. The results of these analyses and the other factors considered were evaluated as a whole, with the aggregate results indicating a range of financial parameters utilized to assess the amount of the Purchase Price.

                                         13

    In connection with rendering its opinion, dated August 13, 1996 and updated as of ______________, 1996, RP performed a variety of analyses, which are summarized below. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. RP stated that its analyses must be considered as a whole and that selecting portions of such analyses and of the factors considered by RP without considering all such analyses and factors could create an incomplete view of the process underlying RP's opinion. In its analyses, RP made numerous assumptions with respect to industry performance, business and economic conditions, applicable laws and regulations, and other matters, many of which are beyond the control of the Company. Any estimates contained in RP's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. No company or transaction utilized in RP's analyses was identical to LCS, Jacksonville or the Merger. None of the analyses performed by RP was assigned a greater significant by RP than any other.

    The following is a summary of the material financial analyses performed by RP in connection with providing its opinion as of August 13, 1996

    Transaction Summary. RP summarized the terms of the Merger, including the conversion of each share of LCS Common Stock into the right to receive $17.75 in cash. RP also summarized the treatment of stock options, and the termina-tion provisions. RP also summarized the pricing ratios indicated by the Purchase Price relative to the Company's assets, book value, and earnings.

    Control Premium Analysis. RP conducted an anlysis comparing the pricing ratios indicated by the Purchase Price to the average pricing ratios indicated for publicly-traded savings banks and savings bank holding companies operating in the State of Illinois. Pricing ratios for the Company measured the Purchase Price in relation to the Company's financial measures of book value, earnings and assets. Pricing ratios for the State of Illinois measured the average trading price of twenty-five (25) publicly-traded institutions. The pricing ratios indicated by the Purchase Price represented a premium of 6.3 percent, 91.9 percent, and a discount of 11.7 percent, respectively, relative to the State of Illinois average pricing ratios of price-to-tangible book value, price-to-earnings multiples, and price-to-assets multiples.

    Comparable Transactions Analysis. RP conducted an evaluation of the finan-cial terms, financial and operating condition and market area of other recent business combinations among comparable savings institutions both pending and completed. In conjunction with its analysis, RP considered the multiples of book value, earnings and assets implied by the terms in such completed and pending comparable transactions involving selected companies considered comparable to LCS in terms of geographic markets served and financial measures (the "Comparable Transactions"). RP considered the pricing ratios indicated by the Purchase Price relative to reported financial results of LCS and adjusted financial results of LCS estimated through December 31, 1996. The average and median price-to-book value ratios indicated by the Comparable Transactions were 139% and 142%, respectively, versus a price-to-book value ratio of approximate-ly 102% indicated by the Purchase Price based on reported financials and approximately 105% based on adjusted financials through December 31, 1996. The average and median price-to-earnings multiples indicated by the Comparable Transactions were 28.93 times and 26.29 times, respectively versus price-to-earnings multiple of approximately 35.14 times estimated core earnings indicated by the Purchase Price based on reported financials and approximately
30.27 times based on adjusted financials through December 31, 1996. The average and median price-to-assets ratios indicated by the Comparable Trans-actions were 17.35% and 19.30%, respectively, versus a price-to-assets ratio of approximately 11.13% indicated by the Purchase Price based on reported finan-cials and approximately 11.16% based on adjusted financials through December 31, 1996.

     Discounted Cash Flow Analysis. RP prepared several discounted cash flow analyses, all of which incorporated a five year financial projection and cash flow analysis to shareholders. The discounted cash flow analyses incorporated several specific factors regarding the operating environment of the Company, including growth prospects in the local market, the level of competition from other financial institutions, regulatory burdens faced by the Company, the liquidity and distribution of the LCS Common Stock and the specific asset and liability structures and future earning expectations for the Company under the current business plan. The projections of future cash flows to share-holders included the payment of no cash dividends during interim years and the receipt of consideration at the end of five years, assuming at that time that the Company determined to pursue a merger transaction and successfully nego-tiated a merger price for its shareholders that reflected a control premium ("sale-of-control price"). The cash flow represented by the sale-of-control price was discounted to present value using a range of risk-adjusted discount rates ranging from 10% to 14%, and was utilized as a basis for evaluating the adequacy of the Purchase Price. The projections of future cash flows assumed payment of no cash dividends, asset growth of 0% annually, return on average assets increasing to approximately 0.43% of average assets and realization of a sale-of-control price at the end of five years of operations. The low end valuation conclusion for each discount rate scenario was based on a sale-of-control price assumed at year 5 calculated as 1.0 times projected fully diluted book value per share, an assumption considered the most realistic in relation to current acquisition prices and the Company's market area, asset size and operations. The high end valuation conclusion for each

                                       14

discount rate scenario was based on a sale-of-control price assumed at year
5 calculated as 1.4 times projected fully diluted book value per share, an assumption considered optimistic in relation to current acquisition prices and historical prices. Assuming a discount rate of 14%, the discounted cash flow analyses suggested a purchase price ranging from $10.40 to $14.35 per share. Assuming a discount rate of 12%, the discounted cash flow analyses suggested a purchase price ranging from $11.37 to $15.68 per share. Assuming a discount rate of 10%, the discounted cash flow analyses suggested a purchase price ranging from $12.44 to $17.15 per share.

    The results of RP's analyses and the other factors considered were evalu-ated as a whole, with the aggregate results indicating a range of financial parameters utilized to assess the adequacy of the Purchase Price. On the basis of these analyses, RP concluded that the Purchase Price to be received by the LCS shareholders as described in the Reorganization Agreement, is fair to such shareholders from a financial point of view.

    As described above, RP's opinion and presentation to the Board of Directors of LCS was one of many factors taken into consideration by the Company's Board in making its determination to approve the Reorganization Agreement. Although the foregoing summary describes the material components of the analyses presented by RP to the Company's Board, it does not purport to be a complete description of all the analyses performed by RP and is qualified by reference to the written opinion of RP set forth as Annex II hereto, which the LCS shareholders are urged to read in its entirety.

Effective Time

    The Merger shall become effective when the Certificate of Merger has been issued by the OBRE and has been recorded in the counties in which either Jacksonville or LCS has an office (the "Effective Time"). Assuming satisfaction of all conditions to consummation of the Merger, the Merger is expected to become effective during the first quarter of 1997. Either LCS or Jacksonville may terminate the Agreement if the Merger has not been consummated by June 30, 1997 . See "THE MERGER - Conditions to Consummation of the Merger
- Waiver and Amendment; Termination.

    Until the Effective Time occurs, LCS shareholders will generally retain their rights as shareholders to vote on matters submitted to them by the LCS Board of Directors.


Business of LCS Pending the Merger

    LCS has agreed that until the Effective Time, LCS, except as expressly permitted in the Agreement or to the extent that Jacksonville shall otherwise consent in writing: (a) shall carry on its business in the ordinary course in accordance with past business practices; (b) use its best efforts to preserve intact its business organization and assets, maintain its rights and fran-chises, retain the services of its officers and employees and maintain its relationship with its customers; (c) maintain its corporate existence and good standing and file all required regulatory reports; (d) use its best efforts to maintain and keep its properties in good repair and condition, except for ordinary wear and tear; (e) use its best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that in existence as of the date of the Reorganization Agreement; (f) perform all obligations required to be performed by LCS under all material contracts, leases, and documents relating to or effecting LCS' assets, properties, and business; (g) use its best efforts to comply with and perform in all material respects all obligations and duties imposed upon LCS by all applicable laws and regulations; and (h) furnish Jacksonville with copies of all of LCS' financial and regulatory reports subsequent to the date of the Reorganization Agreement. LCS has also agreed that until the Effective Time, it shall not, without the prior written consent of Jacksonville, do any of the following: (a) incur any liabilities or material obligations (in an aggregate amount not exceeding $5,000), except in the ordinary course of business consistent with prudent business practices; (b) grant any bonus or material increase in compensation to its directors or grant any bonus or any increase in compensation to its officers and employees, or effect any change in retirement benefits to any class of employees or officers that would increase its retirement benefit liabilities, or adopt, enter into, amend or modify any LCS benefit plan, or enter into any employment, severance or similar agreements or arrangements with any director or officer; (c) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock;
(d) redeem, purchase or otherwise acquire any shares of its capital stock, or merge with or into any other corporation, savings institution or bank (unless the fiduciary duties of LCS' Board of Directors requires it to do so), or purchase any assets, or shares of any class of stock, of any corporation, savings institution, bank or other business, or liquidate, sell, dispose of, or encumber any of its assets or acquire any assets, other than in the ordinary course of business consistent with past practices, or split, combine or reclassify any of its capital stock; (e) issue, deliver, award, grant or sell any shares of its capital stock of any class or any debt instrument having a right to vote or any securities convertible into any such shares or voting debt or convertible securities; (f) initiate, solicit or encourage any inquiries or the making of any proposal to acquire the entire equity interest in LCS or substantially all of its assets; (g) propose to amend or amend its Articles of Incorporation or Bylaws, except such amendments as may be required to consummate the transactions contemplated by the Reorganization Agreement;
(h) enter into an agreement in principal with respect to any acquisition of a

                                         15

material amount of assets or securities or release or relinquishment of any material contract rights not in the ordinary course of business; (i) except in its fiduciary capacity, purchase any shares of capital stock of Jacksonville;
(j) change any of its methods of accounting or tax reporting in effect at December 31, 1995 except as may be required by law or generally accepted accounting principles; (k) wilfully take any action which would or is reasonably likely to (i) adversely effect the ability of Jacksonville or LCS to obtain any necessary approvals of governmental authorities required for the transactions contemplated by the Reorganization Agreement; (ii) adversely effect LCS' ability to perform its covenants and agreements under the Reorganization Agreement; or (iii) result in any of the conditions to the Merger not being satisfied; (l) change in any material respect the lending, investment, deposit, asset and liability management and other material policies concerning the business of LCS, unless required by law or regulation; (m) file any applications or make any contract with respect to branching by LCS; (n) form any new subsidiary or enter into or invest in partnership, joint venture or other business enterprise; (o) purchase any debt securities or derivative securities; (p) purchase any equity securities other than Federal Home Loan Bank Stock; (q) discharge or satisfy any lien or encumbrance or pay any material obligation or liability other than at scheduled maturity or in the ordinary course of business; (r) sell of otherwise dispose of any loan, mortgage backed security or investment security except in the ordinary course of business consistent with prudent banking practices and policies; (s) modify or restructure the terms of any loans except in the ordinary course of business consistent with prudent banking practices;
(t) make any capital expenditures in excess of $5,000 individually or $15,000 in the aggregate, other than pursuant to binding commitments existing on the date of the Reorganization Agreement and other than expenditures necessary to maintain existing assets in good repair; (u) change its method of accounting in effect prior to the Effective Time, except as required by changes in laws or regulations or generally accepted accounting principles; (v) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity; (w) grant or agree to pay any bonus, severance or termination payment to any of its directors, officers or employees except as may be required pursuant to legally binding commitments in effect on the date of the Reorganization Agreement; (x) enter into or, except as may be required by law, modify any employee benefit plan or arrangement in respect of any of the directors, officers or employees of LCS, or make any annual additions to LCS' Employee Stock Ownership Plan in excess of those amounts permitted pursuant to the Internal Revenue Code or make any annual additions to any other defined contribution or defined benefit plan not in the ordinary course of business and consistent with past practices and policies; or (y) agree in writing or otherwise to do any of the foregoing. LCS shall also use its best efforts to keep Jacksonville fully informed concerning all trends and develop-ments of which LCS becomes aware that may have a material effect upon the business, any properties or condition (either financial or otherwise) of LCS.

    In addition to the foregoing, LCS and Litchfield have agreed that Litchfield, at the request of Jacksonville and no earlier than five (5) days prior to the Effective Time shall (a) establish and take such reserves and accruals as Jacksonville shall reasonably request to conform, on a mutually satisfactory basis, Litchfield's loan, real estate, accrual and reserve policies to Jacksonville's policies and (b) establish and take such accruals, reserves and charges in order to implement such policies and respective severance costs, right-off or right-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses incurred in connection with the Merger, provided, however, that Litchfield shall not be obligated to take any such action unless and until (i) Jacksonville specifies its request in writing delivered to LCS, and acknowledges that all conditions to the obligations of Jacksonville to consummate the Merger have been waived (if available) or satisfied and
(ii) LCS acknowledges that the conditions to its obligation to consummate the Company Merger have been waived (if available) or satisfied. LCS shall not be required to take any such action that is not consistent with generally accepted accounting principles, as determined by LCS' independent auditors, or any requirement applicable to LCS or Litchfield by any bank holding company, or bank regulatory agency.

Conditions to Consummation of the Merger

    Consummation of the Merger is conditioned upon the approval thereof by the holders of a majority of the outstanding LCS Common Stock entitled to vote at the LCS Special Meeting. The Merger must be approved by the OBRE and the FDIC, which approvals have been applied for and are expected to be received. In addition, Jacksonville will have a meeting of shareholders to vote on the Plan of Merger.

    There can be no assurance that such regulatory approvals will be obtained or as to the timing of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement and described below.

    Jacksonville and LCS are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought.

                                         16

    The obligations of Jacksonville, Litchfield and LCS to consummate the Merger are further conditioned upon, among other things: (i) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction nor any other legal restraint or prohi-bition preventing the consummation of the Merger shall be in effect nor shall any proceedings by any person or governmental entity seeking any of the fore-going be pending or overtly threatened; (ii) the accuracy of certain representations and warranties contained in the Agreement; (iii) the performance of all covenants and agreements contained in the Agreement;
(iv) the receipt of opinions of counsel with respect to certain legal matters, including the organization and good standing of Jacksonville, Litchfield and LCS, the due authorization of the Agreement by Jacksonville, Litchfield and LCS and the enforceability of the Agreement; (v) receipt of a supplement to the RP Opinion dated as of the closing date to the effect that the Purchase Price is fair from a financial point of view to the shareholders of LCS; and (vi) receipt of all governmental approvals, which approvals shall be in full force and effect at the Effective Time.

    It is anticipated that the foregoing conditions will be satisfied, but LCS and Jacksonville may waive any condition to the consummation of the Merger except requisite approvals of LCS shareholders and regulatory authorities.
The Board of Directors of LCS will not, however, waive any condition or agree to any amendment to the Agreement which, in the opinion of the Board of Directors, will have any material adverse effect on the shareholders of LCS.

    Except as otherwise provided in the Reorganization Agreement, all expenses incurred by Jacksonville and LCS in connection with or related to the authorization, preparation and execution of the Reorganization Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated thereby are to be borne solely and entirely by the party that has incurred the same. Jacksonville has agreed that as of the Closing Date, it shall assume and pay the unpaid reasonable expenses of LCS accrued in connection with the Company Merger.

    LCS has agreed to pay Jacksonville a fee equal to $200,000 upon the occurrence of any of the following events on or before June 30, 1997: (a) if LCS' Board recommends a proposal other than as set forth in the Reorganization Agreement; or (b) if LCS' Board withdraws, or modifies its recommendation of approval of the Reorganization Agreement, after receipt of a different proposal from another party; or (c) if LCS' shareholders do not approve the Reorganization Agreement after a different proposal from a third party is made; or (d) if LCS enters into an agreement to be acquired by any party other than Jacksonville.

    Jacksonville has agreed to pay LCS a fee equal to $200,000 upon the occurrence of any of the following events on or before June 30, 1997: (a) if Jacksonville's Board does not recommend that its shareholders approve the Plan of Merger; or (b) if Jacksonville enters into an agreement with another party and as a result refuses to the transactions set forth in the Reorganization Agreement.

Waiver and Amendment; Termination

    Waiver and Amendment. Prior to the Closing Date (as defined in the Reorganization Agreement) Jacksonville or LCS, by action taken by their respective Boards of Directors, may waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in the Reorganization Agreement or agree to the amendment or modification of the Reorganization Agreement by an agreement in writing; provided, however, that after the favorable vote by the shareholders of LCS any such action shall be taken only if, in the opinion of LCS' or Jacksonville's Board of Directors, such waiver, amendment or modification will not have a material adverse effect on the benefit intended under the Reorganization Agreement for the shareholders of LCS or Jacksonville and will not require resolicitation of any proxies from such shareholders.

    Termination. The Reorganization Agreement may be terminated prior to the Effective Date, either before or after approval by LCS shareholders, under the circumstances specified therein, including (i) by mutual written consent of the Boards of Directors of Jacksonville and LCS; (ii) by written notice from Jacksonville to LCS if certain conditions set forth in the Reorganization Agreement shall have become impossible to substantially satisfy and have not been waived by LCS, or if any warranty or representation of LCS shall be discovered to be or to have become untrue in any material respect, or LCS shall have materially breached one or more provisions in the Reorganization Agree-ment; (iii) by written notice from LCS to Jacksonville if certain conditions set forth in the Reorganization Agreement have not been substantially satisfied or have not been waived by Jacksonville, or if any warranty or representation of Jacksonville shall be discovered to be or to have become untrue in any material respect, or Jacksonville shall have materially breached one or more provisions of the Reorganization Agreement; (iv) by either Jacksonville or LCS after June 30, 1997 , if the Merger has not been consummated; and (v) by either Jacksonville or LCS if the approval of the shareholders of LCS required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders, or at any adjournment thereof.

                                         17

    In the event that the Reorganization Agreement or the transactions contemplated thereby are terminated by either party as a result of a willful breach by the other party, such other party shall promptly pay all reasonable expenses of the non-breaching party. Such expenses shall include all reasonable out-of-pocket expenses, including all fees and expenses of counsel, accountants, investment bankers, experts and consultants incurred by the non-breaching party. In addition, Jacksonville has agreed, in such event, to reimburse LCS for any losses incurred by LCS in the disposition of any assets of LCS as directed by Jacksonville pursuant to the Reorganization Agreement.


Interests of Certain Persons in the Merger

    General. Certain directors, officers and employees of LCS have interests in the Merger in addition to their interests as shareholders of LCS generally. These include, among other things, provisions in the Reorganization Agreement relating to eligibility for certain LCS employee benefits and provisions in other agreements between LCS and certain of LCS' directors, officers or employees relating to employment terms, stock options and change-in-control payments. Specifically the Chief Executive Officer of LCS has an agreement entitling her to certain payments if she ceases to be employed by LCS or its successor after a "change in control" of LCS, such as the Merger. In addition, the directors, officers and employees of LCS hold options to acquire shares of LCS Common Stock. The Reorganization Agreement specifies that all such options, whether or not exercisable, shall be converted into and become at the Effective Time the right to receive cash for each share covered by such stock option in an amount equal to the difference between the Purchase Price minus the exercise price of the stock option per share upon surrender by the holder of such stock option of the agreement or certificate evidencing the same. Further, the Board of Directors of LCS has made a determination that it is not in the best inter-est of LCS or Jacksonville for the LCS stock options to be assumed by Jackson-ville and that such LCS stock options shall be terminated at the Effective Time.

    Employees. Under the terms of the Reorganization Agreement Jacksonville has agreed to offer continued employment to all full-time employees of LCS as of the Effective Time. The employees of LCS who continue employment with Jacksonville on or after the Effective Time shall be eligible to participate in such employee benefit plans as may be in effect generally for employees of Jacksonville from time to time. To the extent permissible under such employee benefit plans, employees of LCS shall be entitled to participate in such employee benefit plans on the same basis as new employees of Jacksonville and shall be given credit for their prior years of service with LCS for the purposes of determining eligibility and vesting under such employee benefit plans.

    At the request of Jacksonville, LCS shall cause its 401(k) Plan to be terminated immediately prior to the Effective Time with the accounts of participants becoming fully-vested and with the participants receiving the right to roll-over their account balances to an individual retirement account and/or Jacksonville's 401(k) Plan.

    Employment Agreement With Chief Executive Officer. Effective May 1, 1994 the Bank entered into a 3-year employment agreement with the President and Chief Executive Officer of the Company and the Bank, Carol J. Radtke. The agreement may be extended annually by action of the Board of Directors for an additional year, and the Board of Directors has taken action to extend the agreement to April 30, 1999. Under the terms of said agreement, Ms. Radtke is presently being paid an annual salary of $63,375, as well as certain other benefits in addition to those available to bank employees generally. The employment agreement provides for severance payment and other benefits in the event of voluntary termination of employment in connection with any change in control of LCS. Severance payments would also be provided on a similar basis in connection with involuntary termination of employment where, subsequent to a change in control, Ms. Radtke is assigned to duties inconsistent with her position, duties, responsibilities and status immediately prior to such change in control. The term "Change in Control" is defined in the agreement as, among other things, any time during the period of employment when a change of control is deemed to have occurred under regulations of the OBRE or FDIC or a change in the composition of more than a majority of the Board of Directors of the Company occurs. The Merger would constitute a Change in Control, thereby triggering the Change in Control provision of Ms. Radtke's employment agree-ment. Under such provision, the severance payment due Ms. Radtke, should her employment be terminated either involuntarily or voluntarily pursuant to the terms of the agreement, would equal 2.99 times her "Base Amount" as defined in
Section 280 G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). This severance payment would amount to approximately $189,491, and be payable to her within five (5) business days following such termination of employment.

                                         18

     Pursuant to the Reorganization Agreement, however, Ms. Radtke has been offered, and, upon completion of the Merger she intends to accept, the position of Vice President of Jacksonville, which is considered a senior officer position. It is anticipated that Jacksonville and Ms. Radtke will enter into a three year employment agreement in consideration of Ms. Radtke foregoing her right to the aforementioned payments under her existing employment agreement with LCS. The Jacksonville employment agreement shall provide for a three year term at an initial salary equal to Ms. Radtke's current salary and with bene-fits comparable to those she is presently receiving from Litchfield as well as all benefits accorded to persons at the level of Vice President of Jacksonville. Among the benefits accorded to senior officers of Jacksonville is a deferred compensation plan in which Ms. Radtke shall participate.

    LCS Bancorp, Inc. Stock Option Plan. Pursuant to the LCS Bancorp, Inc. Stock Option Plan, the directors, officers and employees of LCS have been granted stock options to purchase an aggregate of 10,350 shares of LCS Common Stock, all of which options will become immediately exercisable by reason of the Merger. Each holder of an option pursuant to the stock option plan out-standing at the date of the Reorganization Agreement and remaining outstanding at the Effective Time shall receive, as of the Effective Time, a cash payment in an amount equal to the Purchase Price less the exercise price of each such option. Such cash payments shall result in the cancellation of all such options. Each director of LCS, other than Ms. Radtke, currently hold unexer-cised options to acquire 1,267 shares of the LCS Common Stock; Ms. Radtke currently holds unexercised options to acquire 3,090 shares of the LCS Common Stock; and other non-executive employees of Litchfield currently hold unexercised options to acquire 925 shares of LCS Common Stock. Assuming such options are held to the Effective Time, the directors, other than Ms. Radtke, will each receive $7,052; Ms. Radtke will receive $19,848; and the non-executive employees of Litchfield will receive $5,194 collectively.

    LCS Bancorp, Inc. Management Recognition and Development Plan. Pursuant to LCS Bancorp, Inc. Management Recognition and Development Plan, awards of shares of LCS Common Stock were made to directors, officers and employees of LCS. Pursuant to the terms of such plan, such shares are restricted and may not be sold until they vest; shares vest from 3 years to 10 years depending upon the terms of the grant. However, in accordance with the terms of such plan, shares granted pursuant to such plan immediately vest and are required to be distributed following the occurrence of a change in control such as the Merger. Accordingly, Ms. Radtke will receive a distribution of 1,075 shares and each of the other directors of LCS will receive a distribution of 465 shares. The other employees of LCS will receive, in the aggregate, a distribution of 740 shares. Each such share will be converted into a right to receive the Purchase Price as a result of the Merger.

    Employee Stock Ownership Plan. The Reorganization Agreement provides that Jacksonville will cooperate with LCS to maximize the allocation of the Purchase Price applicable to unallocated shares to the existing participants of the LCS Employee Stock Ownership Plan (ESOP) in a manner consistent with ERISA, the Code and applicable law. In this regard, the Reorganization Agreement provides that the ESOP may be terminated at or prior to the Effective Time. LCS shall thereupon promptly apply to the Internal Revenue Service for a favorable determination letter on the LCS ESOP's termination. Any and all distributions from the ESOP after its termination shall be made consistent with the determination letter of termination issued by the Internal Revenue Service relating to the termination and the allocation of any excess amounts in LCS' ESOP suspense account after repayment of any outstanding ESOP loan.

    The Board of Directors. At the Closing Date Jacksonville shall cause its directors' and officers' liability insurance carrier to include the directors and officers of LCS under the Jacksonville Directors' and Officers' Liability Policy and to pay any deductible required to be paid thereunder.

    Jacksonville has also agreed that the directors of LCS as of the Effective Time will be appointed to an Advisory Board for a term of at least 6 months. Each member of the Advisory Board shall receive a monthly retainer of $200 subject to regulatory approval.

Certain Federal Income Tax Considerations

    The Merger will be a taxable transaction to shareholders of LCS. For shareholders who hold stock in LCS for investment purposes, the receipt of the Purchase Price (or the consideration received upon the exercise of dissenters' rights) will be treated as gross proceeds from the sale of a capital asset. If the stock in LCS has been held for more than one year (as of the date of the Merger), then the gain or loss will be treated as long-term capital gains or losses. Assuming the Merger occurs as planned, the income will be recognized for tax purposes in 1997, when the Merger occurs and the shareholders must tender their stock. Each shareholder is urged to consult with his or her own financial advisor regarding tax issues not covered in this general discussion.

                                         19

                               DISSENTERS' RIGHTS

    Pursuant to Delaware General Corporation Law Section 262 ("Section "262"), a copy of which is attached to this Proxy Statement as Annex III, a shareholder of the Company may dissent from the proposed corporate action to approve the Reorganization Agreement and receive the right to an appraisal of such shareholder's shares.

    If the Merger is consummated, dissenting shareholders (defined below) of the Company will have the right, if they strictly comply with the provisions of Section 262, to have the fair value of their shares judicially determined and paid to them ("appraisal rights"). Any shareholder of the Company intending to enforce his appraisal rights under Section 262 must object in writing to the adoption of the Reorganization Agreement prior to the LCS Special Meeting, or at the LCS Special Meeting but before the vote on the Reorganization Agreement, by filing with the Secretary of the Company a written objection to the Merger ("a notice of election to dissent"), identifying him-

                                          20


self and stating that he intends thereby to demand appraisal of his shares. A vote against, or a direction in a proxy to vote against, the Reorganization Agreement will not in itself constitute a notice of election to dissent, and will not preserve the shareholder's appraisal rights. If the Reorganization Agreement is approved and adopted at the LCS Special Meeting, Jacksonville must give written notice not later than ten days after the Effective Time that the Merger has become effective to each shareholder who has timely filed a notice of election to dissent and who has not voted in favor of the Reorganization Agreement (a "dissenting shareholder"). A shareholder's vote in favor of the Reorganization Agreement will waive his appraisal rights. However, a shareholder's failure to vote against the Reorganization Agreement will not in itself be a waiver of his appraisal rights if he has filed a timely notice of election to dissent.

    A notice of election to dissent may be withdrawn by a dissenting share-holder at any time within 60 days after the Effective Time. Upon such with-drawal, the dissenting shareholder will be entitled to receive the same consid-eration received by the other Company shareholders. If (i) a dissenting share-holder timely withdraws his notice of election to dissent, (ii) Company share-holders do not approve the Reorganization Agreement, (iii) a court of competent jurisdiction determines that the dissenting shareholder is not entitled to payment for his shares, (iv) no petition for an appraisal is filed within the time period discussed below, or (v) a dissenting shareholder otherwise loses his appraisal rights, then such shareholder will be reinstated to any rights other Company shareholders then have.

    Upon consummation of the Merger, each dissenting shareholder will cease to have any rights of a shareholder except the right to be paid the fair value of his shares and the right to receive payments of dividends or other distributions, if any, payable to shareholders of record prior to the Effective Time and any other rights under Section 262.

    Within 120 days after the Effective Time a dissenting shareholder who has perfected his appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of all dissenting shareholders. Upon the filing of any such petition by a shareholder, service of a copy of such petition shall be made upon Jacksonville. In addition, such dissenting shareholder is entitled, during such time period, to request from Jacksonville a statement as to the number of dissenting shareholders from whom the Company has received a demand for appraisal and the number of shares of Common Stock held by such stockholders. Jacksonville must furnish the state-ment within ten days after receipt of the request therefor. Jacksonville must, within 20 days after the filing with the Court of Chancery described above, file with the Register in Chancery a verified list of the names and addresses of all dissenting shareholders. The Court may then order that all of the individuals on that list be notified of the time and place of the hearing on the petition.

    At the hearing on the petition, the Court will determine the shareholders who have complied with Section 262 and have become entitled to appraisal rights and will determine the value of shares of Common Stock based on all relevant factors, exclusive of any element of value attributable to the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The Court may require all dissenting shareholders to submit their certificates for Common Stock to the Register in Chancery for notation as to the pendency of the appraisal pro-ceeding with respect to such shares. If any dissenting shareholder fails to submit his certificates, the Court may dismiss the proceedings as to such shareholder.

    Upon conclusion of the proceeding, the Court will direct Jacksonville to pay the fair value of the shares, together with interest, if any, to the share-holders entitled thereto, upon surrender of the certificates representing their shares. The costs of the proceeding may be determined by the Court and divided among the parties as the Court deems equitable.

    The procedures outlined above are set forth in Section 262, attached hereto as Annex II. Upon compliance with the requirement of such Section, a dis-senting shareholder will be entitled to receive payment of the fair value of his shares in accordance with the procedures and subject to the conditions set forth therein.

                                         20

    Shareholders wishing to exercise their appraisal rights should consult their own counsel.

    The foregoing is only a summary of the material provisions of Delaware law relating to appraisal rights and should not be considered to be a comprehensive legal description. The statements in this Proxy Statement with respect to the terms of Section 262 are qualified in their entirety by reference to the copy of Section 262, attached hereto as Annex III, setting forth a complete descrip-tion of the rights and obligations of the Company and of any shareholder who desires to exercise appraisal rights.

                                        21


                         OWNERSHIP OF EQUITY SECURITIES

    Persons and groups owning in excess of 5% of the Common Stock are required to file certain reports regarding such ownership with the Company and with the Securities and Exchange Commission, in accordance with the Securities Exchange Act of 1934 (the "Exchange Act").

    The following table sets forth, as of _________, 1996, the shares of LCS Common Stock beneficially owned by directors of LCS individually, by all executive officers and directors of LCS as a group and by each person who was the beneficial owner of more than 5% of the LCS Common Stock as of __________, 1996.



   Name and                       Amount and Nature              Percent of
  Address of                       of Beneficial                Outstanding (a)

Wayne P. Brauer                       2,051                        1.91%

Carol J. Radtke(b)(c)                 2,497                        2.32%

Olind McPherson                       2,051                        1.91%

Herman Helgen                         2,051                        1.91%

Howard Hartke                         3,651                        3.39%

Robert Parrish                        2,301                        2.14%

All Officers and Directors
as a Group (9 persons)(c)            15,215                       14.14%



(a) The total number of shares of Common Stock outstanding on ___________, 1996 was 107,640.

(b)  Includes shares held as custodian under Illinois Gifts To Minors Act.

(c) Includes allocated ESOP shares totalling 517 shares, including 239 shares for Ms. Radtke.


                                        21

                     MARKET PRICE AND DIVIDEND INFORMATION

     The following table represents the estimated market price of LCS Common Stock reflecting the high and low sale prices for LCS Common Stock by quarter. LCS Common Stock trades over-the-counter through the National Daily Quotation System "Pink Sheet" published by the National Quotation Bureau, Inc. LCS has not paid any cash dividends since the Conversion. On June 30, 1996, there were approximately 159 holders of LCS Common Stock.


1995                                                  High              Low

Initial Offering Price at Conversion                  10.00            10.00
First Quarter Ended March 31, 1995                    11.00            10.00
Second Quarter Ended June 30, 1995                    16.50            16.00
Third Quarter Ended September 30, 1995                15.00            15.00
Fourth Quarter Ended December 31, 1995                  N/A            N/A



1996

First Quarter Ended March 31, 1996                    20.50            20.50
Second Quarter Ended June 30, 1996                    18.00            18.00


Since the Conversion, there has been very little trading activity in the LCS Common Stock. During 1996 there have been only two trades involving a total of 2,010 shares; one of those trades involved a donation of shares to a charity for auction at a fund-raising event. The last reported sale of LCS Common Stock prior to the announcement of the Company's entering into the Reorganiza-tion Agreement occurred on May 24, 1996 and involved 2,000 shares sold at a reported price of $18.00 per share. Because of the very limited activity in the LCS Common Stock, the above trading range reflects management's best estimated as to the trading range of the LCS Common Stock.


                                  PROPOSAL II
                         ADJOURNMENT OF SPECIAL MEETING

     If, at the time of the LCS Special Meeting, there are not sufficient votes to approve the adoption of the Reorganization Agreement, such proposal cannot be approved unless the LCS Special Meeting is adjourned to permit further solicitation of proxies. In order to allow proxies that have been received by LCS at the time of the LCS Special Meeting to be voted for such adjournment if necessary, LCS is submitting the question of adjournment under such circumstances to its shareholders as a separate matter for their consideration. A majority of the shares represented and voting at the LCS Special Meeting is required in order to approve any such adjournment. The Board of Directors of LCS recommends that shareholders vote their proxies in favor of such adjourn-ment so that their proxies may be used for such purposes if it should become necessary. Properly executed proxies will be voted in favor of any such adjournment unless otherwise indicated thereon. If it is necessary to adjourn the LCS Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the LCS Special Meeting.

                                          22


                                SELECTED FINANCIAL DATA

     The following table sets forth certain selected financial data for LCS for each of the years ended December 31, 1993 through 1995, and the six months ended September 30, 1996 and September 30, 1995. This information should be read in conjunction with the LCS Audited Financial Statements, including the respective notes thereto, and the LCS Interim Financial Statements (unaudited) included elsewhere herein.

                                                  Twelve Months Ended           Nine Months Ended
                                               12/31/93  12/31/94  12/31/95   06/30/95   06/30/96
                                                                  (in Thousands)

STATEMENT OF FINANCIAL CONDITION DATA:
 Total Assets ...............................    20,569    19,707    19,181      19,992     18,820
 Loans Receivable, Net ......................     6,618     6,846     8,277       7,708      8,529
 Mortgage Backed Securities .................     2,303     1,764     1,628       1,751      1,501
 Investment Securities (including FHLB Stock)     7,439     7,554     6,417       7,069      6,094
 Other Interest-Earning Deposits ............     3,695     2,785     2,367       2,866      2,133
 Deposits ...................................    19,245    18,755    17,068      17,982     16,738
 Total Borrowings ...........................         0         0         0           0          0
 Stockholders' Equity .......................     1,164       835     1,949       1,852      1,941


SELECTED OPERATIONS DATA:
 Total interest income .....................      1,392     1,269     1,366         676        661
 Total interest expense ....................      1,105       915       896         446        427
 Net interest income .......................        287       354       470         230        234
 Provision for loan losses .................        (15)       (1)        2           6          0
 Net interest income after provision for loan
   losses ..................................        302       355       468         224        234
 Fees and service charges ..................         14        11        17           8          8
 Gain (Loss on sales of investment securities
  & interest-bearing deposits ..............         77        (4)        0           0          2
 Gain (Loss) on sale of real estate owned ..          0         0         0           0          0
 Gain (Loss) on disposal of fixed assets ...          0         0         0           0          0
 Other non-interest income .................          1         1         1           0          0
 Total non-interest income .................         92         8        18           8         10
 Total non-interest expense ................        360       348       374         185        206
 Income tax expense ........................          3         3        36           7          7
 Net income ................................         31        12        76          40         31

KEY FINANCIAL RATIOS:
Return on average assets ...................       0.15%     0.006%    0.39%       0.40%      0.33%
Return on average equity ...................       2.84%     1.21%     4.52%       4.34%      3.19%
Average equity to average assets ...........       5.20%     4.94%     8.64%       7.89%     10.29%
Dividend payout ratio ......................        N/A       N/A      0.00%       0.00%      0.00%
Net interest margin ........................       1.40%     1.82%     2.46%       2.37%      2.55%
Non-interest expense to average assets .....       1.72%     1.74%     1.92%       1.88%      2.18%

                                                     23


                     MANAGEMENT'S DISCUSSION AND ANALYSIS

General

     Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the Financial Statements, the accompanying Notes to Financial Statements and the other sections contained in this Proxy Statement.


Financial Condition

     Assets. Total assets decreased $526,000 or 2.7% to $19,181,000 on December 31, 1995 from $19,707,000 on December 31, 1994. The decrease primarily resulted from a $1,769,000 decrease in the Bank's liquidity and investment portfolio. The Bank's loan portfolio increased $1,432,000 to $8,371,000 at December 31, 1995 from $6,939,000 at December 31, 1994.

     Liabilities. Deposits decreased $1,687,000 or 9.0% to $17,068,000 on December 31, 1995 from $18,755,000 on December 31, 1994. The reduction in deposit balances was consistent with the Bank's strategy of reducing deposits due to the uncertainty surrounding the "special assessment" that Congress was proposing to impose on SAIF-insured financial institutions.

     Capital.   Shareholders' equity increased $1,114,000, or 133.4%, to
$1,949,000 on December 31, 1995. The increase in 1995 included the proceeds from the Conversion of the Bank on January 27, 1995. Net proceeds from the Conversion of $802,000, less the funding of the ESOP loan of $52,000, were added to shareholders' equity. In addition, the unrealized loss on available for sale securities decreased by $282,000, net of tax to ($7,000) at December 31, 1995 from ($289,000) at December 31, 1994. Net income of $76,000 was added to equity. No dividends were declared in 1995.

     Borrowings. Litchfield did not have any borrowings during the year ending December 31, 1995 and has not had any borrowings during the five most recent fiscal years.


Results of Operations

     The operating results of the Company depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, primarily loans and mortgage-backed and investment securities, and int-erest expense on interest-bearing liabilities, primarily deposits and borrow-ings. The Company's net income also is affected by the establishment of pro-visions for loan losses and the level of its non-interest income, including fees on loans, deposit service charges, the results of real estate activities, and gains or losses from the sale of assets, as well as its non-interest expense and income tax provisions.

     General. The Company reported net income (loss) of $76,000, $12,000, and $31,000 for the years ended December 31, 1995, 1994 and 1993, respectively, and $31,000 and $40,000 for the six months ended June 30, 1996 and 1995, respectively.

     The $9,000 decrease in net income for the six months ended June 30, 1996 was primarily due to a $21,000 increase in non-interest expense, as partially offset by an $6,000 decrease in the provision for credit losses, a $2,000 increase in gains on sales of investment securities, and a $4,000 increase in net interest income.

     The $64,000 increase in net income for the year ended December 31, 1995 was due primarily to a $116,000 increase in net interest income and a $10,000 increase in other income which were partially offset by a $26,000 increase in other expenses and a $33,000 increase in income tax expense.

     Net income decreased by $19,000 in 1994, primarily due to an $82,000 decrease in gains on sales of investment securities and a $14,000 increase in the provision for credit losses, which was partially offset by a $67,000 increase in net interest income and a $12,000 decrease in other expenses.

     Net Interest Income. Net interest income is determined by an institu-tion's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rate paid on its interest-bearing liabili-
ties) and the relative amount of interest-earning assets and interest-bearing liabilities.

                                         24

     Net interest income decreased $4,000 or 1.7% for the six months ended
June 30, 1996 compared to the six months ended June 30, 1995. This increase was due primarily to a $19,000 decrease in interest expense, as offset by a $15,000 decrease in interest income. The decrease in interest income was partially due to a $995,000 decrease in the average balance of interest earning assets, as offset by an increase in the average yield on interest earning assets from 6.98% during the six months ended June 30, 1995 to 7.19% for the six months ended June 30, 1996. The decrease in interest expense was due to a $1,058,000 decrease in the average balance of deposits, primarily time deposits, as offset by an increase in the average rates paid on deposits from 4.99% for the six months ended June 30, 1995 to 5.08% for the six months ended June 30, 1996.

     Net interest income increased $116,000, or 32.7% in 1995, as a result of an increase of $97,000 in interest income and a decrease in interest expense of $19,000. The increase in interest income was due to an increase in the average yield on interest-earning assets from 6.52% during 1994 to 7.16% during 1995, with the average balance of interest earning assets declining from $19,469,000 in 1994 to $19,082,000 in 1995. The decrease in interest expense was due to a $1,318,000 decrease in the average balance of deposits, with an increase in the average rate paid on deposits from 4.83% during 1994 to 5.08% during 1995.

     Net interest income increased $67,000 or 23.3%, in 1994 as a result of a decrease in interest expense of $190,000, which more than offset a decrease of $123,000 in interest income. The decrease in interest income was due to a $969,000 decrease in the average balance of interest-earning assets, and a decrease in the average yield on interest-earning assets from 6.81% during 1993 to 6.52% during 1994. The decrease in interest expense was due to a $770,000 decrease in the average balance of deposits, primarily time deposits, and a decrease in the average rates paid on deposits from 5.61% during 1993 to 4.83% during 1994.

                                         25

Average Balance Sheet

     The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjust-ments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                       YEAR ENDED DECEMBER 31,

                                                    1995                           1994                            1993
                                      Average      Interest          Average      Interest            Average     Interest
                                      Outstanding  Earned/  Yield/   Outstanding  Earned/   Yield/    Outstanding Earned/   Yield/
                                      Balance      Paid     Rate     Balance      Paid      Rate      Balance     Paid      Rate
                                          (Dollars in Thousands)         (Dollars in Thousands)            (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable, net                 $ 7,436    $  634     8.53%    $ 6,792     $  540    7.95%     $ 6,172       $ 539   8.73%
 Mortgage-backed securities              1,768       122     6.90%      2,034        138    6.78%       3,101         204   6.58%
 Investment securities                   7,026       428     6.09%      7,463        418    5.60%       7,944         463   5.83%
 Other interest-earning assets           2,852       182     6.38%      3,180        173    5.44%       3,221         186   5.77%
  Total interest-earning assets         19,082     1,366     7.16%     19,469      1,269    6.52%      20,438       1,392   6.81%
Non-interest earning assets                426                            547                             512
 Total                                 $19,508                        $20,016                         $20,950

Interest-Bearing Liabilities:
 Savings deposits                      $ 2,863     $  86     3.00%    $ 3,342     $   93    2.78%     $ 3,040       $  87   2.86%
 Certificate deposits                   14,760       810     5.49%     15,599        822    5.27%      16,671       1,018   6.11%
  Total interest-bearing
   liabilities                          17,623       896     5.08%     18,941        915    4.83%      19,711       1,105   5.61%
Non-interest bearing
 liabilities                               200                             87                             149
Retained earnings                        1,685                            988                           1,090
  Total                                $19,508                        $20,016                         $20,950

Net interest income                      $ 470                         $  354                          $  287

Net interest rate spread(1)                                  2.08%                          1.69%                           1.20%
Net interest margin(2)                                       2.46%                          1.82%                           1.40%
Net earning assets                     $ 1,459                        $   528                          $  727

Ratio of average interest-earning
 assets to average interest-bearing
 liabilities                                               108.28%                        102.79%                         103.69%

____________________________________

(1) Net interest rate spread represents the difference between the average rate on interest earning assets and the average cost of interest bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest earning assets.

                                          26


The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates.  No tax equivalent adjustments were made.  All average balances are monthly average balances.  Non-accruing loans have been included in the table as loans carrying a zero yield.
                                                      SIX MONTHS ENDED JUNE 30, (unaudited)
                                                      1996                            1995
                                       Average      Interest          Average      Interest
                                       Outstanding  Earned/  Yield/   Outstanding  Earned/  Yield
                                       Balance      Paid     Rate     Balance      Paid     Rate
                                           (Dollars in Thousands)           (Dollars in Thousands)

Interest-Earning Assets:
 Loans receivable, net                 $ 8,351      $353     8.45%      $ 7,180     $298    8.30%
 Mortgage-backed securities              1,596        55     6.89%        1,819       63    6.93%
 Investment securities                   6,114       184     6.02%        7,240      216    5.97%
 Other interest-earning assets           2,327        69     5.93%        3,144       99    6.30%
  Total interest-earning assets         18,388       661     7.19%       19,383      676    6.98%
Non-interest earning assets                504                              255
  Total                                $18,892                          $19,638

Interest-Bearing Liabilities:
 Savings deposits                      $ 2,826        37     2.62%      $ 2,999       47    3.13%
 Certificate deposits                   13,998       390     5.57%       14,883      399    5.36%
  Total interest-bearing liabilities   $16,824       427     5.08%      $17,882      446    4.99%
Non-interest bearing liabilities           124                              206
Retained Earnings                        1,944                            1,550
  Total                                $18,892                          $19,638

Net interest income                                 $234                            $230

Net interest rate spread (1)                                 2.11%                          1.99%
Net interest margin (2)                                      2.55%                          2.37%

Net earning assets                     $ 1,564                          $ 1,501

Ratio of average interest earnings
 assets to average interest
 bearing liabilities                                       109.30%                        108.39%

______________________________________
(1)  Net interest rate spread represents the difference between the average rate on interest earning assets and the average cost of interest bearing liabilities.
(2)  Net interest margin represents net interest income divided by average interest earning assets.

                                         27




The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.  It distinguishes between the increase related to higher outstanding balances and that due to the unprecedented levels and volatility of interest rates.
For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by new volume).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.


                                                                             YEAR ENDED DECEMBER 31,

                                                        1994 v. 1995                                   1993 v. 1994

                                               Increase                         Increase
                                              (Decrease)                       (Decrease)
                                                Due to                           Due to
                                                           Total                            Total
                                                          Increase                         Increase
                                       Volume    Rate    (Decrease)     Volume    Rate    (Decrease)
Interest-earning assets:
Loans receivable(1)                     $ 51     $ 43       $ 94         $ 54     ($ 53)    $   1
Mortgage-backed securities             (  18)       2      (  16)       (  70)        4     (  66)
Investments                            (  24)      34         10        (  28)    (  17)    (  45)
Other interest-earning assets          (  18)      27          9        (   2)    (  11)    (  13)
Total interest-earning assets          ($  9)    $106       $ 97        ($ 46)    ($ 77)    ($123)

Interest-bearing liabilities:
Savings deposits                       ($ 13)    $  6      ($  7)        $  9     ($  3)    $   6
Certificate of deposits                (  44)      32      (  12)       (  65)    ( 131)    ( 196)
Total interest-bearing liabilities     ($ 57)    $ 38      ($ 19)       ($ 56)    ($134)    ($190)
Net interest income:                    $ 48     $ 68       $116         $ 10      $ 57      $ 67

_____________________________________
(1)  Does not include interest on loans 90 days or more past due.


                                          28



     Non-Interest Income. Total non-interest income increased $2,000 or 25.0% for the six months ended June 30, 1996 as compared to the six months ended June 30, 1995 primarily as a result of an increase of $2,000 in gains on sales of investment securities.

    Total non-interest income, excluding security gains and losses, increased in 1995 by $6,000 or 50%, primarily as a result of a $6,000 increase in service charges on deposit accounts.

    Total non-interest income, excluding security gains and losses, decreased in 1994 by $3,000, or 20.0%, primarily as a result of a $3,000 decrease in service charges on deposit accounts.

    Non-Interest Expense. Total non-interest expense increased $21,000 or 11.4% for the six months ended June 30, 1996 as compared to the six months ended June 30, 1995 primarily as a result of an increase of $7,000 in supervisory exams and fees, audit and legal expense, a $10,000 increase in staffing costs, and a $6,000 increase in franchise, filing and trustee fees, which were partially offset by a $3,000 decrease in postage and office supplies.

    Total non-interest expense increase $26,000, or 7.5%, in 1995 primarily as a result of a $25,000 increase in salaries and benefits, half which was attributable to the Employee Stock Ownership Plan and the Management Develop-ment and Recognition Plan, which was approved by the shareholders at the April 11, 1995 annual meeting. A $5,000 decrease in FDIC insurance premiums and a $2,000 decrease in computer service bureau expense were offset by a $3,000 increase in insurance and bond premiums and a $4,000 increase in office supplies and postage, a portion of which is attributable to the additional costs involved in maintaining both a holding company and bank.

    Total non-interest expense decreased $12,000, or 3.3%, in 1994 primarily as a result of an $11,000 decrease in FDIC insurance premiums and an $11,000 decrease in supervisory exams, audit and legal expense. These decreases were partially offset by an increase of $11,000 in salaries and employee benefits due in part to the employer contributions to the 401(k) Plan adopted on July 1, 1994.

    The Bank does not pay any post-retirement health benefits; accordingly, the Bank does not foresee any adverse financial effects on its operations from implementation of Statement of Financial Accounting Standards No. 106.

    Allowance for Loan Losses/Provision for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on manage-ment's evaluation of the risk inherent in its loan portfolio and the general economy. Management's evaluation includes a review of all loans on which full collectibility may not be reasonably assured, economic conditions, historical loan loss experience and the Bank's internal credit review process. Based on the foregoing factors, the Bank established an allowance for loan losses of $94,000, or 1.1% of loans receivable, $93,000, or 1.3% $94,000, or 1.4%, and
$93,000, or 1.08%, at December 31, 1995, 1994 and 1993 and at June 30,
1996, respectively.

    Management believes that the provision at June 30, 1996 is adequate.
While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

    For a reconciliation of the activity in the allowance for loan losses in recent periods and an analysis of the allowance at the end of such periods, see "BUSINESS OF THE BANK-Allowance for Losses on Loans".

    Income Tax Provision. The Company recorded income tax expense of $35,600 in 1995, compared to $2,500 in 1994 and $2,900 in 1993. These income tax provisions reflected effective tax rates of 32%, 17% and 8.5% for the years ended December 31, 1995, 1994 and 1993, respectively. The increased income tax provision for 1995 was due in part to increased taxable income as well as increase in the effective tax rate as applied to deferred tax liabilities.

                                         29

Asset/Liability Management

    The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adverse-ly affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

    At June 30, 1996 total interest-earning assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing in the same time period by $2,655,000, representing a cumulative one-year gap ratio of positive 14.41%. Thus, during periods of rising interest rates, it is expected that yield on the Bank's interest-earning assets would rise more quickly than the cost on its interest-bearing liabilities, which would positively affect net interest income. Although in periods of falling interest rates the opposite effect on net interest income is expected, the Bank could experience substantial prepayments of its mortgage loans and mortgage backed securities. Management believes that currently the risk of prepayments is limited due to the fact that the yield on the loan portfolio approximates current market rates. The risk of prepayment is further minimized by the small amount of long-term, fixed-rate mortgages originated by the Bank. Further, fixed-rate loans have terms no greater than twenty years, with recent fixed-rate loan originations having a term of no greater than fifteen years. Also, in recent years the Bank has increased commercial real estate mortgage loans, and commercial, agricultural and consumer loans, all of which have relatively short terms. Nonetheless, the Bank closely monitors its interest rate risk as such risk relates to management's strategy. See "BUSINESS OF THE BANK-Investment Activities-Mortgage-Backed Securities" and -"Mutual Fund."

    The following table sets forth the scheduled repricing or maturity of the Bank's assets and liabilities as of June 30, 1996, based on the following assumptions:

    1. Fixed-rate certificate accounts will not be withdrawn prior to maturity.

    2. Passbook deposits were assumed to withdraw at a rate of 17% during the first year, a rate of 20% for years two and three, and 17% for years four and five.

    3. Adjustable-rate loans are calculated at the earlier of maturity or the contractual repricing date.

    4. Fixed-rate mortgage loans, other fixed-rate loans and fixed-rate mortgage-backed securities are shown on the basis of contractual amortization and management's estimate of annual prepayments based upon previous regulatory agency reports and historical experience.

    The effect of these assumptions is to quantify the dollar amount of items that are interest-sensitive and that can be repriced within each of the periods specified. Such repricing can occur in one of three ways: (1) the rate of interest to be paid on an asset or liability may adjust periodically on the basis of an interest rate index; (2) an asset or liability, such as a mortgage loan, may amortize, permitting reinvestment of cash flows at the then-prevailing interest rates; or (3) an asset or liability may mature, at which time the proceeds can be reinvested at the current market rates. Management believes these prepayment and erosion rates represent reasonable estimates based on the Bank's experience and are consistent with information provided by regulatory agencies.

                                         30

     The following table sets forth the interest rate sensitivity of the Bank's assets and liabilities at
September 30, 1996 on the basis of prepayments and decay rates as calculated through historical analysis or as provided by regulatory agencies.
                                                                                       Maturing or Repricing

                                               Within         Over 1-3     Over 3-5        Over
                                               One Year        Years         Years       5 Years       Total
                                               Amount          Amount        Amount       Amount      Amount
                                                                     (Dollars in Thousands)
Fixed rate one-to-four family,
 commercial real estate and
 agricultural real estate loans                  203              411          497         1,220       2,331

Adjustable rate one-to-four family,
 commercial real estate and
 agricultural real estate loans                3,565            1,337            0             0       4,902
Consumer, commercial and
 agricultural loans                              498              513          380             0       1,391
Mortgage backed securities                       107              557          605           266       1,535
Investment securities and other                4,683            2,912          654            18       8,267
 Total interest-earning assets                 9,056            5,730        2,136         1,504      18,426

Savings deposits                                 235              276          235           636       1,382
Demand, NOW and MMDA                             378              378          378           379       1,513
Certificates                                   5,788            5,461        2,594             0      13,843
FHLB advances and other borrowings                 0                0            0             0           0
Total interest-bearing liabilities             6,401            6,115        3,207         1,015      16,738

Interest-earning assets less
 interest-bearing liabilities                  2,655             (385)      (1,071)          489       1,688

Cumulative interest-rate sensitivity gap       2,655            2,270        1,199         1,668

Cumulative interest-rate gap as a
 percentage of interest-earning assets         14.41%           12.32%       (7.58)%        9.16%

                                         31


    Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets such as ARM loans, have features which restrict changes in interest rates on a short-term basis over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

    In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the Bank's results of operations, the Bank's Board of Directors has implemented and continues to monitor asset and liability management policies to better match the maturities and repricing terms of the Bank's interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: (i) the origination and purchase of single-family residential ARMS, which have adjustable or floating interest rates and/or shorter maturities than traditional fixed-rate, single-family residential loans; (ii) investment in short-term and/or adjustable-rate secur-ities and mortgage-backed securities; and (iii) managing interest rate expense.

    For a discussion of recently-proposed regulations which specify the amount of regulatory capital required to be maintained by a savings bank based on the vulnerability of its results of operations to changes in interest rates, see "REGULATION-Capital Requirements."

Liquidity and Capital Resources

    The Bank's primary sources of funds are deposits and proceeds from princi-pal and interest payments on loans, mortgage-backed securities and investment securities. Though the Bank in recent years has not utilized any borrowings, advanced from the FHLB-Chicago are available if a need for funds were experienced. While maturities and scheduled amortization of loans and mort-gage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. See Statement of Cash Flows in Financial Statements included elsewhere herein.

    The primary investing activity of the Bank is the origination of mortgage commercial, agricultural and consumer loans. During the years ended
December 31, 1995, 1994 and 1993, and the six months ended June 30, 1996, the Bank originated loans in the amounts of $4,193,000, $2,230,000, $3,386,000 and $1,913,000, respectively. Purchases of investment and mortgage-backed securities totalled $1,118,000, $2,258,000, $1,781,000 and $624,000, respectively, in those same periods. During the years ended December 31, 1995, 1994 and 1993 and the six months ended June 30, 1996, these activities were funded primarily by principal repayments on loans and mortgage-backed securities and maturities and sales of investment securities totalling $5,474,000, $4,227,000, $5,879,000 and $2,572,000, respectively.

    Deposits are primary source of funds for supporting the Bank's lending and investing activities. During the year ended December 31, 1995 the Bank experienced a $1,687,000 net decrease in deposit accounts. During 1994 the Bank experienced a net decrease in deposit accounts of $490,000. For the year ended December 31, 1993, the Bank experienced a $920,000 decrease in deposit accounts. For the six months ended June 30, 1996, the Bank experienced an $329,000 decrease in deposit account. While net savings deposits decreased in each of the most recent three fiscal years, funding for new loan originations and purchases and the purchase of investment securities and mortgage-backed securities has been provided primarily from the principal and interest payments on loans receivable and the sale of investment securities.

    The Bank must maintain an adequate level of liquidity to ensure the avail-ability of sufficient funds to support loan growth and deposit withdrawals, satisfy financial commitments and take advantage of investment opportunities. The Bank's sources of funds include deposits, principal and interest payments from loans and mortgage-backed securities and earnings on investments, as well as FHLB advances if needed. During 1995, 1994 and 1993 the Bank used its sources of funds primarily to fund loan commitments, purchase mortgage-backed securities and pay maturing savings certificates and deposit withdrawals. At June 30, 1996, the Bank had loan commitments totalling $225,000 to originate loans and $397,000 in unused lines of credit.

                                         32


    At June 30, 1996, savings certificates amounted to $13,843,000 or 82.7% of the Bank's total deposits, including $5,780,000 which were scheduled to mature by June 30, 1997. Management of the Bank believes it has adequate resources to fund all of these commitments, that all of these commitments will be funded by June 30, 1997 and that it can adjust the rates of savings certificates to retain deposits in changing interest rate environments should it choose to do so.

    The OBRE requires a savings institution to maintain an average daily balance of liquid assets (cash and eligible investments) equal to at least 5% of the average daily balance of its net withdrawable deposits and short-term borrowings. In addition, short-term liquid assets currently must constitute 1% of the sum of net withdrawable deposit accounts plus short-term borrowings. The Bank's actual liquidity ratios at June 30, 1996 and 1995 were 54% and 45%, respectively.

    The Bank is required to maintain specific amounts of capital pursuant to state and federal regulations. As of June 30, 1996, the Bank was in compliance with all regulatory capital requirements which were effective as of such date, with core and risk-based capital ratios of 9.8%, and 20.9%, respectively.

Impact of New Accounting Standards

    Accounting for Certain Investments in Debt and Equity Securities. In May, 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 requires the use of fair value accounting for loans and securities available for sale or trading and retains the use of the amortized cost method for loans and investments which the Bank has the positive intent and ability to hold to maturity.

    SFAS 115 requires the classification of debt and equity securities into one of three categories: held to maturity, available for sale, or trading. Held to maturity securities are measured at amortized cost. Unrealized holding gains and losses for trading securities are included in income. Unrealized holding gains and losses for available for sale loans and securities are excluded from income and reported net of taxes as a separate component of equity.

    Implementation of SFAS 115 is required for fiscal years beginning after December 15, 1993. The Bank elected to adopt SFAS 115 effective December 31, 1993 for its mortgage-backed securities and investment securities. The effect of adopting SFAS 115 has been a decrease of $7,300 to total retained earnings at December 31, 1995 and a decrease of approximately $56,500 at June 30, 1996.

    Accounting for Impairment of a Loan. In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." The statement generally would require all creditors to account for impaired loans except those loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate. SFAS No. 114 became effective for fiscal years beginning after December 15, 1994. SFAS No. 114 has not had a material effect on the Bank's financial condition or results of operations.

    Accounting for Post-Employment Benefits. In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Post-Employment Benefits." SFAS No. 112 establishes accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement. The statement is effective for years beginning after December 31, 1993. The statement is not expected to have a material impact on the Bank, since the Bank, as a general policy, does not provide post-employment benefits.

    Disclosure Regarding the Fair Value of Financial Instruments. In December 1991, the FASB issued SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." SFAS 107 is effective for companies with total assets of $150,000,000 or greater and, with fiscal years ending after December 15, 1992. For companies with total assets under $150,000,000, disclosure will be required for fiscal years ended after December 31, 1995.

                                         33

    Employers' Accounting for Employee Stock Ownership Plans. On November 22, 1993, the American Institute of Certified Public Accountants ("AICPA") issued Statements of Position 93-6, "Employers' Accounting for Employee Stock Owner-ship Plans" ("SOP 93-6"). SOP 93-6 supersedes SOP 76-3, "Accounting Practices for Certain Employee Stock Ownership Plans," which was issued in December 1976. SOP 93-6 is effective for fiscal years beginning after December 15, 1993. Employers are required to apply the provisions of SOP 93-6 to shares purchased by employee stock ownership plans after December 31, 1992, that have not been committed to be released as of the beginning of the year of adoption. SOP 93-6, among other things, changes the measure of compensation expense recorded by employers from the cost of employee stock ownership plan shares to the fair value of employee stock ownership plan shares.

Effect of Inflation and Changing Prices

    The Financial Statements and related financial data presented herein have been prepared in accordance with GAAP which require the measurement of finan-cial position and operating results in terms of historical dollars, without considering the changes in relative purchasing power of money over time due to inflation. The primary impact of inflation on operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services. Management seeks to manage the relationship between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                                         34


                              BUSINESS OF LCS

    LCS, a Delaware corporation, was incorporated on August 25, 1994, for the purpose of becoming the holding company for Litchfield upon the Bank's conversion from a state-chartered mutual savings bank to a state-chartered stock savings bank ("Conversion"). The Conversion was completed on January 27, 1995. At December 31, 1995, LCS had total assets of $19,180,787, total deposits of $17,067,827 and shareholders' equity of $1,948,780. Subsequent to the Conversion, the Company has not engaged in any significant activity other than holding the stock of the Bank.

    The Company, on an unconsolidated basis, has used the proceeds of the Conversion to fund the loan to the Employee Stock Ownership Plan of $51,750, which was used to acquire 5% of the share issued in the conversion. The loan is being repaid in equal quarterly principal installments plus interest. The Company also invests in U. S. Treasury and agency obligations. The funds for the Company's operations are provided principally from repayment of the ESOP loan and investment revenue. The Company's expenses consist primarily of postage and other office supply expenses, legal and filing fees, and franchise taxes.


                          BUSINESS OF LITCHFIELD

    General. The Bank was organized in 1883 as an Illinois-chartered mutual savings and loan association named "Oil City Savings and Loan Association."
In 1972, Oil City Savings and Loan Association merged with Cooperative Savings and Loan Company, and the merged entity took the name "Litchfield Community Savings and Loan Association". In 1993, the Bank converted to an Illinois-chartered savings bank and changed its name to "Litchfield Community Savings, S.B." In 1995 Litchfield converted from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank. The Bank is regulated by the Commissioner of Banks and Real Estate of the State of Illinois ("OBRE") and its deposits are insured up to the applicable limits under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a member of the Federal Home Loan Bank ("FHLB") System.

                                         34

    The Bank's principal business consists of attracting deposits from the general public through a variety of deposit programs and originating loans secured by owner-occupied single family (one-to-four units) residential properties located in its primary market area. The Bank also, to a lesser extent, has been active in the origination and purchase of commercial and agricultural real estate loans. The Bank also originates consumer loans (primarily loans secured by deposits in the Bank, automobiles, and home improvement loans) and commercial business loans. The Bank also purchases
U. S. Government and agency securities, and invests in mortgage-backed securities, investment grade investment securities and short-term liquid assets. Funds for these activities are provided principally be deposit growth, repayments of outstanding loans, and operating revenues. The Bank has not used borrowed funds in the last five years.

    The Bank derives its income principally from interest earned on loans, mortgage-backed securities, and interest earned on investments and other assets. To a lesser extent, loan and other fees, and gains on investment securities provide income for the Bank. The Bank's principal expenses are interest expense on deposits and other expenses such as salaries and employee benefits, FDIC insurance premiums, computer service bureau expense, and occupancy and equipment expense.

    Operating characteristics of the Bank in recent years include the following:

    * Capital Strength - At December 31, 1995, the Bank met all of its regulatory capital requirements, with leverage capital of $1,804,000, or 9.47% of adjusted total assets, and risk-based capital of $1,898,000 or 20.74% of total risk-weighted assets.

    * Superior Asset Quality - At December 31, 1995, the Bank had non-performing loans (those 90 days or more delinquent) of $3,000, or 0.4% of net loans. The allowance for possible loan losses totalled $94,000 at December 31, 1995, and is considered by management to be adequate.

    * Net Interest Income - The Bank has been striving over the last few years to increase its net interest income by shifting assets from the investment portfolio to the loan portfolio. During 1995, net interest income increased $116,000, or 32.7%, over 1994.


Lending Activities

    Lending Strategy. The principal lending activity of the Bank is origi-nating for retention in its portfolio first mortgage loans secured by owner-occupied one-to-four family residential properties located in its primary market area. In addition, in order to increase the yield and/or the interest rate sensitivity of its portfolio and in order to provide more comprehensive financial services to the families and community businesses in the Bank's primary market area, the Bank also originates commercial and agricultural real estate loans. The Bank also offers home improvement, automobile, personal and other consumer loans, as well as commercial and agricultural loans.

    Beginning in 1993, the Bank began building its loan portfolio and reducing the amount of funds invested in mortgage-backed securities, investment securities and other liquid assets. This process has resulted in the loan portfolio increasing in size despite the shrinking of the deposit and asset base.

    Residential Real Estate Lending. The Bank offers adjustable rate mortgage loans ("ARM's") and fixed rate mortgage loans with terms up to thirty years.
No loans or servicing have been sold by the Bank. At December 31, 1995, approximately $3,833,000, or 46% of the Bank's total loan portfolio consisted of adjustable rate mortgages secured by one-to-four family dwellings. All of these loans were originated by the Bank. The low interest rate environment of late 1995 and early 1996 may slow the growth of the adjustable rate mortgage portfolio due to borrowers preference for fixed rate loans. This could have a negative impact on the Bank's net interest income.

    The residential ARM's currently offered by the Bank have interest rates which adjust every year based upon changes in the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity of one year, as made available by the Federal Reserve Board, plus a margin of 275 basis points. The amount of any increase in the interest rate is presently limited to 2% per year, with a limit of 6% over the life of the loan. The interest rate decline over the life of the loan is generally limited to approximately 50 basis points under the start rate. The Bank currently offers one-year adjustable rate mortgages at a "teaser rate", which is a rate below the rate which would

                                        35

prevail when the index used for repricing is applied. The Bank also currently offers a "3/1" adjustable rate mortgage in which the initial interest rate is "locked" or fixed for the first three years of the loan. Thereafter, the interest rate may adjust with the same parameters as the one-year adjustable rate loan. ARM's decrease the risks associated with changes in interest rates, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. These risks have not had an adverse effect on the Bank to date.

    At December 31, 1995, approximately $1,747,000, or 21% of the Bank's total loan portfolio consisted of fixed rate mortgages secured by one-to-four family dwellings. Substantially all of these loans were originated by the Bank. Fixed rate mortgages are originated by the Bank for terms up to fifteen years, with balloon loans allowing amortization up to thirty years. All loans are originated for portfolio. Most loans are originated on terms which permit their sale to secondary market investors, such as Federal Home Loan Mortgage Corporation or Federal National Mortgage Association. The Bank is not, however, a secondary market seller and has not sold any loans to date.

    Most residential mortgage loans are originated with loan-to-value ratios not exceeding 80%. The Bank does not utilize private mortgage insurance. Exceptions are granted from time-to-time by the Managing Officer, the Loan Committee, or the Board of Directors. At December 31, 1995, there were ten loans totaling $372,800 that exceeded 80% loan to value. Some of these loans were further secured with a cosigner. The Bank has not received any requests for the financing of multi-family residential property and has no loans in portfolio at December 31, 1995 secured by multi-family dwellings.

    Commercial and Agricultural Real Estate Lending. The commercial and agricultural real estate loans originated or purchased by the Bank are primarily secured by industrial facilities, convenience facilities, office buildings, restaurants, and land used for agricultural purposes and recreational purposes and are all located in the Bank's primary market area. These loans amounted to $1,101,268, or 13% of the total loan portfolio at December 31, 1995. These loans generally have terms of fifteen to twenty years and are originated with an interest rate that adjusts based upon Wall Street Journal Prime Rate. Most adjust annually with a margin of one to two percent over the Prime Rate. The Bank's policy requires that any such loan not exceed 80% loan-to-value of the property.

    During 1995, the Bank purchased two participations in a commercial real loan secured by a first mortgage loan on one piece of property located in the Bank's primary market area. The balance of these two participations at December 31, 1995 was approximately $220,250 and the participations were per-forming as agreed. The balance of these participations is included in total commercial and agricultural real estate loans at December 31, 1995 as indicated above.

    Commercial and agricultural real estate entails significant additional risks as compared to one-to-four family residential property. Commercial and agricultural real estate loans typically involve large loan balances to a single borrower or groups of related borrowers. The payment experience on such loans is typically dependent on the successful operation of the real estate project. These risks can be impacted by supply and demand conditions in the market, as well as adverse conditions in the economy generally. To minimize these risks, the Bank generally limits itself to seasoned businesses and/or to borrowers with which it has experience. The maximum loan the Bank can make to any one borrower was $500,000 at December 31, 1995.

    The Bank evaluates all aspects of commercial and agricultural real estate loan transactions in order to mitigate risk to the extent possible. The Bank seeks to ensure that the property securing the loan will generate sufficient cash flow to adequately cover operating expenses and debt service payments.
To this end, commercial real estate loans generally are made at a loan-to-value ratio of 75% or less and the Bank generally imposes a minimum debt coverage ratio (the ratio of net cash from operations before payment of debt service to debt service) of 110% to 120%. In underwriting these loans, consideration is given to the property's operating history, future operating projections, position in the local and regional market, location and physical condition. The underwriting analysis also includes credit checks and a review of the financial condition of the borrower. Property values are substantiated generally by outside appraisers, with qualifications approved by the Board of the Bank. These appraisal reports are reviewed prior to closing of the loan to assure compliance with the Bank's appraisal policy. The Bank also, in most cases, obtains full personal loan guarantees from the borrowers. The Bank validates such personal loan guarantees through an investigation of the borrower's personal finances.

                                        36

    Construction and Land Loans. The Bank offers a limited number of residential construction loans for the construction of owner-occupied, single-family dwellings in the Bank's primary lending area. The typical term of the loan is one year. At December 31, 1995, there were no construction loan outstanding. The Bank also originates loans within its primary market area for the acquisition of land (either improved lots or unimproved land), and for the making of the necessary improvements to prepare the land for sale as improved real estate on which the purchaser of the property can then build. At December 31, 1995 there were two lot loans outstanding with balances totaling approximately $23,300. Management does not anticipate increasing its construction lending in the near future.

    Commercial, Agricultural and Consumer Lending. The Bank also offers various types of commercial, agricultural and consumer loans. The Bank's commercial and agricultural loans at December 31, 1995 totaled $456,800, or 5% of the total loan portfolio. The Bank's consumer loan portfolio totaled $1,216,000, or 15% of the total loan portfolio at December 31, 1995 (including second mortgage loans on owner-occupied residential properties). The Bank's commercial business loans are typically secured loans, such as vehicle, equipment or inventory loans. The Bank has a line of credit of $500,000 with a local automobile dealer which, at December 31, 1995, had a balance of approxi-mately $207,000. The Bank's consumer loans consist primarily of automobile loans, home improvement loans, and loan secured by deposit accounts with the Bank. Personal, unsecured loans are offered generally only to consumers who are customers of the Bank in good standing.

    Loan Solicitation and Processing. Loans originated by the Bank are derived from a number of sources. Loan originations by the Bank can be attributed to direct solicitation, real estate broker referrals and dealer referrals, present depositors and borrowers, attorneys and walk-in customers.

    Loan Underwriting. The Bank's lending activities are subject to the Bank's written, nondiscriminatory underwriting standards and loan origination procedures prescribed by the Bank's Board of Directors and its management. Detailed loan applications are obtained to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. Employment stability for at least two years and a satisfactory payment history on current and past obligations are also considered in determining an applicant's ability to repay. Generally, an applicant's anticipated ratio of housing-related expenses should not exceed 25-28% of the applicant's gross verified income; an applicant's ratio of total debt service obligations (including housing-related expenses) should not exceed 35-38% of the appli-cant's gross verified income. For loans to be secured by commercial or agri-cultural property, the anticipated net cash flow from the operation of the property would need to exceed the debt service requirements. Property valuations are generally performed by independent outside appraisers approved by the Bank's Board of Directors. All mortgage loans are ratified by the Board of Directors.

    It is the Bank's policy to have a mortgage creating a valid lien on real estate and to generally obtain a title insurance policy which ensures that the property is free of prior encumbrances. Borrowers must also obtain hazard insurance policies prior to closing and, when the real estate is in a flood plain as designated by the Department of Housing and Urban Development, must also obtain flood insurance. Borrowers in excess of 80% loan-to-value are generally required to escrow for real estate taxes and hazard insurance premiums.

    Interest rates charged by the Bank on loans are affected principally by competitive factors, the demand for such loans and the supply of funds available for lending purposes. These factors, are, in turn, affected by general economic conditions, monetary policies of the Federal Government, including the Federal Reserve Board, legislative tax policies and government budgetary matters.

    All loan applications are reviewed by the Bank's President, who has the authority to approve all residential loans up to $50,000 with a loan-to-value not in excess of 85%. The Bank's Loan Committee, comprised of two outside directors and the President, approves loans from $50,000 to $100,000, and the Board of Directors approves all loans in excess of $100,000, as well as virtually all commercial and agricultural loans.

    Origination, Purchase and Sale of Loans. As indicated above, the Bank generally limits its loan origination to properties located within the primary market area. From time to time, as funds allow, requests for loans outside the primary market area are considered for approval. The Bank does not actively solicit loan applications from outside the primary market area. All loans originated by the Bank are generally within fifty miles of the Bank's corporate headquarters.

                                         37

    The Bank has historically purchased loans in the secondary market consist-ing primarily of loans secured by one-to-four family dwellings. The Bank has not made any new purchases of residential loans in the last five years. The balance of the residential participations purchased at December 31, 1995 was $37,400 and consisted of two loans. As indicated above, the Bank purchased two participations in a mortgage loan securing commercial property in the primary market area. The Bank intends to continue this practice from time-to-time as opportunities arise that meet the Bank's normal lending standards.

    The Bank has not sold any loans as of December 31, 1995 and management has no plans at this point to sell loans.

    Loan Commitments. the Bank, upon the receipt of a loan application in connection with the origination of a one-to-four family residential mortgage loan, generally provides a 45-day written commitment as to the interest rate on the loan. If the loan has not been closed within 45 days, the rate may be adjusted to reflect current market conditions at the Bank's option. The Bank's loans are closed by Bank personnel. The Bank's mortgage loan documents are prepared on standards FNMA/FHLMC documents by bank personnel. At December 31, 1995, the Bank had loan commitments totaling $339,352.

    Loan Fee Income. In addition to interest earned on loans, the Bank received income through fees in connection with loan originations, loan modifications and late payments and for miscellaneous services related to its loans. Income from these activities varies from period to period with the volume and type of loans originated, which, in turn, is dependent on prevailing mortgage interest rates and their effect on the demand for loans in the markets served by the Bank. As a result of prevailing market conditions, the Bank has charged only nominal fees in connection with loan originations in recent years.

                                         38

Loan Portfolio Analysis

The following table sets forth the composition of the Bank's loan portfolio by type of loan as of the dates indicated:
                                               At December 31,      (Amounts in Thousands)
                          1995                1994                 1993                1992                 1991
                    Amount    Percent    Amount   Percent     Amount   Percent    Amount    Percent    Amount   Percent
Type of Loan:
Mortgage Loans
 One-to-four family
  Residential(1)   $ 5,733    69.27%    $5,406    78.96%     $5,336    80.63%     $4,930     83.96%     $5,042   82.90%
 Commercial/
  Agricultural       1,101    13.30%       466     6.81%        470     7.10%        229      3.90%        383    6.30%
  Total mortgage
    loans            6,834    82.57%     5,872    85.77%      5,806    87.73%      5,159     87.86%      5,425   89.20%
Other Loans:
 Commercial/
  agricultural         457     5.52%       172     2.51%         11     0.17%          0      0.00%          0    0.00%
 Consumer            1,080    13.05%       895    13.08%        895    13.52%        835     14.22%        823   13.53%
  Total other loans  1,537    18.57%     1,067    15.59%        906    13.69%        835     14.22%        823   13.53%

Total loans
  receivable         8,371   101.14%     6,939   101.36%      6,712   101.42%      5,994    102.08%      6,248  102.73%

Less:
 Unearned income   (     0)    0.00%    (    0)    0.00%     (    0)    0.00%          1      0.01%      (   0)   0.00%
 Loans in process  (     0)    0.00%    (    0)    0.00%     (    0)    0.00%     (    0)     0.00%      (   0)   0.00%
 Allowance for possible
  loan losses      (    94)  ( 1.14%)   (   93)    1.36%)    (   94)  ( 1.42%)    (  123)   ( 2.09%)     ( 166)  (2.73%)

Total loans receivable,
  net              $ 8,277   100.00%    $6,846   100.00%     $6,618   100.00%     $5,872    100.00%     $6,082  100.00%

______________________
Second Mortgage Loans
 Included in mortgage
 loans             $   137              $  109               $   60               $   88                $  117

                                         39


Loan Maturity and Repricing

The following table sets forth certain information at December 31, 1995, regarding the dollar amounts of loans maturing in the Bank's loan portfolio based on their contractual terms to maturity, but does not include scheduled payments or potential prepayments.  Demand loans, loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.  Loan balances do not include undisbursed loan proceeds, unearned discounts, deferred loan fees or allowance for loan losses.


                                                          One Year       Three           Five      Beyond
                                         Within One       Through       Through        Through     Ten
                                            Year        Three Years    Five Years     Ten Years    Years    Totals
Mortgage Loans:
 One-to-four family residential             2,084          1,952           193            502      1,002     5,733
 Commercial and agricultural real estate      277            780             0              0         44     1,101
Other loans:
 Commercial and agricultural loans            288             49            87             33          0       457
 Consumer loans                               180            406           448             46          0     1,080

    Total loans                             2,829          3,187           728            581      1,046     8,371

The following table sets forth the dollar amount of all loans at December 31, 1995 and due after
December 31, 1996, that have fixed interest rates and those that have floating or adjustable interest rates.

                                                   Fixed          Adjustable or
                                                   Rates          Floating Rates       Totals
Mortgage loans:
 One-to-four family residential                    1,841               1,808            3,649
 Commercial and agricultural real estate              44                 780              824
Other loans:
 Commercial and agricultural loans                   153                  16              169
 Consumer loans                                      900                   0              900
    Total loans                                    2,938               2,604            5,542

                                         40




Loans Originated, Purchased and Sold

The following table shows total loans originated, purchased, sold and repaid during the periods indicated.
                                                    (Dollars in Thousands)
                                                 1995       1994       1993
Total gross loans receivable-
 Beginning of period                            $6,939     $6,712     $5,995

Loans Originated:
 One-to-four family residential                  1,738      1,352      2,579
 Construction                                        0          0        120
 Commercial and agricultural real estate           677         15          0
 Commercial and agricultural loans                 692        161         13
 Consumer loans                                    861        702        674
    Total Loans Originated                       3,968      2,230      3,386

Loans Purchased:
 One-to-four family residential                      0          0          0
 Commercial and agricultural real estate           225          0          0
    Total Loans Purchased                          225          0          0

Loan principal repayments                       (2,761)    (2,003)    (2,669)
Other                                                0          0          0
    Total Reductions                            (2,761)    (2,003)    (2,669)

Net Loan Activity                                1,432        227        717

Total gross loans receivable-
 End of Period                                  $8,371     $6,939     $6,712

                                          41




    Problem Assets and Asset Classification. When a loan becomes between 30 and 59 days delinquent, the Bank contacts the Borrower either by telephone, in person or by mail. If a loan becomes 60-89 days delinquent, a formal demand is made on the borrower. If a delinquency continues, and a loan is delinquent 90 days, several courses of action are available, including directing the Bank's attorney to send a 30-day letter advising the borrower of possible legal action and/or an authorization to accommodate the special needs of the borrower in the case of hardship. The Bank's officers make a physical inspection of the property to evaluate the condition of the property. When a loan becomes four or more months delinquent, arrangements are made to obtain title, begin foreclosure or both, unless a written repayment plan has been signed by both the borrower and the Bank. The Board of Directors reviews a complete list at each monthly meeting of all loans 30 days or more delinquent at the previous month end. They are apprised of the action being taken by management to bring the loan current.

    The remedies available to the Bank in the event of a default or delinquency with respect to certain residential mortgage loans, and the procedures by which such remedies may be exercised, are governed by the loan documents and Illinois law. Under the lending documents used by the Bank, the Bank is prohibited from accelerating the maturity of a residential mortgage loan, commencing any legal action (including foreclosure proceedings) to collect on such loan, or taking possession of any loan collateral until the lender has first provided the delinquent borrower with at least 30 days' prior written notice specifying the nature of the delinquency and the borrower's right to correct such delinquency. In the event the default is not cured on or before the date required in the notice, the Bank may, at its option, require immediate payment in full of all sums secured by the mortgage without further demand and may institute foreclosure proceedings.

    Assuming the foreclosure is uncontested, the Bank can complete the foreclosure and obtain a deed to the collateral property within eight to ten months of filing the complaint in Illinois. Under Illinois law, the mortgagor has a Right of Reinstatement. Specifically, the mortgagor has the right to cure all defaults that existed had no acceleration occurred provided that such cure is made prior to the expiration of 90 days from the date the court obtains jurisdiction over the mortgagor.

    Loans are placed on a non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, the Bank does not accrue interest on loans past due 90 days or more. All previously accrued but unpaid interest is deducted from interest income. Consumer loans more than 120 days delinquent are generally written-off as loss.

    Real estate acquired by the Bank as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired, it is recorded at the lower of cost or fair value at the date of the acquisition and any write-down resulting therefrom is charged to the allowance for losses on loans. Similar treatment is accorded to the collateral for loans or securities which have been deemed to constitute in-substance foreclosures. All incidental costs, such as insurance and real estate taxes, incurred in maintaining the Bank's lien on the collateral property are capitalized between the date the loan becomes delinquent and the date of acquisition. After the date of acquisition, all costs incurred in maintaining the property are expensed and costs incurred for the improvement or development of such property are capitalized. The Bank had no real estate owned at December 31, 1995.

    The Bank records loans as in-substance foreclosures if the borrower has little or no equity in the property based upon its current fair value, if repayment can be expected only to come from operation or sale of the collateral and if the borrower has effectively abandoned control of the collateral or has continued to retain control of the collateral but, because of the current financial status of the borrower, it is doubtful the borrower will be able to repay the loan in the foreseeable future.

                                         42



    The following table sets forth information with respect to loans past due 60-89 days in the Bank's portfolio at the date indicated:

                                   At June 30,         At December 31,
                                       1996        1995  1994 1993 1992 1991
                                           (Dollars in Thousands)
Loans past due 60-89 days:
One-to-four residential                $0          $21    $ 0  $0  $51  $56
Commercial/agricultural
 real estate                            0            0      0   0    0    0
Construction loans                      0            0      0   0    0    0
Commercial/agricultural                 0            0      0   0    0    0
Consumer loans                          2            3      0   0    7    2
Total past due 60-89 days           $   2          $24    $ 0  $0  $58  $58

    The table on the following page details nonaccrual loans and real estate owned by the Bank. There were no non-accrual loans at June 30, 1996.

    If interest on nonaccrual loans had been accrued, interest income on consumer loans would have been increased by $422 for the year ended December 31, 1995. At December 31, 1994, interest income on consumer loans would have been increased by $630 and interest income on one-to-four family residential loans would have been increased by $648.

    At June 30, 1996, the Bank had no nonperforming assets and there were no mortgage loans 90 days or more delinquent at June 30, 1996. The Bank had no real estate owned at June 30, 1996. At December 31, 1995, the Bank's nonperforming assets totaled $3,354, one consumer loan, which is in a workout situation. There were no mortgage loans 90 days or more delinquent at December 31, 1995. The Bank had no real estate owned at December 31, 1995.
At December 31, 1994, the Bank's nonperforming assets totaled $24,019 and consisted of one single-family residential mortgage loan of $19,555 and one consumer loan of $4,464. Both loans were in approved workout situations.



                                         43

Non-Accrued Loans and Real Estate Owned

     The following table sets forth information regarding nonaccrual loans and real estate owned by the Bank at the dates indicated. As of the dates indicated, the Bank did not have any material restructured loans within the meaning of Statement of Financial Accounting Standard No. 15 or any accruing loan more than 90 days delinquent:

                                           (Dollars in Thousands)
                                    At
                                  June 30,             At December 31,
                                   1996       1995    1994   1993   1992   1991
One-to-four residential             $0        $  0    $ 20   $  0   $ 55   $144
Commercial/agricultural
 real estate                         0           0       0      0      0      0
Construction loans                   0           0       0      0      0      0
Commercial/agricultural              0           0       0      0      0      0
Consumer loans                       0           3       4      9     18     34
Total nonaccrual loans               0        $  3    $ 24   $  9   $ 73   $178

Total real estate owned(2)           0           0       0      0      0     10

Total nonperforming assets           0        $  3    $ 24   $  9   $ 73   $188

Total loans delinquent 90 days or
 more to net loans receivable        0        0.04%   0.35%  0.14%  1.24%  2.93%

Total loans delinquent 90 days
 or more to total assets             0        0.02%   0.12%  0.04%  0.34%  0.80%

Total nonperforming assets to
 total assets                        0        0.02%   0.12%  0.04%  0.34%  0.84%

___________________________
(1) The Bank does not accrue interest on loans delinquent ninety days or more; such loans are put on a nonaccrual status.

(2)  Includes real estate in judgment and in-substance foreclosures.

                                         44

     Classified Assets. Regulations of the FDIC and OBRE require that each insured institution review and classify its assets on a regular basis. The Bank has adopted a Classification of Assets Policy and Procedures and has made the President/Managing Officer of the Bank responsible for approving classifi-cations and valuation allowances and for making appropriate recommendation as to the changes in procedures and policies to the Board for approval. In addition, in connection with examinations of insured institutions, OBRE and FDIC examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications of problem assets: standard, doubtful and loss. Substandard assets must have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weakness of substandard assets with the additional characteristic that the weaknesses make the collection of liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that its continuance as an asset of the institution is not warranted. The Bank's Classification of Assets Policies and Procedures also contains a special mention category, described as assets which do not currently expose the Bank to a sufficient degree of risk to warrant classification, but do possess credit deficiencies or potential weaknesses deserving management's close attention. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss or charge-off such amount. A portion of general loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital.

    The Bank has complied with all regulatory requirements for reviewing and classifying problem loans. These procedures were reviewed during the recently completed regulatory examination and the examiners found the above described procedures for reviewing and classifying loans and establishing adequate valuation reserves to be satisfactory. Regulations require that the Bank obtain an appraisal on a foreclosed property when it obtains title to the property. This happens when the foreclosure process is completed and the asset is transferred from foreclosure or redemption status to real estate owned. Prior to that time, management obtains the best information available regarding the current value of the property from inspection of the property by qualified staff members and directors, review of existing appraisal information and analyses of local markets by Bank approved appraisers.

    At June 30, 1996, December 31, 1995, 1994 and 1993, the aggregate amounts of the Bank's classified assets, and of the Bank's general and specific loan loss allowance for the periods then ended, were as follows:

                                           (Dollars is Thousands)
                                      At
                                    June 30,      At December 31,
                                     1996       1995      1994     1993
     Substandard assets              $ 74        $97      $127     $ 74
     Doubtful assets                    0          0         0        0
     Loss                               0          0         0        0
     Special mention                    0          0         0        0
     Specific loan allowance            0          0         0        0
     General loan allowance            93         94        93       94



Allowance for Losses on Loans

     The allowance for losses on loans is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate loan loss allowance. For loans delinquent more than 90 days, the property securing the loan is physically inspected and an estimated valuation of the property is made. Once that amount is determined, the difference between such value and the unpaid balance of the loan is established as a specific reserve. On larger loans, the Bank has instituted a program to have an appraiser value the collateral when foreclosure seems probable.

                                         45

     Management is not aware of any loans other than those already identified which currently warrants the establishment of a specified allowance for loss. In addition, the Bank cannot currently predict the amount, if any, of anticipated charge-offs to the allowance for losses on loans for the year ended December 31, 1996. However, based on the evaluation of the risk inherent in its loan portfolio at June 30, 1996, management considers the level of the allowance for losses on loans more than adequate to provide for losses through December 31, 1996.

     As a result of the declines in real estate market values and the significant losses experienced by many financial institutions, there has been a greater level of scrutiny by regulatory authorities of the loan portfolios of financial institutions, undertaken as a part of the examinations of such institutions by the OBRE and FDIC. The results of recent examinations of other depository institutions indicate that these regulators may be applying more conservative criteria in evaluating real estate market values. The Bank was not required to increase its provisions for general loan losses after its most recent examination dated March 4, 1996. While the Bank believes it had established its existing allowances for loan losses in accordance with GAAP at June 30, 1996, there can be no assurances that the applicable regulators, when reviewing the Bank's loan portfolio in the future, will not request the Bank to increase its allowance for loan losses, thereby adversely affecting the Bank's financial condition and earnings.

                                          46


Analysis of Loan Loss Allowance

     The following table sets forth an analysis of the Bank's allowance for loan losses at or for the periods indicated.  Where specific loan loss reserves have been established, any difference between the loss reserve and the amount of loss realized has been charged to the allowance for loan losses.
                                                             (Dollars in Thousands)
                                         June 30,                  December 31,
                                           1996       1995       1994      1993      1992    1991
Allowance at beginning of period            $94        $93        $94      $123      $166   $ 224
Provision for loan losses                     0          2        ( 1)     ( 15)     ( 45)  (  86)

Charge-offs:
 Residential real estate                      0          0          0         0         0      0
 Commercial/agricultural
  real estate                                 0          0          0         0         0       0
 Commercial/agricultural                      0          0          0         0         0       0
 Consumer                                     1          1          0        15         5       8
   Total charge-offs                          1          1          0        15         5       8

Recoveries                                    0          0          0         1         7      36

   Net charge-offs                            1          1          0        14       ( 2)  (  28)

Allowance-balance at end of period          $93        $94        $93       $94      $123   $ 166

Ratio of allowance to gross loans
 receivable at the end of
 the period                                1.08%      1.12%      1.34%     1.40%     2.05%   2.66%

Ratio of allowance to non-performing
 assets at end of period                    N/A    3133.33%    387.50%  1044.44%   168.49%  88.30%


                                         47





Distribution of Loan Loss Allowance

     The distribution of the Bank's allowance for losses on loans at the dates indicated is summarized as follows:


                                                          (Dollars in Thousands)
                                                             At December 31,
                              1995               1994              1993               1992              1991
                         Amount   % (1)    Amount   % (1)    Amount   % (1)     Amount    % (1)   Amount   % (1)
One-to-four family       $ 14     68.49%    $ 20    77.91%    $ 22    79.50%     $ 39     82.25%   $ 72    80.70%
Commercial/
 agricultural
 real estate                0     13.15%       0     6.71%       0     7.01%        0      3.82%      0     6.13%
Commercial/
 agricultural               0      5.46%       0     2.48%       0     0.16%        0      0.00%      0     0.00%
Consumer                    8     12.90%       7    12.90%       8    13.33%       31     13.93%     41    13.17%
Unallocated                72                 66                64                 53                53
  Total                  $ 94    100.00%    $ 93   100.00%   $  94   100.00%    $ 123    100.00%   $166   100.00%

(1) Represents percentage of Loan in Each Category to Total Loans

                            At June 30,
                               1996
                         Amount    % (1)
One-to-four family       $ 13      69.68%
Commercial/
 agricultural
 real estate                0      14.18%
Commercial/
 agricultural               0       4.04%
Consumer                    6      12.10%
Unallocated                74          -
  Total                  $ 93     100.00%

                                        48




Investment Activities

    The Bank is required by regulations to maintain certain liquidity ratios and does so by investing in securities that qualify as liquid assets under OBRE and FDIC regulations. In addition, the Bank invests in securities in order to utilize excess funds that have not been invested in loans, though the yield on investments is generally less than that available on loans. Such securities include obligations issued or fully guaranteed by the U. S. Government, mortgage-backed securities, certain federal agency obligations, certain time deposits and negotiable certificates of deposit issued by commercial banks and other specific investments, including commercial paper and corporate debt securities, as well as a mutual fund that invests primarily in adjustable rate mortgage securities. The Bank also has an investment in the common stock of the FHLB-Chicago in order to satisfy the requirement for membership in such FHLB (See Note 1 of Notes to Consolidated Financial Statements contained in the Annual Report). At December 31, 1995, the Bank's investment securities and interest-earning deposits totaled $10,411,264, or 54.28% of total assets. At December 31, 1994, the Bank's investment securities and interest-earning deposits totaled $12,103,015, or 61.42% of total assets. SEE Management Discussion Liquidity in Annual Report.

    The Bank's investment decisions are made by the Bank's President in accordance with the Bank's Investment Portfolio Policy and in consultation wit the Bank's Board of Directors, which also serves as the Bank's Investment Committee. The Board is responsible for formulating the investment policy guidelines, the approval of the Bank's investment strategies and for monitoring the investment performance of the Bank. The investment policy of the Bank is designed to provide liquidity to the Bank, to assist in reducing interest rate risk, and to maximize returns on the investment portfolio. The investment policy is also intended to comply with the guidelines set forth in the "Supervisory Policy Statement on Securities Activities" issued by the FDIC on February 28, 1992.

    The Bank balances the investment portfolio to current and anticipated needs. Maturities are laddered so as to balance the amount of funds requiring reinvestment at any time. In addition, investments are chosen to maintain required liquidity ratios and the requirements of the Qualified Thrift Lender ("QTL") test.

    Effective December 31, 1993, the Bank adopted SFAS No. 115. SFAS No. 115 requires the Bank to classify certain securities as available for sale if the Bank may sell said securities to meet liquidity or other investment needs, rather than holding them to maturity. Any security that is classified as available for sale is stated at current fair market value, rather than historical cost, and any resulting adjustment is reflected in the equity section of the Bank's balance sheet with no effect on current income.
(See Note 1-Accounting Policies-Investment Securities in the Notes to the Consolidated Financial Statements.) During the years ended December 31, 1995 and 1994, the Bank had no securities held for trading.

                                         49


Investment Securities Analysis

     The following table sets forth LCS Bancorp, Inc.'s consolidated securities portfolio at the date indicated:



                                                               (Dollars in Thousands)
                                                                 December 31,
                                             1995                       1994                      1993
                                        Book      % of            Book       % of            Book     % of
                                        Value     Total           Value      Total           Value    Total
Investment Securities:
DEBT SECURITIES:
 U.S. Government/Agency Securities
  Held to Maturity                     $ 1,237    15.38%         $   998     10.71%         $     0     0.00%
  Available for Sale                     1,257    15.63%           1,183     12.70%           2,555    26.23%
Mortgage Backed Securities
 Held to Maturity                           99     1.23%             116      1.24%             142     1.46%
 Available for Sale                      1,529    19.01%           1,648     17.69%           2,160    22.17%
Corporate Bonds
 Held to Maturity                          594     7.38%           1,224     13.14%             934     9.59%
 Available for Sale                      1,407    17.49%           1,303     13.98%           1,125    11.55%
Total Debt Securities                    6,123    76.12%           6,472     69.46%           6,916    71.00%
EQUITY SECURITIES:
 FHLB Stock                                 77      .96%              76       .81%              95      .98%
 Investment in Mutual Fund               1,844    22.92%           2,770     29.73%           2,730    28.02%
 Total Equity Securities                 1,921    23.88%           2,846     30.54%           2,825    29.00%
TOTAL INVESTMENTS                        8,044   100.00%           9,318    100.00%           9,741   100.00%
OTHER INTEREST EARNING ASSETS:
 FHLB Overnight Fund                     1,234                     1,457                      2,162
Cash Management Accounts                   154                        79                        121
Certificates of Deposit in
  other financial institutions             979                     1,249                      1,412
Total Other Interest Earning Assets      2,367                     2,785                      3,695

TOTAL                                  $10,411                   $12,103                    $13,436


                                          50



Investment Portfolio Maturities

     The following table sets forth the maturities and weighted average yields of the securities in the Company's investment portfolio at December 31, 1995 using carrying values:


                                                        (Dollars in Thousands)
                                          Less Than           One to
                                           One Year          Five Years       Over Five Years
                                      Amount     Yield    Amount    Yield     Amount    Yield   Total     Yield

U.S. Government/Agency Securities      $  565    6.43%    $1,929    6.05%      $   0    0.00%   $2,494    6.14%
Mortgage-Backed Securities                  0    0.00%     1,007    6.67%        621    7.69%    1,628    7.05%
Corporate Bonds                             0    0.00%     2,001    6.59%          0    0.00%    2,001    6.59%
FHLB Stock (1)                              0    0.00%        77    7.06%          0    0.00%       77    7.06%
Mutual Fund                             1,844    6.14%         0    0.00%          0    0.00%    1,844    6.14%
  Totals                               $2,409             $5,014                $621            $8,044



(1) The FHLB Stock has no stated maturity. For purposes of this table, it's maturity is assumed to be one to five years.


                                          51



Sources of Funds

    General. Deposits are the primary source of the Bank's funds for use in lending and for other general business purposes. In addition to deposits, the Bank obtains funds from normal loan amortization and prepayments and from operations. Contractual loan payments are a relatively stable source of funds, which deposit inflows and outflows and loan prepayments are significantly influenced by general market interest rates and economic conditions.
Borrowings may be used on a short-term basis to compensate for seasonal or other reductions in normal sources of funds or for deposit inflows at less than projected levels. Borrowings may also be used on a longer term basis to support expanded lending or investment activities.

    Deposits. The Bank has historically emphasized fixed-rate certificates accounts and regular passbook savings accounts. The Bank has a number of different programs designed to attract both short-term and long-term deposits of the general public by providing an assortment of accounts and rates. These programs include passbook and certificates of deposit ranging in maturity terms from 6 to 48 months. The Bank also offers checking accounts (both interest-bearing and non-interest bearing) and money market accounts.

    The Bank's deposits are obtained primarily from residents in its primary market area. The principal methods used by the Bank to attract deposits include offering a wide variety of services and accounts, competitive interest rates, personalized services, convenient office location, and the offering of various types of "special, limited time" deposit programs. The Bank utilizes traditional marketing methods to attract new customers and savings deposits, including print media advertising, radio and direct mailings. The Bank does not utilize brokered deposits or actively seek negotiated rate certificates of deposit in excess of $100,000 ("jumbo certificates").

    The Bank's deposit composition has shifted somewhat in recent years as the general levels of market interest rates has decreased significantly from the levels experienced during the 1980's. The Bank has attempted to shift deposits to emphasize lower-cost products, such as regular savings accounts, money market accounts and checking accounts. Thus, while deposit balances have been decreasing, the Bank's cost of funds have also decreased. Furthermore, since regular savings accounts, money market accounts and checking accounts tend to be less interest rate sensitive than certificates of deposit, the Bank's emphasis of these accounts is also consistent with its interest rate risk management strategy.


                                         52


Deposit Balances

The following table sets forth information concerning the Bank's time deposits and other deposits at December 31, 1995:


                                                                 Percentage
                     Category            Minimum      Balance     of Total
    Term       Checking and Savings       Balance    (in 000's)   Deposits

None           NOW Accounts              $  250      $   726         4.25%
None           Non-interest Checking        100          161          .94%
None           Money Market Accounts      2,500          735         4.31%
None           Passbook Savings             100        1,128         6.61%


               Certificates of Deposit
6 month        Fixed Rate, Fixed Term     1,000        1,609         9.43%
12 month       Fixed Rate, Fixed Term     1,000        3,251        19.05%
18 month       Fixed Rate, Fixed Term     1,000        1,320         7.73%
24 month       Fixed Rate, Fixed Term     1,000          608         3.56%
30 month       Fixed Rate, Fixed Term     1,000        1,182         6.93%
36 month       Fixed Rate, Fixed Term     1,000          111         0.65%
48 month       Fixed Rate, Fixed Term     1,000        1,494         8.75%
60 month       Fixed Rate, Fixed Term     1,000        1,695         9.93%
Odd Term       Fixed Rate, Fixed Term     1,000          107         0.63%


               IRA Accounts
12 month       Fixed Rate, Fixed Term       250           60         0.35%
18 month       Fixed Rate, Fixed Term       250          153         0.90%
24 month       Fixed Rate, Fixed Term       250           19         0.11%
30 month       Fixed Rate, Fixed Term       250          311         1.82%
36 month       Fixed Rate, Fixed Term       250            0         0.00%
48 month       Fixed Rate, Fixed Term       250          616         3.61%
60 month       Fixed Rate, Fixed Term       250        1,773        10.39%
Odd Term       Fixed Rate, Fixed Term       250            9         0.05%

               Total Deposits                        $17,068       100.00%
               Accrued Interest                           89
               Total                                 $17,157

                                         53

Time Deposits by Rates

The following table sets forth the Bank's time deposits classified by rate as of the date indicated:


                                     At December 31,
Rate                      1995           1994           1993
Below 4.00%              $     0        $   389        $ 3,902
4.00%-5.99%               13,163         14,170          6,254
6.00%-7.99%                1,155            155          1,030
8.00%-8.99%                    0            191          2,130
9.00 and over                  0              0          2,680

  Total                  $14,318        $14,905        $15,996



The following table sets forth the amounts (in thousands) and maturities of time deposits at December 31, 1995 using weighted rates:


                                        Amount Due
                 Up to     1-2     2-3     3-4   After 4            Percent of
Rate            One Year  Years   Years   Years   Years     Total      Total
4.00%-5.99%      $6,831  $3,000  $1,270  $2,062   $   0   $13,163      91.93%
6.00%-7.99%         300       0       0       0     855     1,155       8.07%
8.00% and over        0       0       0       0       0         0       0.00%
  Total          $7,131  $3,000  $1,270  $2,062   $ 855   $14,318     100.00%


     Substantially all of Litchfield's depositors are residents of the local communities.


  Borrowings. The Bank is permitted to obtain advances from the FHLB-Chicago upon the security of capital stock of the FHLB-Chicago it owns and certain of its home mortgage loans and other assets (principally, securities which are obligations of, or guaranteed by, the U.S. Government or agencies thereof), provided certain standards related to creditworthiness have been met.
See "REGULATION-Federal Home Loan Bank System." Such advances may be made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities and the FHLB-Chicago prescribes the acceptable uses to which the advance pursuant to each program may be made, as well as limitations on the size of such advances. Depending on the program, such limitations are based either on a fixed percentage of the Bank's regulatory capital or on the FHLB's assessment of the Bank's credit-worthiness. The FHLB is required to review its credit limitations and standards at least once every six months. Prepayment of FHLB -Chicago advances would incur prepayment penalties. At December 31, 1995, the Bank had no outstanding borrowings, nor has it had any borrowings during any of the most recent five years.

Subsidiaries

  Litchfield has no subsidiaries.


Employees

  As of December 31, 1995, Litchfield had six full-time employees, and two part-time employees. The employees are not represented by a collective bargaining unit. The Bank believes its relationship with its employees to be excellent. The holding Company had no employees at December 31, 1995 or at any time during the year.


                                         54


Offices and Other Material Properties

  As of December 31, 1995, the Bank conducted its business from its only office, equipped with a two-lane drive-up facility, located at 501 North State, Litchfield, Illinois. The net book value of the Bank's investment in office, properties, and equipment totaled $207,657 at December 31, 1995. See Note 7 of Notes to Financial Statements included herein. The Bank uses the services of an independent third-party data processing service to process customer records. The net book value of the Bank's data processing equipment at December 31, 1995 was approximately $4,500.

Competition

  The Bank faces significant competition in attracting deposits. Its most direct competition for deposits has historically come from commercial banks located in its market area, all of which are substantially larger than the Bank. The Bank also faces additional significant competition for investors' funds from short-term money market mutual funds and issuers of corporate and government securities. The Bank competes for deposits principally by offering depositors a variety of deposit programs, a convenient location and hours, and other services. The Bank does not rely upon any individual group or entity for a material portion of its deposits.

  The Bank's competition for real estate loans comes principally from mortgage banking companies, commercial banks and other savings institutions. The Bank competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers, real estate brokers and builders. Factors which affect competition include the general and local economic conditions, current interest rate levels and volatility in the mortgage markets.


                               LEGAL PROCEEDINGS

  Other than ordinary routine litigation incidental to banking, LCS is not a party to, and none of LCS's property is subject to, any pending legal proceedings.


                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  During 1995, LCS had, and expects to have in the future, banking transactions with officers and directors of LCS, their immediate families and entities in which they are principal owners (more than 10% interest). The transactions are in the ordinary course of business and on substantially the same terms, including interest rates and security, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable factors.


                                    EXPERTS

  The financial statements of LCS as of December 31, 1995, included in LCS' 1995 Annual Report to Shareholders which is incorporated herein by reference, have been audited by Sikich, Gardner & Co., LLP, independent public accountants. Representatives of Sikich, Gardner & Co., LLP are expected to be present at the LCS Special Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.


                             AVAILABLE INFORMATION

     Incorporated by reference herein are (i) the Annual Report of LCS on Form 10-K for the year ended December 31, 1995, as filed with the SEC and
(ii) the Quarterly Report for LCS on Form 10-Q for the quarter ended June 30, 1996, as filed with the SEC, and (iii) any documents filed subsequent to the date of this Proxy Statement.

     Any shareholder of LCS may obtain a copy of LCS' Annual Report on Form 10-K or Quarterly Report on Form 10-Q by contacting Carol J. Radtke, President of LCS, 501 N. State Street, Litchfield, Illinois 62056. LCS will provide such reports without charge. In addition, such reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60601; and 7 World Trade Center, 13th Floor, New York, N. Y. 10048. Copies of each such materials may also be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549.


                                         55

                             SHAREHOLDER PROPOSALS

  To be eligible for inclusion in the Company's proxy material relating to the next annual meeting of shareholders in the event the Merger is not consummated, a shareholder proposal must have been received by the Secretary at the offices of the Company at the address set forth on the first page of this Proxy Statement, not later than November 1, 1996. Any such proposal will be subject to Proxy Rule 14a-8 of the rules and regulations of the Securities and Exchange Commission.

                                 OTHER MATTERS

  The Board of Directors is not aware of any business to come before the LCS Special Meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the LCS Special Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

                                          By Order of the Board of Directors


                                          s/Rhonda Reener
                                          Rhonda Reener
                                          Secretary


____________________, 199__
Litchfield, Illinois





                                         56










                                  ANNEX I







                      AGREEMENT AND PLAN OF MERGER
                              BY AND AMONG
                       JACKSONVILLE SAVINGS BANK
                                  AND
                            LCS BANCORP, INC.
                                  AND
                   LITCHFIELD COMMUNITY SAVINGS, S.B.




























                        Agreement and Plan of Merger

                                By and Among


                          Jacksonville Savings Bank

                                     and

                              LCS Bancorp, Inc.
                                     and
                      Litchfield Community Savings, S.B.







                           Dated: August 13, 1996



















                           TABLE OF CONTENTS

                                                                     Page No.

ARTICLE I...............................................................    1
    THE COMPANY MERGER AND MERGER.......................................    1
      1.1   The Merger..................................................    1
      1.2.  Effective Time of the Merger................................    2
      1.3.  Closing.....................................................    2
      1.4.  Modification of Structure...................................    3

ARTICLE II..............................................................    3
    EFFECT OF THE COMPANY MERGER AND MERGER;
      CERTAIN ACTIONS IN CONNECTION THEREWITH...........................    3
      2.1.  Effect of the Merger........................................    3
      2.2.  Effect on LCS Common Stock..................................    4
      2.3.  Options.....................................................    4
      2.4.  Jacksonville to Make Cash Available.........................    4
      2.5.  Payment of Cash.............................................    4

ARTICLE III.............................................................    5
    REPRESENTATIONS AND WARRANTIES OF JACKSONVILLE......................    5
      3.1.  Corporate Organization......................................    5
      3.2.  Authorization...............................................    6
      3.3.  No Violation................................................    6
      3.4.  Consents and Approvals......................................    6
      3.5.  Information Supplied for Inclusion in the LCS Proxy Statement   7
      3.6.  Cash Payment................................................    7
      3.7.  Accuracy of Information.....................................    7
      3.8.  Supplement to Jacksonville Disclosure Schedule..............    7
      3.9.  Litigation..................................................    7
      3.10  Information in the Jacksonville Proxy Statement.............    7

ARTICLE IV..............................................................    8
    REPRESENTATIONS AND WARRANTIES OF LCS AND LITCHFIELD................    8
      4.1.  Corporate Organization......................................    8
      4.3.  Authorization...............................................    9
      4.4.  No Violation................................................    9
      4.5.  Reports and Financial Statements............................    9
      4.6.  Consents and Approvals......................................   10
      4.7.  Absence of Certain Changes..................................   10
      4.8.  Employee and Employee Benefits Matters......................   11
      4.9.  Litigation..................................................   12
      4.10. Tax Matters.................................................   13
      4.11. Information in the LCS Proxy Statement......................   13
      4.12. Environmental Matters.......................................   13
      4.13. Insurance...................................................   15
      4.14. Compliance with Laws and Orders.............................   15
      4.15. Governmental Regulation.....................................   15
      4.16. Contracts and Commitments...................................   16
      4.17. Agreements with Directors, Officers and Shareholders........   16
      4.18. Accuracy of Information.....................................   16
      4.19. Supplement to LCS Disclosure Schedule.......................   16
      4.20. Title to Assets; Leases.....................................   17
      4.21. Information Supplied for Inclusion in the
                Jacksonville Proxy Statement............................   17
      4.22. Fees........................................................   17
      4.23. Business of LCS.............................................   18

ARTICLE V...............................................................   18
   COVENANTS OF JACKSONVILLE............................................   18
      5.1.  Affirmative Covenants.......................................   18
      5.2.  Negative Covenants..........................................   18
      5.3.  Breaches....................................................   18
      5.4.  Employee Benefit Plans: Employment Arrangements.............   19
      5.5.  Filing of Applications......................................   20
      5.6.  Expenses....................................................   20
      5.7.  Supplement to Jacksonville Disclosure Schedule..............   20
      5.8.  Confidentiality.............................................   20
      5.9.  Non-Assignability...........................................   21

ARTICLE VI..............................................................   21
    COVENANTS OF LCS....................................................   21
      6.1.  Affirmative Covenants.......................................   21
      6.2.  Negative Covenants..........................................   21
      6.3.  Report to Jacksonville......................................   24
      6.4.  Breaches....................................................   24
      6.5.  Supplement to Disclosure Schedule...........................   24
      6.6.  Expenses....................................................   24
      6.7.  Consents and Approvals......................................   25
      6.8.  Dissenters' Rights..........................................   25

ARTICLE VII.............................................................   25
    ADDITIONAL AGREEMENTS...............................................   25
      7.1.  LCS Shareholders' Meeting...................................   25
      7.2.  Proxy Statement for LCS Shareholders' Meeting...............   25
      7.3.  Jacksonville Shareholders' Meeting..........................   25
      7.4.  Proxy Statement for Jacksonville Shareholders' Meeting......   26
      7.5.  Cooperation:  Regulatory Approvals..........................   26
      7.6.  Reports.....................................................   26
      7.7.  Brokers or Finders..........................................   26
      7.8.  Additional Agreements: Reasonable Efforts...................   27
      7.9.  Release of Information......................................   27
      7.10. Access to Properties and Records; Confidentiality...........   27
      7.11. Certain Policies............................................   28

ARTICLE VIII............................................................   28
    CONDITIONS TO THE OBLIGATIONS OF JACKSONVILLE.......................   28
      8.1.  No Material Adverse Effect..................................   28
      8.2.  Representations and Warranties..............................   28
      8.3.  Performance and Compliance..................................   29
      8.4.  No Proceeding or Litigation.................................   29
      8.5.  Consents Under Agreements...................................   29
      8.6.  No Amendments to Resolutions................................   29
      8.7.  Certificate of LCS Officers.................................   29
      8.8.  Corporate Proceedings.......................................   29
      8.9.  Legal Opinion...............................................   29

ARTICLE IX..............................................................   30
    CONDITIONS TO THE OBLIGATIONS OF LCS................................   30
      9.1.  Representations and Warranties..............................   30
      9.2.  Performance and Compliance..................................   30
      9.3.  Corporate Proceedings.......................................   30
      9.4.  Certificate of Jacksonville Officers........................   30
      9.5.  Legal Opinion...............................................   30
      9.6.  Fairness Opinion............................................   30

ARTICLE X...............................................................   31
    CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES........................   31
     10.1.  Governmental Approvals......................................   31
     10.2.  No Injunctions or Restraints................................   31
     10.3.  LCS and Jacksonville Shareholder Approval...................   31
     10.4   Corporate Proceedings.......................................   31

ARTICLE XI..............................................................   32
    TERMINATION.........................................................   32
     11.1.  Reasons for Termination.....................................   32
     11.2.  Effect of Termination.......................................   33

ARTICLE XII.............................................................   33
    MISCELLANEOUS.......................................................   33
     12.1.  Nonsurvival of Representations, Warranties and Agreements...   33
     12.2.  Expenses....................................................   34
     12.3.  Waivers:  Amendments........................................   34
     12.4.  Assignment:  Parties in Interest............................   34
     12.5.  Entire Agreement............................................   35
     12.6.  Captions and Counterparts...................................   35
     12.7.  Certain Definitions.........................................   35
     12.8.  Enforcement of the Agreement................................   35
     12.9.  Governing Law...............................................   35
     12.10. Notices.....................................................   35



                                   SCHEDULES

Schedule 3.1
Schedule 3.9
Schedule 4. 1 (a)
Schedule 4.2
Schedule 4.4
Schedule 4.5
Schedule 4.6
Schedule 4.7
Schedule 4.8(a)
Schedule 4.8(b)
Schedule 4.9
Schedule 4. 1 0
Schedule 4.12(a)
Schedule 4.12(b)
Schedule 4.12(c)
Schedule 4.12(d)
Schedule 4.12(e)
Schedule 4.12(f)
Schedule 4.13
Schedule 4.14
Schedule 4.15
Schedule 4.16
Schedule 4.17
Schedule 4.20(b)
Schedule 5.4(a)


Exhibits

Agreement of Company Merger.....................................   Exhibit A
Plan of Merger..................................................   Exhibit B
Plan of Complete Liquidation and Dissolution....................   Exhibit C
Legal Opinion of Kemp, Grzelakowski & Lorenzini, Ltd............   Exhibit D
Legal Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C......   Exhibit E




                       AGREEMENT AND PLAN OF MERGER


          This Agreement and Plan of Merger, dated as of August 13, 1996 (the "Agreement"), is entered into by and among Jacksonville Savings Bank ("Jacksonville") and LCS Bancorp, Inc. ("LCS"), the holding company for Litchfield Community Savings, S.B. ("Litchfield"). References to Jacksonville include subsidiaries of Jacksonville ("Jacksonville Subsidiary") unless the context indicates otherwise. References to LCS shall include Litchfield unless the context indicates otherwise.

                           W I T N E S S E T H:

    WHEREAS, Jacksonville is an Illinois-chartered stock savings bank headquartered in Jacksonville, Illinois, 54% of the issued and outstanding capital stock of which is owned by Jacksonville Bancorp, MHC, an Illinois chartered mutual holding company; and

    WHEREAS, Litchfield is an Illinois-chartered stock savings bank head-quartered in Litchfield, Illinois, 100% of the issued and outstanding capital stock of which is owned by LCS, a Delaware Corporation in stock form; and

    WHEREAS, the parties desire to provide for Jacksonville's acquisition of Litchfield pursuant to a Merger (as defined in Section 1.1(b) below) of Jacksonville and Litchfield on or after the Effective Time (as defined in Section 1.2 hereof); and

    WHEREAS,  in connection with the Company Merger (as defined in Section 1.1
(a) below) the outstanding capital stock of LCS will be converted into the right to receive cash; and

    WHEREAS, it is intended that Jacksonville and Litchfield will be merged such that Jacksonville will be the surviving corporation and that the resulting savings institution will expand its market area and achieve certain economies of scale and efficiencies as a result of the Merger.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties, and agreements herein contained, and in order to set forth the conditions upon which the foregoing Merger will be carried out, the parties, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I.

                         THE COMPANY MERGER AND MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the provisions of. Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. 1828(c)), as amended (the "Bank Merger Act"), and Section 8004 of the Illinois Savings Bank Act (the "Savings Bank Act"), and the rules and regulations promulgated under each of the Bank
Merger Act and the Savings Bank Act (the "Regulations"), at the Effective Time, the parties hereby agree that the following corporate transactions shall occur substantially concurrently in the order set forth below:

    (a) Pursuant to the Agreement of Company Merger, attached hereto as Exhibit A, among Jacksonville, LCS and a to-be-formed Illinois corporation which is to be wholly owned by Jacksonville, such to-be-formed corporation shall be merged with and into LCS (the "Company Merger') and, in connection therewith, and subject to the rights of dissenting stockholders which have been asserted and duly perfected in accordance with the provisions of Section 262 of the Delaware General Corporation Law ("DGCL"), each share of common stock, $.01 par value per share, of LCS ("LCS Common Stock") and each option to purchase LCS Common Stock granted pursuant to the LCS stock option plans, as identified herein, outstanding immediately prior to the Effective Time (as defined herein) of the Company Merger shall be canceled in exchange for the right to receive the Purchase Price (as defined herein), with the result that LCS will become a wholly owned subsidiary of Jacksonville.

    (b) Pursuant to the Agreement of Merger, attached hereto as Exhibit B, between Litchfield and Jacksonville, Litchfield shall merge with and into Jacksonville simultaneously with or immediately following consummation of the transactions referred to in Section 1.1(a) hereof, with the result that Jacksonville will acquire all of the assets and liabilities of Litchfield and Litchfield shall cease to exist (the "Merger"). In effecting the Merger, Jacksonville may charter an interim savings bank.

    (c) Pursuant to the Plan of Complete Liquidation and Dissolution (the "Plan"), attached hereto as Exhibit C, LCS shall be liquidated into Jacksonville simultaneously with or immediately following consummation of the transactions referred to in Sections 1.1(a) and (b) hereof, with the result that Jacksonville will acquire all of the assets and liabilities of LCS and LCS shall cease to exist.

    1.2. Effective Time of the Merger. As soon as practicable after each of the conditions set forth in Articles VIII, IX and X hereof have been satisfied or waived, Jacksonville and Litchfield will file, or cause to be filed, the Agreement of Merger attached as Exhibit B hereto (the "Merger Agreement"), along with copies of the resolutions approved by LCS as sole stockholder of Litchfield approving the Merger of Litchfield and Jacksonville with the Illinois Commissioner of Banks and Real Estate ("Commissioner"). The Commissioner shall then issue to Jacksonville, as the surviving institution, a certificate of merger. The Merger shall become effective at the time when the certificate of merger is recorded in the counties in which either Jacksonville or Litchfield has an office (the "Effective Time").

    1.3. Closing. If (a) the Agreement and the transactions contemplated here-by have been duly approved as required by the shareholders of LCS and Jackson-ville, and (b) all relevant conditions of the Agreement have been satisfied or waived, the closing (the "Closing") shall take place as promptly as practicable thereafter at the executive offices of Jacksonville. At the Closing, the parties hereto will exchange certificates, letters and other documents as required hereby and will cause the filing described in Section 1.2 hereof with respect to the Merger to be made. Such Closing will take place within ten (10) business days of the satisfaction or waiver of all conditions and/or obliga-tions and applicable waiting periods contained in Articles VIII, IX and X of this Agreement. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                                         2


    1.4. Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Jacksonville may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the stock-holders of LCS as a result of such modification, (ii) the consideration to be paid to holders of LCS Common Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals.


                                 ARTICLE II.

                   EFFECT OF THE COMPANY MERGER AND MERGER;
                   CERTAIN ACTIONS IN CONNECTION THEREWITH

         2.1.             Effect of the Merger.

         (a) Jacksonville, as the surviving institution in the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of LCS and Litchfield, all as more fully described in the Merger Agreement and the Regulations. The name of Jacksonville, as the surviving institution in the Merger, shall remain "Jacksonville Savings Bank".

         (b) Following the Merger, Jacksonville will operate Litchfield's office as a branch office. Jacksonville will use its reasonable efforts to have this branch office operate under a "doing business as" name of Litchfield Community Savings, a division of Jacksonville Savings Bank.

         (c) At the Effective Time, each share of capital stock of LCS issued and outstanding immediately prior thereto shall, by virtue of the Company Merger, be canceled. Each option to purchase LCS Common Stock granted pursuant to LCS' stock option plans and outstanding immediately prior to the Effective Time shall, by virtue of the Company Merger, be canceled. No new shares of the capital stock or other securities or obligations of Jacksonville shall be issued or be deemed issued with respect to or in exchange for such canceled shares, and such canceled shares of capital stock shall not be converted into any shares or other securities or obligations of Jacksonville.

         (d) Simultaneously with the Merger, each share of Litchfield common stock issued and outstanding immediately prior thereto shall by virtue of the Merger be canceled.

         (e) The Articles of Incorporation and bylaws of Jacksonville, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and bylaws of Jacksonville, as the surviving institution of the Merger.

         (f) The directors and officers of Jacksonville immediately prior to the Effective Time shall be the directors and officers of Jacksonville, as the surviving institution of the Merger, and shall continue in office until their successors are duly elected or otherwise duly selected.


                                         4

         (g) All deposit accounts of Litchfield existing immediately prior to the Merger shall, upon consummation of the Merger, remain insured by the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law and regulation.

         2.2. Effect on LCS Common Stock. At the Effective Time, by virtue of the Company Merger and without any action except as specified herein on the part of the holders of shares of LCS Common Stock, each issued and outstanding share of LCS Common Stock (except as otherwise provided in the Regulations with respect to the rights of dissenting shareholders of LCS) shall be converted into the right to receive $17.75 in cash (the "Purchase Price"). All shares of LCS Common Stock which are held in the treasury of LCS and any shares of LCS Common Stock owned by Jacksonville or any direct or indirect wholly owned subsidiary or parent of Jacksonville shall be canceled.

        2.3 Options. As of the Effective Time, Jacksonville shall pay to each holder of an option which has been granted by LCS to purchase shares of LCS Common Stock, and which is outstanding and exercisable but unexercised immediately prior to the Effective Time in accordance with LCS' stock option plans, an amount in cash computed by multiplying (i) any positive difference obtained by subtracting from (x) the per share amount of the Purchase Price and
(y) the per share exercise price applicable to such option by (ii) the number of shares of LCS Common Stock subject to such option, subject, with respect to each such holder, to the receipt by Jacksonville of an acknowledgment from such holder that such payment shall constitute consideration for the termination and cancellation of such option. LCS agrees to take or cause to be taken all action necessary so that each such option outstanding immediately before the Effective Time as a result of the failure of the holder thereof to deliver the acknowledgment described in the preceding sentence shall be converted into a right to receive the amount described in the preceding sentence.

     2.4. Jacksonville to Make Cash Available. At the Effective Time, Jacksonville shall make available the amount of cash payable pursuant to
Section 2.2 and Section 2.3 hereof.

     2.5     Payment of Cash.
     (a) Jacksonville shall act as the exchange agent (the "Exchange Agent") in connection with the Company Merger. At the closing, the Exchange Agent shall (except to those holders of LCS Common Stock who have properly exercised dissenters' rights of appraisal) pay to each holder who delivers his or her certificate or certificates representing such shares to the Exchange Agent a check for an amount equal to the number of shares represented by the certifi-cate or certificates so surrendered to the Exchange Agent multiplied by the Purchase Price. As to each holder of record of LCS Common Stock who does not surrender his shares at Closing, the Exchange Agent shall send a notice and form of letter of transmittal advising such shareholder of the effectiveness of the Company Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing shares of LCS Common Stock. Each shareholder who thereafter delivers his or her certificate or certificates representing such shares to the Exchange Agent shall be mailed a check for an amount, without interest, equal to the number of shares represented by the certificate or certificates so surrendered to the Exchange Agent multiplied by the Purchase Price. Upon surrender, each certificate evidencing LCS Common Stock shall be canceled. Until so surrendered, each outstanding certificate which prior to the Effective Time evidenced shares of LCS Common Stock will be deemed for all purposes (except as otherwise provided in Section 2.2 hereof) to

                                         4

evidence the right to receive cash, without interest, equal to the number of shares represented by the certificate or certificates multiplied by the Purchase Price. After the Effective Time, there shall be no further registra-tion of transfers on the records of LCS of shares of LCS Common Stock and, if a certificate evidencing such shares is presented for transfer, it shall be canceled in exchange for a check (except as otherwise provided in Section 2.2 hereof) in the appropriate amount as calculated above. Notwithstanding any provision of this Agreement, neither the Exchange Agent nor any person, firm or entity shall be liable or obligated to any former holder of any share of LCS Common Stock (or to anyone claiming through any such former holder) with respect to amounts to which any such holder would have been entitled as a consequence of the Company Merger, if such amounts have been paid, or are payable, to any public official pursuant to any abandoned property, escheat or similar laws.

     (b) If delivery of all or any part of the cash to be paid in connection with the Company Merger is to be paid to a person other than the person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition to such delivery that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such a delivery pay to the Exchange Agent any transfer or other taxes required by reason of such delivery in any name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (c) In the event any certificate for LCS Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall deliver (except as other-wise provided in Section 2.2 hereof) in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, the cash to be paid in the Company Merger as provided for herein; provided, however, that Jacksonville may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such reasonable sum as Jacksonville may direct as indemnity against any claim that may be made against Jacksonville, LCS or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.


                                   ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF JACKSONVILLE


                Jacksonville hereby represents and warrants to LCS as follows:

     3.1.   Corporate Organization.

     (a) Jacksonville is a stock savings bank duly organized and validly existing and in good standing under the laws of the State of Illinois. The Jacksonville Subsidiary is duly organized and validly existing and in good standing under the laws of the State of Illinois.

     (b) The to-be-formed corporation referred to in Section 1.1(a) hereof will be duly organized and validly existing under the laws of the jurisdiction of its incorporation and have the authority to consummate the Company Merger contemplated herein.

                                         5


     (c) All deposit accounts issued by Jacksonville are insured by the FDIC to the maximum extent permitted under applicable law.,

     (d) Jacksonville has all requisite corporate power and authority to own, operate and lease its properties as presently owned, operated and leased and to engage in the activities and business now being conducted by it.
Schedule 3.1 to the Jacksonville disclosure schedule attached hereto as Annex I (the "Jacksonville Disclosure Schedule") lists each "subsidiary" of Jacksonville.

      3.2. Authorization. The Board of Directors of Jacksonville has approved the Agreement and the transactions contemplated hereby and has authorized the execution, delivery and performance by Jacksonville of the Agreement. No other corporate proceeding on the part of Jacksonville is necessary to authorize the Agreement or to consummate the transactions contemplated hereby, and Jacksonville has full corporate power and authority to enter into the Agreement and to consummate the transactions contemplated hereby subject to the condi-tions set forth in Articles VIII and X of this Agreement. This Agreement has been duly and validly executed and delivered by Jacksonville and constitutes the valid and binding obligation of Jacksonville, enforceable against each of them in accordance with its terms, subject to (a) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (b) the application of equitable principles if equitable remedies are sought.

    3.3. No Violation. Neither the execution and delivery of the Agreement nor, subject to the receipt of the consents and approvals contemplated by
Section 3.4, the consummation of the transactions contemplated herein will,
(a) conflict with, result in the breach of, constitute a violation of, constitute a default under or accelerate the performance of the terms of any government regulation, judgment, order or decree of any court or other govern-mental agency to which Jacksonville or any of the Jacksonville Subsidiaries may be subject, or any contract, agreement or instrument to which Jacksonville or any of the Jacksonville Subsidiaries is a party or by which Jacksonville or any of the Jacksonville Subsidiaries are bound or committed, or the articles of incorporation of Jacksonville, the articles of incorporation of any of the Jacksonville Subsidiaries, or the bylaws of Jacksonville or any of the Jacksonville Subsidiaries, or, any law, or any rule or regulation of any governmental agency or authority, or (b) constitute an event that with the lapse of time or action by a third party could result in a default under any of the foregoing, or (c) result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Jacksonville or any of the Jacksonville Subsidiaries.

     3.4. Consents and Approvals. Other than the receipt of approvals required by the Savings Bank Act the Bank Merger Act the Bank Holding Company Act ("BHCA"), and the regulations promulgated under said acts, or waivers to such approvals, and the approval of Jacksonville's stockholders, no filing or registration with, no notice to and no permit, authorization, consent or approval of any public or governmental body or authority is necessary for the consummation by Jacksonville of the transactions contemplated by the Agreement. Jacksonville knows of no reason (including those relating to fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and antitrust or consumer disclosure laws and regulations) why the regulatory approvals should not be obtained.

                                         6

    3.5. Information Supplied for Inclusion in the LCS Proxy Statement. Any information regarding Jacksonville or any of the Jacksonville Subsidiaries supplied by Jacksonville to LCS specifically for inclusion in the LCS Proxy Statement (as defined in Section 7.2 hereof) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

   3.6.  Cash Payment.   Jacksonville has sufficient funds to pay the cash
payment required under Sections 2.2 and 2.3 and such payment will not cause it to fail to meet any regulatory capital requirements to which it is subject.

   3.7. Accuracy of Information. The statements made by Jacksonville in the Agreement and in any other written documents executed and/or delivered by or on behalf of Jacksonville pursuant to the terms of the Agreement are true and correct in all material respects.

   3.8. Supplement to Jacksonville Disclosure Schedule. Jacksonville will promptly supplement or amend the Jacksonville Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement would have been required to be set forth or described in the Jacksonville Disclosure Schedule. No supplement or amendment to the Jacksonville Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in Section 9.1 hereof.

   3.9. Litigation. Except as set forth in Schedule 3.9 to the Jacksonville Disclosure Schedule, no claims have been asserted and no relief has been sought against Jacksonville or any of the Jacksonville Subsidiaries in any pending litigation or governmental proceedings or otherwise which would be reasonably likely to result in Jacksonville becoming unable to pay the Purchase Price or otherwise perform its obligations under, and consummate the transactions contemplated by, this Agreement.

   3.10. Information in the Jacksonville Proxy Statement. Jacksonville represents and warrants that the Jacksonville Proxy Statement will not, either at the time it is mailed to Jacksonville stockholders in connection with the Jacksonville Stockholders Meeting (as defined in Section 7.3 hereof) or at the time of the Jacksonville Stockholders Meeting, contain any untrue statement of fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that none of the representations and warranties in this Section 3. 10 shall apply to statements in or omissions from the Jacksonville Proxy Statement made in reliance upon and in conformity with information about or furnished by or on behalf of LCS for use in the Jacksonville Proxy Statement.

                                         7

                                    ARTICLE IV.

                REPRESENTATIONS AND WARRANTIES OF LCS AND LITCHFIELD


     LCS and Litchfield represent and warrant to Jacksonville as follows:

     4.1. Corporate Organization.

          (a) LCS and Litchfield have all requisite corporate power and authority to own, operate and lease their properties as presently owned, operated or leased and to engage in the activities and business now conducted by each of them. LCS and Litchfield are qualified to do business in each jurisdiction in which the nature of business conducted or assets owned or leased by each of LCS and Litchfield makes such qualification necessary and where a failure to do so would have a Material Adverse Effect. The jurisdictions in which LCS and Litchfield are qualified to do business as a foreign corporation are identified in Schedule to the LCS disclosure schedule attached hereto as Annex II (the "LCS Disclosure Schedule"). LCS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Litchfield is a member in good standing of the Federal Home Loan Bank of Chicago and all eligible accounts issued by Litch-field are insured by the FDIC to the maximum extent permitted under applicable law. Litchfield is a savings bank duly organized, validly existing and in good standing under the laws of the State of Illinois. Other than Litchfield, LCS has no direct or indirect subsidiaries.

         (b) LCS and Litchfield have each delivered to Jacksonville true and complete copies of the certificate or articles of incorporation, organization certificate or other chartering instrument and bylaws of LCS and Litchfield, respectively, in effect on the date hereof. The minute books of LCS and Litchfield each contain accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any committee thereof) and of the stockholder(s) of LCS recorded therein, and as of the Effective Time such minute books will contain accurate minutes of all such meetings and such consents in lieu of meetings respectively held or executed prior thereto. The minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the stockholder(s) and board of directors of LCS and Litchfield and all committees thereof. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committee thereof) or of the stockholder(s) of LCS and Litchfield.

     4.2. Capitalization. The authorized capital stock of LCS consists of 400,000 shares of LCS Common Stock, par value $.01 per share, and 100,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of June 30, 1996, there were issued and outstanding 107,640 shares of LCS Common Stock and no shares of Preferred Stock. As of June 30, 1996, 10,350 shares of LCS Common Stock were reserved for issuance pursuant to stock options and no shares of Preferred Stock were reserved for issuance pursuant to stock options. All of such issued and outstanding shares of LCS capital stock are validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights. LCS does not have any arrangements or commitments obligating LCS to issue or sell or otherwise dispose of, or to purchase or redeem, shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock. Schedule 4.2 of the LCS Disclosure Schedule sets forth a complete and accurate list of all options

                                       8

to purchase LCS Common Stock that have been granted and which remain unexercised, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to grant. To the best of LCS' knowledge, no person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) other than as set forth at Schedule 4.2 of the LCS Disclosure Schedule, is the beneficial owner of 5% or more of the outstanding LCS Common Stock. The authorized capital stock of Litchfield consists of 1,000 shares of common stock, par value $1.00 per share, and 9,000 shares of preferred stock, par value $100 per share. As of June 30, 1996, 1,000 shares of Litchfield common stock and no shares of preferred stock were outstanding. All shares of Litchfield common stock are held by LCS free and clear of all liens and encumbrances.

     4.3. Authorization. The respective Boards of Directors of LCS and Litchfield have approved the Agreement and the transactions contemplated thereby and authorized the execution, delivery and performance by LCS and Litchfield of the Agreement. No other corporate proceeding on the part of either LCS or Litchfield is necessary to authorize the Agreement or to consummate the transactions contemplated thereby other than the approval of the holders of LCS Common Stock as provided in Section 7.1 hereof and the approval of LCS as sole stockholder of Litchfield common stock. LCS and Litchfield have full corporate power and authority to enter into the Agreement and, upon approval of the shareholders of LCS Common Stock in accordance with law and subject to the additional conditions set forth in Articles IX and X of this Agreement, to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by LCS and Litchfield and constitutes the valid and binding obligations of LCS and Litchfield, enforceable against it in accordance with its terms, subject to (a) all applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally or the rights of creditors of savings associations the accounts of which are insured by the FDIC, (b) the application of equitable principles if equitable remedies are sought, and
(c) the provisions of this Agreement providing that the Company Merger will be enforceable only upon approval by the holders of LCS Common Stock as described in Section 7.1 hereof.

     4.4. No Violation. Other than as set forth in Schedule 4.4 of the LCS Disclosure Schedule, neither the execution and delivery of the Agreement nor, subject to the receipt of the consents and approvals contemplated by Section 4.6, the consummation of the transactions contemplated herein will (a) conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any judgment, order or decree of any court or other governmental agency to which LCS or Litchfield may be subject, or any contract, agreement or instrument to which either LCS or Litchfield is a party or by which LCS or Litchfield are bound or committed, or the certificate of incorporation of LCS or the bylaws of LCS, the articles of incorporation of Litchfield or bylaws of Litchfield, or, to the knowledge of LCS or Litchfield (as defined in Section 12.7(e) hereof), any law, or any rule or regulation of any governmental agency or authority, or (b) constitute an event that with the lapse of time or action by a third party, or both, could result in a default under any of the foregoing or (c) result in the creation of any material lien, charge or encumbrance upon any of the assets, properties or stock of LCS or the capital stock of LCS.

     4.5. Reports and Financial Statements. LCS has previously furnished Jacksonville with true and complete copies of its (a) Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and annual meeting proxy statements. As of their respective dates, such reports and statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of

                                          9

the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of LCS included in such reports or otherwise delivered to Jacksonville (collectively referred to herein as the "LCS Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of LCS as of the dates thereof and the results of its operations and changes in consolidated financial position for the periods then ended, subject, in the case of the unaudited interim consolidated financial statements, to normal year-end audit adjust-ments, any other adjustments described therein, and the absence of certain footnotes. Except as set forth in Schedule 4.5 to the LCS Disclosure Schedule, since December 31, 1995, LCS has not suffered a Material Adverse Effect and LCS is not aware of any event or circumstance, or series of events and circum-stances, which is reasonably likely to result in a Material Adverse Effect to LCS. The books and records of LCS have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. As of December 31, 1995, except and to the extent (i) reflected, disclosed or provided for in the consolidated financial statements referred to above and (ii) of liabilities incurred since December 31, 1995 in the ordinary course of business and consistent with prudent banking practice, LCS does not have any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of LCS.

     4.6. Consents and Approvals. Other than as set forth in Schedule 4.6 to the LCS Disclosure Schedule and other than the receipt of approvals required by the Savings Bank Act, the Bank Merger Act, the Regulations, the BHCA and applicable federal securities and state laws, and the approval of the holders of LCS Common Stock as described in Section 7.1 hereof, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any public or governmental body or authority is necessary for the consummation by LCS of the transactions contemplated by the Agreement or to enable LCS to continue to conduct its business after the Effective Time in a manner which is consistent with that in which it is presently conducted, except where the failure to make such filing or obtain such permit, authorization, consent or approval will not in the aggregate have a Material Adverse Effect.

     4.7. Absence of Certain Changes. Since December 31, 1995, and except as otherwise permitted by this Agreement, LCS has not except as set forth in
Schedule 4.7 to the LCS Disclosure Schedule: (a) issued or sold any corporate debt securities as issuer thereof; (b) granted any option for the purchase of its capital stock; (c) declared or set aside or paid any dividend or other distribution in respect of its capital stock; (d) incurred any material obligation or liability (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business in accordance with past practices; (e) mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent and landlord liens) any of its material assets or properties except pledges to secure government deposits and in connection with repurchase or reverse repurchase agreements; (f) discharged or satisfied any material lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in LCS' consolidated balance sheet as of December 31, 1995, and current liabilities incurred since the date thereof in the ordinary course of business in accordance with past practices; (g) sold, exchanged or otherwise disposed of any of its material capital assets other than in the ordinary course of business in accordance with past practices; (h) materially made or modified any wage or salary increase other than routine periodic increases in salary for


                                    10

employees in the ordinary course of business and in accordance with past practices or as required by law, entered into any employment contract with or other arrangement with respect to the employment of any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit sharing, retirement or similar plan or arrangement; (i) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets or waived any rights of value that are material in the aggregate, considering its business taken as a whole; (j) except in the ordinary course of business in accordance with past practices, entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; (k) entered into any material transaction outside the ordinary course of its business in accordance with past practices, except as expressly contemplated by the Agreement; or (l) except in the ordinary course of business in accordance with past practices or as reflected in the LCS consolidated financial statements, sold or otherwise disposed of any of its material investment securities.

     4.8. Employee and Employee Benefits Matters.   (a) Schedule 4.8(a) to the
LCS Disclosure Schedule lists (i) each employee benefit plan within the meaning of ERISA Section 3(3) ("LCS Benefit Plans") which is maintained by LCS for the benefit of any current or former employee, officer, director, consultant or agent; (ii) each plan, program or arrangement for the provision of medical, surgical, or hospital care or benefits, benefits in the event of sickness, accident, disability, death, unemployment, severance, vacation, apprenticeship, day care, scholarship, prepaid legal services or other benefits; and (iii) every other retirement or deferred compensation plan, bonus or incentive compensation plan or arrangement, severance or vacation pay arrangement, or other fringe benefit plan, program or arrangement through which LCS provides benefits for or on behalf of any current or former employee, officer, director, consultant or agent. LCS has delivered or made available to Jacksonville a true and correct copy of (a) each LCS Benefit Plan, (b) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS") with respect to each LCS' Benefit Plan, if applicable, (c) each trust agreement and group annuity contract, if any, relating to such LCS Benefit Plan, (d) the most recent actuarial report or valuation relating to a LCS Benefit Plan subject to Title IV of ERISA and (e) all rulings and determination letters and any open requests for rulings or letters that pertain to any LCS Benefit Plan.

      (b) All of the plans, programs and arrangements described in this Sec-tion 4.8 or listed in Schedule 4.8(a) to the LCS Disclosure Schedule that are subject to ERISA and the Internal Revenue Code ("Code") are in material compliance with all applicable requirements of ERISA and the Code and all other applicable federal and state laws, including, without limitation, the reporting and disclosure requirements of Part I of Title I of ERISA. Each of the LCS Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under
Section 401(a) of the Code satisfies the applicable requirements of such provision and there exist no circumstances that would adversely affect the qualified status of any such Plan under that section, except with respect to any required retroactive amendment for which the remedial amendment period has not yet expired. All contributions required to be made under the terms of any LCS Benefit Plan have been timely made. Except as set forth in Schedule 4.8(b) to the LCS Disclosure Schedule, there is no pending or, to the knowledge of LCS, threatened litigation, claim, action, governmental proceeding or investi-gation against or relating to any LCS Benefit Plan which could give rise to any material liability, and there is no reasonable basis for any material litigations, claims, actions or proceedings against any such LCS Benefit Plan.

                                         11

No LCS Benefit Plan (or LCS Benefit Plan fiduciary) has engaged in a non-exempt "Prohibited Transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan. There have been no acts or omissions by LCS that have given rise to any fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, or that may give rise to any material fines, penalties, taxes or related damages under such laws for which LCS may be liable. LCS has no knowledge of, or any reasonable basis to believe, that any material liability under Title IV of ERISA has been incurred by LCS, any former Affiliates of LCS or the LCS Benefit Plans since the effective date of ERISA that has not been satisfied in full, and that any condition exists that pre-sents a material risk of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been made or will be made when due. With respect to each of the LCS Benefit Plans which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan or Plans, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits and LCS is not aware of any facts or circum-stances that would materially change the funded status of any such ERISA Plan. None of the LCS Benefit Plans is a "multi employer pension plan" as such term is defined in section 3(37) of ERISA. Except as listed on Schedule 4.8(a) of the LCS Disclosure Schedule, no employee of LCS will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any LCS Benefit Plan as a result of the transactions contemplated by this Agreement. Other than current or contingent liabilities previously disclosed on Schedule 4.8(a) of the LCS Disclosure Schedule, neither LCS nor any LCS Benefit Plan will have any material current or contingent liability with respect to any Plan. All group health plans of LCS, including any plans of current and former Affiliates of LCS that must be taken into account under Section 4980B of the Code or Section 601 of ERISA or the requirements of any similar state law regarding insurance continuation, have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable. All payments due from any LCS Benefit Plan (or from LCS with respect to any LCS Benefit Plan, in any case, not including the Management Stock Bonus Plan of LCS) have been made, and all amounts properly accrued to date as liabilities of LCS that have not yet been paid have been properly recorded on the books of LCS.

     4.9. Litigation. Except as set forth in Schedule 4.9 to the LCS Disclosure Schedule, no claims have been asserted and no relief has been sought against LCS in any pending litigation or governmental proceedings or otherwise which would be reasonably expected to result in damages or other relief which would be reasonably Rely to have a Material Adverse Effect. To the knowledge of LCS, there are no circumstances, conditions, events or arrangements, contractual or otherwise, which may hereafter give rise to any proceedings, claims, actions or government investigations involving LCS which would reasonably be expected to result in damages or other relief which would be reasonably likely to have a Material Adverse Effect, nor are any such proceed-ings, claims, actions or government investigations threatened. Except as set forth in Schedule 4.9 to the LCS Disclosure Schedule, LCS is not a party to any order, judgment or decree which would reasonably be expected to have a Material Adverse Effect, and LCS (a) is not the subject of any cease and desist order, or other formal or informal enforcement action by any regulatory authority and (b) has not made any, commitment to or entered into any agreement with any regulatory authority that restricts or adversely affects its operations or financial condition.

                                         12

     4.10.  Tax Matters.   LCS has timely filed (inclusive of applicable
extension periods) with the appropriate governmental agencies all material federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports (including information returns and reports) that are required to be filed, and LCS is not materially delinquent in the payment of any taxes shown on such returns or reports or on any assessments for any such taxes received by LCS. There are included in the LCS Financial Statements adequate reserves for the payment of all accrued but unpaid material federal, state and local taxes of LCS, including interest and penalties, whether or not disputed for such fiscal years as reflected therein and all fiscal years prior thereto. LCS has not executed or filed with the Internal Revenue Service ("IRS") or any state tax authority any agreement extending the period for assessment and collection of any federal or state tax, and LCS is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes. There is no outstanding material assessment or claim for collection of taxes against LCS. Except as set forth in Schedule 4.10 to the LCS Disclosure Schedule, the federal income tax returns of LCS have been audited by the IRS (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such audit which have not been resolved and paid in full or adequate reserves or accruals established in accordance with generally accepted accounting principles with respect thereto.

       LCS has not, during the past five (5) years, except as disclosed in
Schedule 4.10 to the LCS Disclosure Schedule, received any notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental agency, with respect to any federal, state, county or local taxes. No federal or state tax return of LCS is currently the subject of any audit by the IRS or any other governmental agency. During the past five (5) years, no material deficiencies have been asserted in connection with the federal and state income tax returns of LCS, and LCS has no reason to believe that any material deficiency would be asserted relating thereto. Except as disclosed in
Schedule 4.10 to the LCS Disclosure Schedule, LCS is not a party to any agreement providing for allocation or sharing of taxes. LCS has not ever been a member of an "affiliated group of corporations" (within the meaning of Section 1504(a) of the Code) filing consolidated returns, other than the affiliated group of which LCS is or LCS was the common parent.

     4.11. Information in the LCS Proxy Statement. The LCS Proxy Statement will not, either at the time it is mailed to the shareholders of LCS in connection with the LCS Shareholders' Meeting (as defined in Section 7.1 hereof) or at the time of the LCS Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that none of the representations and warranties in this Section 4.11 shall apply to statements in or omissions from the LCS Proxy Statement made in reliance upon and in conformity with information about or furnished by or on behalf of Jacksonville for use in the LCS Proxy Statement.

     4.12. Environmental Matters. For purposes of this Section 4.12, the following terms shall have the indicated meaning:

         "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and

                                         13

animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (1) the Comprehensive, Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act 42, U.S.C. Section 300f, et seq; and all comparable state and local laws, and
(2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

          "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, govern-mental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

          "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

          "Loan Portfolio Properties and Other Properties Owned" means those properties owned, leased or operated by LCS, including those properties serving as collateral for any loans made and retained by LCS or for which LCS serves in a trust relationship for the loans retained in portfolio.

         (a) Other than as set forth on Schedule 4.12(a) to the LCS Disclosure Schedule, to the knowledge of LCS, LCS is in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a material adverse effect on the business, operations, assets, financial condition or prospects of LCS. Other than as set forth on Schedule 4.12(a) to the LCS Disclosure Schedule, since December 31, 1991, LCS has not received any communication alleging that LCS is not in such compliance and, to the knowledge of LCS, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         (b) Other-than as set forth on Schedule 4.12(b) to the LCS Disclosure Schedule, to the knowledge of LCS, LCS has not been or is not in violation of or liable under any Environmental Law, except any such violations or liabili-ties which would not singly or in the aggregate have a material adverse effect on the business, operations, assets or financial condition of LCS.

         (c) Other than as set forth on Schedule 4.12(c) to the LCS Disclosure Schedule, to the knowledge of LCS, none of the Loan Portfolio Properties and Other Properties Owned by it has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of LCS.

                                         14

         (d) Other than as set forth on Schedule 4.12(d) to the LCS Disclosure Schedule, to the knowledge of LCS, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by LCS under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a material adverse effect on the business, operations, assets or financial condition of LCS.

         (e) Other than as set forth on Schedule 4.12(e) to the LCS Disclosure Schedule, to the knowledge of LCS, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against LCS or against any person or entity whose liability for any Environmental Claim LCS has or may have retained or assumed either contractually or by operation of law, except such which would not have a material adverse effect on the business, operations, assets, financial condition or prospects of LCS.

         (f) LCS has set forth on Schedule 4.12(f) to the LCS Disclosure Schedule, any environmental studies conducted by it during the past five years with respect to any properties owned by it as of the date hereof.

         4.13.  Insurance.  LCS has delivered to Jacksonville as part of
Schedule 4.13 to the LCS Disclosure Schedule true, accurate and complete copies of all insurance policies and fidelity bonds of LCS. Each such policy is in full force and effect, with all premiums due thereon on or prior to the Closing Date having been paid as and when due. LCS has not been notified that its fidelity or insurance coverage will not be renewed by its carrier(s) on substantially the same terms as its existing coverage. All such policies (i) are sufficient for compliance by LCS with all requirements of law and all agreements to which LCS is a party, and (ii) will not terminate or lapse prior to the Effective Time without similar policies being obtained that would continue until the Effective Time.

         4.14.  Compliance with Laws and Orders.  Except as set forth in
Schedule 4.14 to the LCS Disclosure Schedule, LCS has not received notice of any violation or alleged material violation of, or, to the knowledge of LCS, is subject to any liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing material violations of, any law, statute or regulation. LCS is not in default under, and no event has occurred that, with the lapse of time or action by a third party or both, could result in a default under the terms of any judgment, decree, order, writ, rule or regula-tion of any governmental authority or court, whether federal, state or local and whether at law or in equity, where the failure to be in full compliance would reasonably be expected to result alone or in the aggregate in damages, which would be reasonably likely to have a Material Adverse Effect.

         4.15. Governmental Regulation. LCS holds all material licenses, certificates, permits, franchises and rights from all appropriate federal, state and other public authorities necessary for the conduct of its business; and, between the date hereof and the Closing Date, LCS will maintain all such licenses, certificates, permits, franchises and rights in effect. Except as set forth in Schedule 4.15 to the LCS Disclosure Schedule, LCS is not a party or subject to any agreements, directives, orders or similar arrangements


                                         15

between or involving LCS and any state or federal savings institution regula-tory authority. In connection with its most recent examination of Litchfield, neither the Commissioner nor the FDIC have informed Litchfield, whether by written communication or otherwise, to amend or change in any way its accounting methods, methods of operation or business practices, or to classify any loans not previously classified or to charge-off loans, or increase its allowance for loan losses or to take or discontinue any activity or action.

     4.16. Contracts and Commitments. Except as set forth in Schedule 4.16 to the LCS Disclosure Schedule, LCS is not a party to or bound by any (a) material lease or license with respect to any property, real or personal; (b) material contract or commitment for capital expenditures; (c) material contract or commitment for total expenses for the purchase of materials, supplies or for the performance of services by third parties for a period of more than 60 days from the date of this Agreement; (d) material contract or option for the purchase or sale of any real or personal property other than in the ordinary course of business; or (e) agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of LCS. To its knowledge, LCS has performed in all material respects all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party or both, could result in a default resulting in material damages or other material default under any outstanding mortgage, lease, contract, commitment or agreement to which LCS is a party or by which LCS is bound or under any provision of its articles of incorporation or bylaws. Each such outstanding material mortgage, lease, contract, commitment or agreement is a valid and legally binding obligation of LCS subject to (x) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors rights generally or the rights of creditors of savings associations the accounts of which are insured by the FDIC, and (y) the application of equitable principles if equitable remedies are sought.

     4.17. Agreements with Directors, Officers and Shareholders. Except as set forth in Schedule 4.17 to the LCS Disclosure Schedule, no director, executive officer, or holder of five percent (5.0%) or more of the outstanding capital stock of LCS nor any associate of any such person (a "LCS Principal")
(a) is or has during the period subsequent to December 31, 1995, been a party (other than as a depositor) to any transaction with LCS, whether as a borrower or otherwise, that (i) was made other than in the ordinary course of business,
(ii) was made on other than substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable trans-actions with other persons, or (iii) involves more than the normal risk of collectability or presents other unfavorable features; or (b) is a party to any material loan or loan commitment, whether written or oral.

     4.18. Accuracy of Information. The statements made by LCS in the Agree-ment and in any other written documents executed and/or delivered by or on behalf of LCS pursuant to the terms of the Agreement are true and correct in all material respects. The statements contained in such other documents or specifically referred to in the Agreement will be deemed to constitute representations and warranties of LCS under this Agreement to the same extent as if set forth herein in full.

     4.19. Supplement to LCS Disclosure Schedule. LCS will promptly supple-ment or amend the LCS Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the LCS Disclosure Schedule.

                                         16

No supplement or amendment to the LCS Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in
Section 8.2 hereof.

     4.20.     Title to Assets, Leases

     (a) Except for (i) liens and encumbrances specifically disclosed in any of the consolidated financial statements of LCS referred to in Section 4.5 hereof, (ii) landlords' or statutory liens or other liens incurred in the ordinary course of business and not securing indebtedness for borrowed money and not yet delinquent, and (iii) liens and encumbrances which are not material in amount and do not materially impair the value of any property subject thereto or the use of such property for the purposes for which it is presently used or intended to be used, to the knowledge of LCS, LCS has good and marketable title, free and clear of all security interests, encumbrances, trust agreements, liens or other adverse claims, to all its assets and property, real and personal, reflected in the financial statements referred to in Section 4.5 hereof or acquired thereafter, which includes all property and assets used by LCS that are material to the conduct of its businesses, except for assets and property disposed of in the ordinary course of business after December 31, 1995.

     (b) LCS as lessee has the right under valid and subsisting leases to occupy, use, possess and control all property leased by it in all material respects as presently occupied, used, possessed and controlled by LCS and such leases will not terminate or lapse prior to the Effective Time or be affected in any material respect by consummation of the transactions contemplated hereby. Schedule 4.20(b) contains an accurate listing of each lease pursuant to which LCS acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same, as well as a listing of each material real property owned by LCS and used in the conduct of its business.

     (c) All real and personal property is available for inspection by Jacksonville and LCS disclaims any warranty of fitness for any particular purpose. All real and personal property of LCS is in an "AS IS" condition.
LCS has furnished an Illinois Responsible Property Transfer Act Disclosure to Jacksonville disclosing any information about any real properties to the best of LCS' knowledge. However, LCS has made no independent investigation or assessments of the condition of the real properties in any manner whatsoever including but not limited to any of the representations as to the environmental condition of any assets under this Agreement.

     4.21. Information Supplied for Inclusion in the Jacksonville Proxy Statement. Any information regarding LCS or Litchfield supplied by LCS specifically for inclusion in the Jacksonville Proxy Statement (as defined in Section 7.4 hereof) will not contain an untrue statement or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     4.22. Fees. LCS has not, and to the knowledge of LCS, none of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finders fees, and no broker or finder has acted directly or indirectly for LCS, in connection with this Agreement or the transactions contemplated hereby, except for fees payable to RP Financial, LC for preparation of a fairness opinion discussed at Section 9.6 hereof.

                                         17

         4.23. Business of LCS. Since December 31, 1995, LCS has conducted its business in the ordinary course. For purposes of the foregoing, LCS has not, since December 31, 1995, controlled expenses through the (i) elimination of employee benefits; (ii) deferral of routine maintenance of real property or leased premises; (iii) elimination of reserves where the liability related to such reserve has remained; (iv) reduction of capital improvements from previous levels; (v) failure to depreciate capital assets in accordance with past practices or to eliminate capital assets no longer used in LCS's business;
(vi) capitalized loan production expenses other than in accordance with SFAS No. 91; or (vii) extraordinary reduction or deferral or ordinary or necessary expenses.


                                      ARTICLE V.

                              COVENANTS OF JACKSONVILLE



         Jacksonville hereby agrees that from the date of this Agreement until the Effective Time:

      5.1  Affirmative Covenants.

      (a) Unless the prior written consent of LCS shall have been obtained (which shall not be unreasonably withheld), Jacksonville will maintain and will cause each of its Subsidiaries to maintain their corporate existence in good standing so as to be able to consummate the transactions contemplated by the Agreement.

      (b) As soon as reasonably practicable, Jacksonville will furnish Litchfield with copies of all of Jacksonville's periodic reports on Forms F-2, F-4 and F-3 and all proxy statements filed with the FDIC subsequent to the date hereof.

      5.2. Negative Covenants. Except as specifically contemplated by this Agreement, Jacksonville shall not do, or agree or commit to do, or permit any Jacksonville Subsidiary to do, without the prior written consent of LCS (which shall not be unreasonably withheld), any of the following:

     (a) willfully take action which would or is reasonably likely to (i) adversely affect the ability of either Jacksonville or LCS to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Jacksonville's ability to perform their covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Company Merger set forth in Articles IX and X not being satisfied; or

     (b)  agree in writing or otherwise to do any of the foregoing.

     5.3. Breaches. Jacksonville shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (would have caused or constituted a breach

                                         18

had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to LCS and use its best efforts to prevent or promptly remedy the same.

     5.4  Employee Benefit Plans: Employment Arrangements

     (a) Jacksonville shall offer continued employment to full-time employees of LCS. Employees of LCS who continue employment with Jacksonville on or after the Effective Time (all such persons referred to herein as "Continuing Employees") shall be eligible to participate in such employee benefit plans as may be in effect generally for employees of Jacksonville from time to time
(the "Jacksonville Benefit Plans"), if such Continuing Employee shall be eligible or selected for participation therein. Except as specifically set forth in this Section 5.4, Continuing Employees shall be entitled to partici-pate in the Jacksonville Benefit Plans on the same basis as new employees of Jacksonville and with Continuing Employees being given credit for their prior years of service with LCS for purposes of determining eligibility and vesting under the Jacksonville Benefit Plans. Notwithstanding anything in this Section 5.4(a) to the contrary, except as set forth in Schedule 5.4(a) to the Jacksonville Disclosure Schedule participation by Continuing Employees in employee benefit plans of Jacksonville with respect to which eligibility and participation is at the discretion of the employer, such as non-qualified deferred compensation plans, stock option plans, stock bonus plans, restricted stock plans, and other such similar plans, (but not including employee benefit plans generally available to all full-time employees of Jacksonville) shall be discretionary with such employer.

     (b) With respect to Continuing Employees, there shall be no waiting period or preexisting condition exclusions applicable under the health benefits coverage to be provided following the Effective Time to such persons, but the benefits previously received by such persons will not count toward the maximum benefit coverages provided by Jacksonville.

     (c) Continuing Employees shall receive credit for their prior years of service with LCS in determining their vacation allowance under the vacation policy of Jacksonville.

     (d) At the request of Jacksonville, which shall be made within a reasonable period of time following the execution of this Agreement, LCS shall cause its 401(k) plan (the "Litchfield 401(k) Plan") to be terminated immediately prior to the Effective Time with the accounts of participants becoming fully-vested and with the participants receiving the right to roll-over their account balances to an individual retirement account and/or Jacksonville's 401(k) plan (the "Jacksonville 401(k) Plan").

     (e) With respect to the LCS ESOP, Jacksonville will cooperate with LCS to maximize the allocation of the Merger Consideration applicable to unallocated shares to the existing participants of the LCS ESOP in a manner consistent with ERISA, the Code and any other applicable legal requirements. In this regard, the ESOP may be terminated at or prior to the Effective Time and if terminated, LCS shall promptly apply to the Internal Revenue Service for a favorable determination letter on the LCS ESOP's termination. Any and all distributions from the ESOP after its termination shall be made consistent with the determination letter of termination issued by the Internal Revenue Service relating to the termination and the allocation of any excess amounts in the LCS ESOP suspense account after repayment of any outstanding ESOP loan.

                                         19

     (f) The current Chief Executive Officer ("Executive") of LCS shall be offered a position as Vice President of Jacksonville, reporting directly to Jacksonville's President. Such position shall be considered a senior officer position. Jacksonville shall use its best efforts to enter into an employment agreement with the Executive, in consideration of the Executive foregoing her right to and payments under her existing employment agreement with LCS, said agreement providing for a three year term at an initial salary equal to the Executive's current salary. Jacksonville shall offer the Executive a deferred compensation agreement and the Executive shall be eligible for all benefits accorded to persons at the level of Vice President of Jacksonville.

     (g) LCS' assistant vice president, treasurer and secretary shall perform substantially the same function for Jacksonville as they are currently providing LCS. At least one of the individuals performing said functions shall be designated an officer of Jacksonville.

     5.5. Filing of Applications. Jacksonville shall use its best efforts promptly to prepare, submit, publish and file (a) an application to the FDIC under the Bank Merger Act; (b) a waiver request to the Board of Governors of the Federal Reserve ("FRB") under the BHCA, and (c) any other applications, notices or statements required to be filed in connection with the transactions contemplated hereby.

     5.6. Expenses. Jacksonville hereby agrees that if this Agreement or the transactions contemplated hereby are terminated by LCS pursuant to Sections 11.1(c) (iii) or (iv) as a result of a willful breach by Jacksonville, Jacksonville shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable Expenses of LCS. For purposes of this Section 5.6, the "Expenses of LCS" shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to LCS and its Affiliates) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement and any losses incurred by LCS in the disposi-tion of any assets of LCS as directed by Jacksonville pursuant to Section 7.11 of this Agreement.

     5.7. Supplement to Jacksonville Disclosure Schedule.    Jacksonville will
promptly supplement or amend the Jacksonville Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Jacksonville Disclosure Schedule. No supplement or amendment to the Jacksonville Disclosure Schedule will have any effect for the purpose of deter-mining satisfaction of the condition set forth in Section 9.1 hereof.

     5.8. Confidentiality. Jacksonville agrees to treat as strictly confidential and agrees not to divulge to any other person, natural or corporate (other than employees of, and attorneys and accountants for, such party) any proprietary financial statements, schedules, contracts, agreements, instruments, papers, customer and account lists, documents and other informa-tion relating to LCS by which it may come to know or which may come into its possession during the course of its due diligence investigation of LCS and, if the transactions contemplated hereby, are not consummated for any reason, Jacksonville agrees promptly to return to LCS all written proprietary material furnished in connection with such investigation.

                                         20

     5.9. Non-Assignability. Jacksonville hereby agrees that its rights under this Agreement may not be assigned, sold or otherwise transferred to any other party.


                                     ARTICLE VI.

                                  COVENANTS OF LCS

         LCS hereby agrees that from the date of this Agreement until the Effective Time:

     6.1. Affirmative Covenants. Unless the prior written consent of Jacksonville shall have been obtained (which shall not be unreasonably withheld) and except as otherwise contemplated herein, LCS will:

     (a) operate its business in the ordinary course in accordance with past business practices;

     (b) use its best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees (except that it shall have the right to terminate the employment of any officer or key employee in accordance with established employment procedures) and maintain its relationships with customers:

     (c) maintain its corporate existence in good standing and file all required LCS Reports (as defined in such Section 12.7(c) hereof);

     (d) use its best efforts to maintain and keep its properties in as good repair and condition as at present, except for ordinary wear and tear;

     (e) use its best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it and, in the event that LCS is unable to keep such insurance and bonds in full force and effect, to provide prompt notice of such failure to Jacksonville;

     (f) perform all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

     (g) use its best efforts to comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws and regulations; and

     (h) as soon as reasonably practicable, furnish Jacksonville copies of all LCS' financial and regulatory reports subsequent to the date hereof.

     6.2. Negative Covenants. Except as specifically contemplated by this Agreement, from the date hereof until the Effective Time, LCS shall not do, without the prior written consent of Jacksonville (which shall not be unreasonably withheld), any of the following:

                                         21

     (a) incur any material liabilities or material obligations (which in the aggregate shall not exceed $5,000), whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with prudent business practices or in connection with the transactions contemplated and permitted by the Agreement;

     (b) (i) grant any bonus or material increase in compensation to its directors or grant any bonus or any increase in compensation to its officers and employees either individually or as a class, (ii) effect any change in retirement benefits to any class of employees of officers (unless any such change shall be required by applicable law) that would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any LCS Benefit Plan, (iv) enter into any employment, severance or similar agreements or arrangements with any directors or officers.

     (c) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock.

     (d) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation, savings institution or bank, permit any other corporation, savings institution or bank to merge into it or consolidate with any other corporation or bank, in either case, unless the fiduciary duties of LCS' Board of Directors require it to do so, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any assets, or shares of any class of stock, of any corporation, savings institution, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

     (e) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of its capital stock of any class (including shares held in treasury), any debt instrument having a right to vote or any securities convertible into, or any rights, to acquire, any such shares, voting debt or convertible securities;

     (f) initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes a Different Proposal, take any action in furtherance of such inquiries or to obtain a Different Proposal, or negotiate with any person in, or agree to or endorse any Different Proposal, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, accountant or other representative retained by it to take any such action. "Different Proposal" means a bona fide proposal to acquire the entire equity interest in LCS or substantially all of the assets of LCS, which is expressly conditioned upon the termination of this Agreement and is made by a third party;

     (g) propose or adopt any amendments to its articles of incorporation or bylaws, except such amendments as may be required to consummate the transactions contemplated by this Agreement;

                                         22

     (h) enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

     (i) except in its fiduciary capacity, purchase any shares of capital stock of Jacksonville;

     (j) change any of its methods of accounting in effect at December 31, 1995, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1995, except as may be required by law or generally accepted accounting principles;

     (k) willfully take action which would or is reasonably likely to (i) adversely affect the ability of Jacksonville or LCS to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect LCS' ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Articles VIII and X not being satisfied;

     (l) change in any material respect the lending, investment, deposit, asset and liability management and other material policies concerning the business of LCS, unless required by law or regulation or, with respect to lending or depository activities, unless such change is made in response to market conditions;

     (m) file any applications or make any contract with respect to branching by LCS (whether de novo or by purchase, sale or relocation);

     (n) form any new subsidiary or enter into or invest in any partnership, joint venture or other business enterprise;

     (o)  purchase any debt securities or derivative securities;

     (p) purchase any equity securities other than Federal Home Loan Bank stock;

     (q) discharge or satisfy any lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

     (r) sell or otherwise dispose of any loan, mortgage-backed security or investment security except in the ordinary course of business consistent with prudent banking practices and policies;

     (s) modify or restructure the terms of any loans except in the ordinary course of business and consistent with prudent banking practices;

     (t) make any capital expenditures in excess of $5,000 individually or $15,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

                                         23

     (u) change its method of accounting in effect prior to the Effective Time, except as required by changes in laws or regulations or generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1995, except as required by changes in laws or regulations;

     (v) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity; or

     (w) grant or agree to pay any bonus, severance or termination payment to, or enter into or amend any employment agreement, severance agreement and/or supplemental executive agreement with any of its directors, officers or employees except as may be required pursuant to legally binding commitments existing on the date hereof and set forth on LCS Disclosure Schedule 4.8.

     (x) enter into or, except as may be required by law, modify any pension, retirement stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any annual additions to (a) LCS' employee stock ownership plan ("LCS ESOP") in excess of those amounts permitted pursuant to Sections 404 and 415 of the Code; (b) any other defined contribution or defined benefit plan not in the ordinary course of business and consistent with past practices and policies.

     (y)  agree in writing or otherwise to do any of the foregoing.

     6.3 Report to Jacksonville. LCS will use its best efforts to keep Jacksonville fully informed concerning all trends and developments of which it becomes aware that may have a material effect upon the business, any properties or condition (either financial or otherwise) of LCS.

     6.4. Breaches. LCS shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Jacksonville and use its best efforts to prevent or promptly remedy the same.

     6.5. Supplement to Disclosure Schedule. LCS will promptly supplement or amend the LCS Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the LCS Disclosure Schedule. No supplement or amendment to the LCS Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in Section
8.2 hereof.

     6.6. Expenses. LCS hereby agrees that if this Agreement or the trans-actions contemplated hereby are terminated pursuant to Sections 11.1(b)(iii) or
11.1 (b)(iv) as a result of a willful breach by LCS, LCS shall promptly (and in any event within ten (10) business days after such termination) pay all Expenses of Jacksonville. "Expenses of Jacksonville" as used in this

                                         24

Section 6.6 shall include all reasonable in amount and reasonably incurred out-of-pocket expenses of Jacksonville (including all fees and expenses of counsel, accountants, experts and consultants to Jacksonville and its Affiliates) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

     6.7. Consents and Approvals. LCS shall use its best efforts to assist Jacksonville in obtaining the consents and approvals referenced in
Section 8.5 hereof.

     6.8. Dissenters' Rights. Any holder of LCS Common Stock otherwise entitled to receive the Purchase Price for each of his or her shares shall be entitled to demand payment of the fair cash value of such shares as specified in Section 262 of the Delaware General Corporation Law ("DGCL") if the holder follows the procedures specified therein. These shares shall hereafter be specified as "Dissenting Shares." Any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall not be converted into cash as provided in
Section 2.2 hereof; provided, however, that shares of LCS Common Stock held by a dissenting shareholder who subsequently withdraws a demand for payment, fails to comply fully with the requirements of Section 262 of the DGCL, or otherwise fails to establish the right of such shareholder to be paid the fair cash value of such shareholder's shares under Section 262 of the DGCL shall be deemed to be converted into cash pursuant to the terms and conditions specified herein. LCS shall give Jacksonville prompt notice of any written demands for appraisal of any shares of LCS Common Stock, attempted withdrawals of any such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by LCS relating to shareholders' rights of appraisal. LCS shall not, except with the prior written consent of Jacksonville, voluntarily make any payment with respect to any demands for appraisals of any shares of LCS Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.


                                ARTICLE VII.

                           ADDITIONAL AGREEMENTS

     7.1. LCS Shareholders' Meeting. LCS shall, as soon as is reasonably practicable, call and hold a meeting of its shareholders (the "LCS Shareholders' Meeting") to submit for shareholder approval this Agreement. The Board of Directors of LCS will recommend that holders of LCS Common Stock vote in favor of and approve this Agreement at the LCS Shareholders' Meeting.

     7.2. Proxy Statement for LCS Shareholders' Meeting. For the purposes of holding the LCS Shareholders' Meeting, LCS shall prepare an appropriate proxy statement satisfying all applicable requirements under state and federal law and regulations thereunder (said proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "LCS Proxy Statement").

     7.3. Jacksonville Shareholders' Meeting. Jacksonville shall, if necessary, call and hold a meeting of its shareholders (the "Jacksonville Shareholders Meeting") to submit for shareholder approval this Agreement. The Board of Directors of Jacksonville will recommend that holders of its common stock vote in favor of and approve this Agreement. In the event that Jacksonville does

                                         25

not need to hold a stockholders meeting, it may provide its stockholders with an information statement setting forth the terms of this Agreement.

     7.4. Proxy Statement for Jacksonville Shareholders' Meeting. For the purposes of holding the Jacksonville Shareholders Meeting, Jacksonville shall prepare an appropriate proxy statement satisfying all applicable requirements under federal and state law and regulation.

     7.5. Cooperation: Regulatory Approvals. The parties shall cooperate, and shall cause each of their affiliates and subsidiaries to cooperate, in the preparation and submission bythem, as promptly as reasonably practicable, of such applications, petitions, waivers and other documents and materials as any of them may reasonably deem necessary or desirable to the Commissioner, the FRB, the FDIC, the Securities and Exchange Commission, the Department of Justice ("DOJ"), other regulatory authorities, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by the Agreement. Each party will have the right prior to filing to review and comment on such applications, petitions and other documents and materials and shall furnish to the other copies thereof promptly
after filing or submission thereof.   At the date hereof, none of the parties
is aware of any reason that the regulatory approvals required to be obtained by it would not be obtained. The obligation to take action as provided in this
Section 7.5 shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order or approval of, or any exemption by, any party that are unduly burdensome as reasonably determined by the Boards of Directors of Jacksonville or LCS. In the event of a restraining order or injunction which prevents the Closing by reason of the operation of Section 10.2, each of the parties hereto shall use its respective best efforts to cause such order or injunction to be lifted and the Closing to be consummated as soon as reasonably practicable.

     7.6. Reports. Prior to the Effective Time, LCS shall prepare and file as and when required all LCS Reports. LCS shall prepare such LCS Reports so that
(a) they comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they are filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) with respect to any LCS Reports containing financial information of the type included in the LCS consolidated financial statements, the financial information (i) is prepared in accordance with generally accepted accounting principles and practices as utilized in the LCS consolidated financial statements applied on a consistent basis, (ii) presents fairly the consolidated financial condition of LCS at the dates, and the results of operations and cash flows for the periods, stated therein and (iii) in the case of interim fiscal periods, reflects all adjustments, consisting only of normal recurring items, subject to year-end audit adjustments. All LCS Reports shall be provided to Jacksonville promptly following the filing of such reports with the respective regulatory authority.

     7.7. Brokers or Finders. Each of Jacksonville and LCS represents that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, other than LCS' engagement of RP Financial, LC.

                                         26

     7.8. Additional Agreements: Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Agreement, subject to the appropriate vote of (i) the shareholders of LCS described in Section 7.1. and (ii) the shareholders of Jacksonville described in Section 7.3 including cooperating fully with the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Jacksonville with full title to all properties, assets, rights, approvals, immunities and franchises of LCS, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     7.9. Release of Information. LCS and Jacksonville agree that prior to making any public announcement with respect to the transactions contemplated by this Agreement, each party will consult with the other and will use its best efforts either to agree upon the text of the proposed joint announcement to be made by both parties or to obtain the other's approval (which approval shall not be unreasonably withheld) of the text of an announcement to be made solely on behalf of such party. In the event that the parties do not ultimately agree on the text of any proposed public announcement, no such disclosure shall be made unless the party seeking to make an announcement is advised by counsel that its failure to do so would be reasonably likely to constitute a violation of law.

     7.10. Access to Properties and Records; Confidentiality. (a) LCS shall permit Jacksonville and its representatives reasonable access to its proper-ties, and shall disclose and make available to them all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of LCS, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and stockholders, organiza-tional documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which LCS may have a reasonable interest. LCS shall make its officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Jacksonville and its representatives.

     (b) All information furnished previously in connection with the trans-actions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall, upon request, return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for three years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (x) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal

                                        27

requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

     7.11. Certain Policies. At the request of Jacksonville, Litchfield s hall, no earlier than five business days prior to the Effective Time, (i) establish and take such reserves and accruals as Jacksonville shall reasonably request to conform, on a mutually satisfactory basis, Litchfield's loan, real estate, accrual and reserve policies to Jacksonville's policies and (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of severance costs, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses incurred in connection with the Merger, provided, however, that Litchfield shall not be obligated to take any such action pursuant to this Section 7.11 unless and until (x) Jacksonville specifies its request in a writing delivered to LCS, and acknowledges that all conditions to the obligations of Jacksonville to consummate the Merger set forth in Articles VIII and X have been waived (if available) or satisfied and
(y) LCS acknowledges that the conditions to its obligation to consummate the Company Merger set forth in Articles IX and X have been waived (if available) or satisfied. LCS shall not be required to take any such action that is not consistent with generally accepted accounting principles, as determined by LCS' independent auditors, or any requirement applicable to LCS or Litchfield by any bank holding company, or bank regulatory agency. The representations, warranties and covenants of LCS contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any action undertaken on account of Section 7.11 and shall not constitute grounds for termination of the Agreement by Jacksonville.


                                  ARTICLE VIII.

                  CONDITIONS TO THE OBLIGATIONS OF JACKSONVILLE

           The obligations of Jacksonville under this Agreement to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction or written waiver by Jacksonville of the following conditions:

     8.1. No Material Adverse Effect. Except as disclosed in Schedule 4.5 to the LCS Disclosure Schedule and except for general changes in market interest rates, and the transactions contemplated thereby, costs and expenses relating to this Agreement and the transactions contemplated hereby, there shall not have been any Material Adverse Effect, or discovery of a condition or the occurrence of any event that has or is likely to result in a Material Adverse Effect on LCS from December 31, 1995 to the Closing Date; provided, however, that there shall not have occurred a Material Adverse Effect for purposes of this Section 8.1 if such action that would have given rise to a Material Adverse Effect was taken by LCS at the request of Jacksonville pursuant to
Section 7.11 of this Agreement. Any regulatory changes affecting LCS or Jacksonville including all BIF/SAIF premium changes and assessments, shall not be deemed a Material Adverse Effect.

     8.2. Representations and Warranties. Each of the representations and warranties by LCS contained in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty

                                          28

expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) at, or as of, the date of this Agreement and (except to the extent such representation speaks as of an earlier date) and as of any date subsequent, until and including the Closing Date (except as otherwise contemplated or permitted by this Agreement) as though such representations and warranties were made on and as of said date. Any information provided by LCS pursuant to Section 6.5 hereof as a supplement to the LCS Schedule shall be true and correct in all material respects as of the date such information is supplied to Jacksonville.

     8.3. Performance and Compliance. LCS shall have performed or complied in all material respects with all covenants and agreements required by the Agreements to be performed and satisfied by it on or prior to the Closing Date.

     8.4. No Proceeding or Litigation. On the Closing Date, no suit, action or proceeding shall be pending or overtly threatened, and no liability or claim shall have been asserted against LCS involving any of the assets, properties, business or operations of LCS that would reasonably be expected to have a Material Adverse Effect.

     8.5. Consents Under Agreements. Jacksonville shall have received the consent or approval of each person whose consent or approval shall be required in order to permit consummation of the Merger under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument to which LCS is a party or to which its respective property is subject, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on LCS on a consolidated basis, whether prior to (if applicable) or following the consummation of the transactions contemplated hereby.

     8.6. No Amendments to Resolutions. Neither the Board of Directors of LCS nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by such Board of Directors with respect to the Agree-ment or shall have adopted any other resolutions in connection with the Agree-ment and the transactions contemplated hereby which are inconsistent with such resolutions, except resolutions adopted consistent with the express rights of LCS under the Agreement.

     8.7. Certificate of LCS Officers. LCS shall have furnished Jacksonville a certificate, signed by its Chief Executive Officer and its Chief Financial Officer, dated the Closing Date, to the effect, based on his knowledge, that the conditions described in Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6 and 8.8 of this Agreement have been fully satisfied.

     8.8. Corporate Proceedings. All action required to be taken by, or on the part of Litchfield to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by LCS.

     8.9. Legal Opinion. Jacksonville shall have received an opinion, dated the Closing Date from Kemp, Grzelakowski and Lorenzini, Ltd., counsel to LCS, substantially in the form attached hereto as Exhibit D.

                                         29

                                    ARTICLE IX.

                      CONDITIONS TO THE OBLIGATIONS OF LCS

       The obligations of LCS under this Agreement to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction or written waiver by LCS of the following conditions:

     9.1. Representations and Warranties. Each of the representations and warranties of Jacksonville contained in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) at, or as of, the date of this Agreement and (except to the extent such representation speaks as of an earlier date) and as of any date subsequent, until and including the Closing Date (except as otherwise contemplated or permitted by this Agreement) as though such representations were made on and as of said date. Any information provided by Jacksonville pursuant to Section 5.7 hereof as a supplement to the Jacksonville Disclosure Schedule shall be true and correct in all material respects as of the date such information is supplied to LCS.

     9.2. Performance and Compliance. Jacksonville shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed and satisfied by it on or prior to the Closing Date.

     9.3. Corporate Proceedings. All action required to be taken by, or on the part of Jacksonville to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by Jacksonville.

     9.4. Certificate of Jacksonville Officers. Jacksonville shall have furnished to LCS a certificate, signed by its Chief Executive Officer and its Chief Financial Officer and dated the Closing Date, to the effect, based on their best knowledge, that the conditions described in Sections 9.1, 9.2 and
9.3 of this Agreement have been satisfied.

     9.5. Legal Opinion. LCS shall have received the opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. in substantially the form attached hereto as Exhibit E.

     9.6. Fairness Opinion. LCS shall have received from RP Financial LC, an opinion dated as of the immediately prior to the date of the Proxy Statement, and a supplemental opinion dated as of the Closing Date, to the Effect that the Purchase Price is fair from a financial point of view to shareholders of LCS.

                                         30

                                     ARTICLE X

                     CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES

       In addition to the provisions of Articles VIII and IX hereof, the obligations of Jacksonville and LCS to cause the transactions contemplated herein to be consummated, shall be subject to the satisfaction or written waiver by Jacksonville and LCS of the following conditions:

     10.1. Governmental Approvals. The parties hereto shall have received all necessary approvals or waivers of the transactions contemplated by the Agree-ment from governmental agencies and authorities, including, without limitation, those of the Commissioner, the FRB, the FDIC and, if necessary, the DOJ, and each of such approvals shall remain in full force and effect and all statutory waiting periods in connection therewith shall have expired at the Closing Date and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. Provided, however, that no approval or consent referred to in this Section 10.1 shall be deemed to have been received by Jacksonville if it shall include any term, condition or requirement that, individually or in the aggregate, (i) would result in a Material Adverse
Effect on the results, business, operations, assets, or financial condition of Jacksonville on a consolidated basis, or (ii) would reduce the economic or business benefits of the transactions contemplated by this Agreement to Jacksonville in so material a manner that Jacksonville, in its reasonable judgment, would not have entered into this Agreement. Jacksonville shall notify LCS in writing of its intention to terminate this Agreement pursuant to
Section 11.1 (b) hereof as a result of the receipt by Jacksonville of any such term, condition or requirement within five business days of the written receipt of such term, condition or requirement, or the condition set forth in the second sentence of this Section 10.1 shall be deemed waived by Jacksonville.

     10.2. No Injunctions or Restraints. No suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or any state government in which it is sought to restrain or prohibit the consummation of the Company Merger or Merger and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Company Merger or Merger shall be in effect.

     10.3. LCS and Jacksonville Shareholder Approval. This Agreement shall have been duly approved by the requisite affirmative vote of the shareholders of LCS and Jacksonville as contemplated by Section 7.1 and Section 7.3 hereof.

     10.4. Corporate Proceedings. The obligations of the parties to this Agreement required to be performed at or prior to the Closing Date shall have been duly performed and complied with in all material respects. All action required to be taken by, or on the part of, the parties to this Agreement to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by the parties hereto.

                                         31

                                     ARTICLE XI.

                                     TERMINATION


     11.1 Reasons for Termination. This Agreement may be terminated and the Company Merger abandoned at any time before the Closing Date, whether before or after the approval or adoption of the Agreement by the shareholders of LCS and Jacksonville.

     (a) By mutual written consent of the Board of Directors of Jacksonville and the Board of Directors of LCS;

     (b)  By written notice from Jacksonville to LCS if:

         (i) any condition set forth in Article VIII of this Agreement shall have become impossible to substantially satisfy at any time or prior to or at the Closing has not been substantially satisfied or waived in writing prior to the Closing; or

         (ii) any condition set forth in Article X of this Agreement shall have become impossible to substantially satisfy at any time or prior to or at the Closing has not been substantially satisfied or waived in writing, pro-vided, however, Jacksonville shall not have the right to terminate this Agree-ment pursuant to this Section 11.1 (b)(ii) if any condition imposed by Section
10.1 hereof was not met due to the failure of Jacksonville to perform or observe the covenants and agreements set forth in this Agreement; or

         (iii) any warranty or representation as set forth in Article IV hereof made by LCS shall be discovered to be or to have become untrue or incorrect in any material respect, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue or incorrect in any respect taking into consideration the standard of materiality contained therein, in either case where any such breach has not been cured within thirty (30) days following receipt by LCS of written notice of such discovery;

         (iv) LCS shall have breached one or more provisions of the Agreement in any material respect considering all such breaches in the aggregate, where such breach has not been cured within thirty (30) days following receipt by LCS of written notice of such breach; or

         (v) the LCS Disclosure Schedule prepared in accordance with Article IV of this Agreement, and which is received by Jacksonville subsequent to the date of this Agreement, discloses information which, either individually or in the aggregate, would have a Material Adverse Effect on LCS as determined by Jacksonville in its sole discretion; provided that Jacksonville exercises its right to terminate this Agreement within ten days after receipt of such Disclosure Schedule.

     (c) By written notice from LCS to Jacksonville, which has been approved by the Board of Directors of LCS, if

                                         32

        (i) any condition set forth in Article IX of this Agreement has not been substantially satisfied or waived in writing; or

        (ii) any condition set forth in Article X of this Agreement has not been substantially satisfied or waived in writing; provided, however, LCS shall not have the right to terminate this Agreement pursuant to this Section 11.1(c)(ii) if any condition imposed by Section 10.1 hereof was not met due to the failure of LCS to perform or observe the covenants and agreements set forth in this Agreement; or

        (iii) any warranty or representation as set forth in Article III hereof made by Jacksonville shall be discovered to be or to have become untrue or incorrect in any material respect, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue or incorrect in any respect taking into consideration the standard of materiality contained therein, in either case where any such breach has not been cured within thirty
(30) days following receipt by Jacksonville of written notice of such discovery; or

        (iv) Jacksonville shall have breached one or more provisions of the Agreement in any material respect considering all such breaches in the aggregate, where such breach has not been cured within thirty (30) days following receipt by Jacksonville of written notice of such breach.

     (d) By the Board of Directors of Jacksonville or LCS at any time after the LCS Shareholders' Meeting or Jacksonville Shareholders Meeting as contemplated in Section 7.1 and Section 7.3, respectively, if the shareholders of LCS or Jacksonville have not approved this Agreement by the requisite affirmative vote.

     (e) By the Board of Directors of Jacksonville or LCS if the Company Merger has not been consummated on or before June 30, 1997.

     11.2. Effect of Termination. In the event of termination of this Agreement by either LCS or Jacksonville as provided in Section 11.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Jacksonville or LCS or their respective officers or directors except with respect to Sections 5.6, 5.8, 6.6, 7.9 and 12.2 hereof.


                                    ARTICLE XII

                                   MISCELLANEOUS

     12.1.  Nonsurvival of Representations, Warranties and Agreements.   None
of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and agreements which by their terms are contemplated to be performed after the Effective Time.

                                          33

     12.2. Expenses. (a) Except as otherwise provided herein, all expenses incurred by Jacksonville and LCS in connection with or related to the authorization, preparation and execution of the Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated thereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party that has incurred the same.

     (b) LCS also hereby agrees to pay Jacksonville and Jacksonville shall be entitled to payment of, a fee (the "Fee") equal to $200,000, upon the occur-rence of any of the following events on or before June 30, 1997: (i) if LCS' Board recommends a Proposal other than this Agreement; or (ii) if LCS' Board withdraws, or modifies its recommendation of approval of this Agreement, after a Different Proposal is made; or (iii) if LCS' shareholders do not approve the Agreement after a Different Proposal is made; or (iv) if LCS enters into an agreement to be acquired by any other party. Such payment shall be made to Jacksonville in immediately available funds within five business days after the occurrence of an event set forth above .

     (c) Jacksonville hereby agrees to pay LCS, and LCS shall be entitled to payment of a fee equal to $200,000, upon the occurrence of any of the following events on or before June 30, 1997: (i) if Jacksonville's Board does not recommend that stockholders approve the Agreement, (ii) if Jacksonville enters into an agreement with another party and as a result refuses to consummate the transactions set forth herein.

     (d) Jacksonville agrees that as of the Closing Date, it shall assume and pay the unpaid reasonable expenses of LCS accrued in connection with the Company Merger. In addition, at the Closing Date, Jacksonville shall continue to provide and maintain directors and officers of LCS with liability coverage under the Jacksonville Directors' and Officers' liability policy and to pay any deductible required to be paid under the Jacksonville D&O liability policy.

     12.3. Waivers: Amendments. At any time prior to the Closing Date, Jacksonville, by action taken by its Board of Directors, or any committee or officers thereunto authorized, or LCS, by action taken by its Board of Directors, or any committee or officers thereunto authorized, may waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in the Agreement or agree to the amendment or modification of the Agreement by an agreement in writing executed in the same manner as the Agreement; provided, however, that after the favorable vote by the shareholders of LCS pursuant to Section 7.1 of this Agreement any such action shall be taken only if, in the opinion of LCS' or Jacksonville's Board of Directors, such waiver, amendment or modification will not have a Material Adverse Effect on the benefits intended under the Agreement for the shareholders of LCS or Jacksonville and will not require resolicitation of any proxies from such shareholders.

     12.4. Assignment: Parties in Interest. The Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by the parties hereto, by operation of law or otherwise. Nothing in the Agreement, express or implied, is intended to confer upon any third party any rights or remedies of any nature whatsoever under or by reason of the Agreement.

                                         34

     12.5. Entire Agreement. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by LCS or Jacksonville or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of LCS by Jacksonville. The aforementioned agreements constitute the entire agreement by the respective parties, and there are no agreements or commitments except as set forth herein and therein.

     12.6.  Captions and Counterparts.   The captions in this Agreement are for
convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

     12.7.  Certain Definitions.  For purposes of this Agreement, the term:

         (a) "Affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person.

         (b) "Material Adverse Effect" shall mean any material adverse change in or material adverse effect on the business, operations, assets, or financial condition of the parties to this Agreement.

         (c) "LCS Reports" shall mean all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with the Commissioner, the SEC, the FDIC, and any other applicable state securities or savings institution authorities.

         (d) "to the knowledge of Jacksonville" or "to the best knowledge of Jacksonville" shall mean the actual knowledge of any member of the Board of Directors or of any senior officer of Jacksonville.

         (e) "to the knowledge of LCS" or "to the best knowledge of LCS" shall mean the actual knowledge of any member of the Board of Directors or of any senior officer of LCS.

     12.8. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of the Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of the Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     12.9. Governing Law. The Agreement shall be construed and interpreted in accordance with the laws of the State of Illinois, except to the effect that Federal Law applies or the laws of the State of Delaware to the extent that the rights of dissenting stockholders of LCS are asserted, without regard to the conflicts of laws rules.

     12.10. Notices. All notices given hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, or sent by facsimile transmission or by nationally recognized overnight delivery service, addressed as follows:

                                         35

         (a)  If to Jacksonville, to:

              Jacksonville Savings Bank
              1211 West Morton
              Jacksonville, Illinois 62650
              Attention: Andrew F. Applebee, Chairman
                of the Board and Chief Executive Officer

              Facsimile No. (217) 245-2010

              With A Copy To:

              Luse Lehman Gorman Pomerenk & Schick, P.C.
              5335 Wisconsin Avenue, N.W.
              Suite 400
              Washington, D.C. 20015
              Attention: Alan Schick, Esq.

              Facsimile No. (202) 362-2902


         (b)  If to LCS to:
              LCS Bancorp, Inc.
              501 North State Street
              Litchfield, Illinois
              Attention: Carol Radtke, President and Chief Executive Officer

              Facsimile No. (217) 324-2582

              with a copy to:

              Kemp, Grzelakowski & Lorenzini, Ltd.
              1900 Spring Road
              Suite 500
              Oak Brook, Illinois 60521-1495

              Attention: James J. Kemp, Esq.
              Facsimile No. (630) 571-7755

                                         36

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



ATTEST:                              JACKSONVILLE SAVINGS BANK


By: s/ Roger McKinney                By: s/ Andrew F. Applebee
    Roger McKinney, Secretary            Andrew F. Applebee, Chairman of the
                                         Board and Chief Executive Officer


ATTEST:                              LCS BANCORP, INC.


By: s/ Rhonda L. Reener              By: s/ Carol Radtke
    Rhonda L. Reener, Secretary      Carol Radtke, President and
                                     Chief Executive Officer


ATTEST:                              LITCHFIELD COMMUNITY SAVINGS, S.B.


By: s/ Sandra Keith                  By: s/ Carol Radtke
    Sandra Keith, Secretary          Carol Radtke,
                                     Chief Executive Officer






                                         37

















                                   EXHIBIT A

                         AGREEMENT OF COMPANY MERGER












                                                                   EXHIBIT  A

                          AGREEMENT OF COMPANY MERGER

          AGREEMENT OF COMPANY MERGER, dated as of ____, 1996, by and among Jacksonville Savings Bank ("Jacksonville"), an Illinois-chartered savings bank, Jacksonville Acquisition Corp. ("Interim"), an Illinois corporation formed by Jacksonville solely to facilitate the transactions contemplated by the Reorganization Agreement, defined below, and LCS Bancorp, Inc. ("Company"), a Delaware corporation. Interim and the Company are hereinafter sometimes collectively referred to as the "Merging Corporations".

          This Agreement of Company Merger is being entered into pursuant to an Agreement and Plan of Merger, dated as of August 13, 1996 (the "Merger Agreement") by and among Jacksonville and the Company and Litchfield Community Savings, S.B., the Company's wholly owned subsidiary.

          In consideration of the premises, and the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto agree as follows:

                                 ARTICLE I
                                DEFINITIONS

          Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          1.1 "Effective Time" shall mean the date at which the Merger contemplated by this Agreement of Merger becomes effective as provided in
Section 2.2 hereof

          1.2 "Interim Common Stock" shall mean the common stock, par value $.01 per share, of Interim owned by Jacksonville.

          1.3 "Company Common Stock" shall mean the common stock par value $.01 per share, of the Company.

          1.4 The "Merger" shall refer to the merger of Interim with and into the Company as provided in Section 2.1 of this Agreement of Company Merger.

          1.5 "Stockholder Meeting" shall mean the meeting of the stockholders of the Company held pursuant to Section 7.1, and the meeting of stockholders of Jacksonville held pursuant to Section 7.3 of the Merger Agreement, respectively.

          1.6 "Surviving Corporation" shall refer to the Company as the surviving corporation of the Merger.

                                         1

                                     ARTICLE II
                                TERMS OF THE MERGER

          2.1 The Merger. Subject to the terms and conditions set forth in the Merger Agreement, on the Effective Time, Interim shall be merged with and into the Company pursuant and subject to Section 251 of the General Corporation Law of the State of Delaware ( "DGCL"). The Company shall be the Surviving Corporation of the Merger and shall continue to be governed by the laws of the State of Delaware. On the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of the Merging Corporations and thereupon and thereafter, all the property, rights, powers, and franchises of a public as well as a private nature of each of the Merging Corporations shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as. if such property, right privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of the Merging Corporations in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Merging Corporations is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Corporations if the Merger had not occurred.

          2.2 Effective Time. The Merger shall become effective on the date and at the time that a Certificate of Merger pursuant to Section 251 of the DGCL is executed and filed with the Secretary of State of the State of Delaware pursuant to Section 103 of the DGCL, unless a later date and time is specified as the Effective Time in the Certificate of Merger.

          2.3 Name of the Surviving Corporation. The name of the Surviving Corporation shall be "LCS Bancorp, Inc."

          2.4 Certificate of Incorporation. The Certificate of Incorporation of the Company as in effect on the Effective Time, shall continue in full force and effect following the Effective Time as the Certificate of Incorporation of the Surviving Corporation.

          2.5 Bylaws. The Bylaws of the Company, as in effect on the Effective Time, shall continue in full force and effect as the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

                                         2

          2.6 Directors and Officers of the Surviving Corporation. The directors and officers of Interim shall become the directors and officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until changed in accordance therewith.

                                   ARTICLE III
                              CONVERSION OF SHARES

          3.1 Conversion of The Company Common Stock and Options to Purchase Common Stock.

         (a) At the Effective Time, each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares as hereinafter defined) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $17.75 in cash (such amount hereinafter referred to as the "Purchase Price").

         (b) At or immediately prior to the Effective Time, each outstanding option to purchase Company Common Stock issued pursuant to the Company's Stock Option Plans shall be canceled, and each holder of any such option, whether or not then vested or exercisable, shall be entitled to receive from Jacksonville at the Effective Time for each option an amount determined by multiplying (i) the excess, if any, of the Purchase Price over the applicable exercise price per share of such option by (ii) the number of shares of Company Common Stock subject to such option.

          3.2  Exchange of Shares.

          (a) Immediately following the Effective Time and the consummation of the transaction provided for in the Plan of Complete Liquidation and Dissolution included as Exhibit C to the Merger Agreement, Jacksonville shall make available in its role as exchange agent ("Exchange Agent") cash in an amount equal to the aggregate Purchase Price.

          (b) As soon as practicable after the Effective Time, the Exchange Agent will send to each holder of record of a certificate or certificates (other than holders of Dissenting Shares) which, immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Certificates"), a letter of transmittal for use in exchanging such Certificates for the Purchase Price. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to promptly receive in exchange therefor the Purchase Price as provided in Section 3.1 hereof and the Certificates so surrendered shall be canceled. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any holder of Company Common Stock the Purchase Price to which such holder of Company Common Stock would otherwise be entitled until such holder surrenders the Certificate for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be required in each case by the Surviving Corporation.

                                         3

Neither the Exchange Agent nor any party hereto shall be liable to any holder of Certificates for any amount paid to a public Official Pursuant to any applicable abandoned property, escheat or similar law. Except as required by law, no interest shall be payable with respect to the Purchase Price payable for the outstanding shares of Company Common Stock.

          (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time and, if any Certifi-cates representing such shares are presented for transfer to the Company, they shall be canceled and exchanged for the Purchase Price provided for in Section
3.1 hereof.

          (d) If payment of the Purchase Price pursuant to Section 3.1 hereof for shares of Company Common Stock is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than that of the registered holder of the Certificate surrendered or required for any other reason or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          3.3 Dissenting Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger Agreement and this Agreement of Company Merger and who has properly perfected his dissenters' rights of appraisal by satisfy-ing all of the applicable requirements of Section 262 of the DGCL, is referred to herein as a "Dissenting Share." Dissenting Shares owned by each holder thereof who has not exchanged his Certificates for the Purchase Price or otherwise has not effectively withdrawn or lost his dissenter's rights, shall not be converted into or represent the right to receive the Purchase Price pursuant to Section 3.1 hereof and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the DGCL. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the DGCL, provided such holder complies with the procedures contemplated by and set forth in the applicable provisions of the DGCL. If any holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost his dissenter's rights under the applicable provisions of the DGCL, such Dissenting Shares shall be converted into the right to receive the Purchase Price at the Effective Time in accordance with the provisions of
Section 3.1 hereof. Jacksonville agrees to make, or cause to he made, payment in cash for any Dissenting Shares.

          3.4 Interim Common Stock. Each share of Interim Common Stock which is issued and outstanding immediately prior to the Effective Time shall be converted automatically and without any action on the part of the holder thereof into an issued and outstanding share of Common Stock of the Surviving Corporation.

                                         4


                                     ARTICLE IV
                                    MISCELLANEOUS

          4.1 Conditions Precedent. The respective obligations of each party under this Plan of Company Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Articles V and VI of the Merger Agreement.

          4.2 Stockholder Approval. By executing this Agreement of Company Merger, Jacksonville shall be deemed to have approved this Agreement of Company Merger in its capacity as sole stockholder of Interim.

          4.3 Termination. This Agreement of Company Merger shall be terminated upon the termination of the Merger Agreement in accordance with
Article XI thereof; provided, that any such termination of this Agreement of Company Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

          4.4 Amendments. To the extent permitted by law, this Agreement of Merger may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the Board of Directors of each of the parties hereto; provided, however, that the provisions of Article III of this Agreement of Company Merger relating to the consideration to be paid for the shares of Company Common Stock shall not be amended after the approval of the stockholders of the Company referred to in Section 7.1 of stockholders of Jacksonville referred to in Section 7.3 of the Merger Agreement so as to decrease the amount or change the form of such consideration without the approval of the stockholders of the Company.

          4.5 Successors. This Agreement of Company Merger shall be binding on the successors of Jacksonville, Interim and the Company.


                                         5


     IN WITNESS WHEREOF, Jacksonville, Interim and the Company have caused this Agreement of Company Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.

Attest:                            JACKSONVILLE SAVINGS BANK

By: s/Roger McKinney               By: s/Andrew F. Applebee
Roger McKinney,                    Andrew F. Applebee
Executive Vice President           Chairman of the Board and
and Secretary                      Chief Executive Officer


Attest:                             JACKSONVILLE ACQUISITION CORP.

By: s/Roger McKinney                By: s/ Andrew F.  Applebee
Roger McKinney,                     Andrew F. Applebee
Secretary                           Chairman of the Board and
                                    Chief Executive Officer


Attest:                             LCS BANCORP, INC.

By: s/ Rhonda L. Reener             By: s/ Carol Radtke
Rhonda L. Reener,                   Carol Radtke
Secretary                           President and Chief Executive Officer







                                        6

























                                     EXHIBIT B
                                  PLAN OF MERGER









                                 PLAN OF MERGER
                                    BETWEEN
                            JACKSONVILLE SAVINGS BANK
                                      AND
                        LITCHFIELD COMMUNITY SAVINGS, S.B.

                        DATED AS OF ________________, 1996












     This Plan of Merger dated as of ____________________, 1996 (the "Merger Plan") is entered into by and among: (i) JACKSONVILLE SAVINGS BANK, an Illinois savings bank and a wholly owned subsidiary of Financial ("Jacksonville'); and (ii) LITCHFIELD COMMUNITY SAVINGS, S.B. ("Litchfield"), a wholly owned Subsidiary of LCS Bancorp, Inc. which is wholly owned by Jacksonville, an Illinois savings bank. This Merger Plan is being entered into in connection with the Agreement and Plan of Merger by and among Jacksonville Savings Bank and LCS Bancorp, Inc. and Litchfield Community Savings, S.B. The Merger Agreement has been approved by at least a majority vote of the Boards of Directors of Jacksonville and Litchfield. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

     In consideration of the mutual covenants and agreements set forth herein and subject to the terms and conditions of the Merger Agreement, the parties hereto agree as follows:

      Section 1. Definition. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

           1.1 "Effective Time" shall mean the date at which the Merger contemplated by this Merger Plan becomes effective as provided in Section 2 hereof.

           1.2 "Litchfield Common Stock" shall mean the common stock, par value $1.00 per share, of Litchfield.

           1.3 "Merger" shall refer to the merger of Litchfield with and into Jacksonville as provided in Section 2 of this Merger Plan.

           1.4 "Surviving Institution" shall refer to Jacksonville as the surviving institution of this Merger.

     Section 2. The Merger. At the Effective Time, Litchfield will be merged with and into Jacksonville with Jacksonville as the Surviving Institution (the "Merger"). The separate corporate existence of Litchfield shall thereupon cease. Jacksonville as the Surviving Institution shall continue to be governed by the laws of the State of Illinois, and its existence with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

     Section 3. Name of Surviving Institution. The name of the Surviving Institution shall be Jacksonville Savings Bank.

     Section 4. Location of Main Office and Branch Offices. At the Effective Time, the main office of Jacksonville, and each of its branches, including Litchfield, shall remain open. The main office and branch locations of Jacksonville following consummation of the Merger shall be:



Main Office:                 Branch Office:                Branch Office
1211 West Morton Avenue      903 South Main                501 North State
Jacksonville, Illinois       Jacksonville, Illinois        Litchfield, Illinois


                                         1


Branch Office:               Branch Office:
211 West State               100 North Dye
Jacksonville, Illinois       Virden, Illinois

     Section 5. Assets and Liabilities. At the Effective Time, all assets and property personal, and mixed, tangible and intangible, choses in action, rights, and credits), then owned by Litchfield shall immediately become the property of the Surviving Institution. The Surviving Institution shall be deemed to be a continuation of Litchfield, the rights and obligations of which shall Succeed to such rights and obligations and the duties and liabilities connected therewith.

     Section 6. Directors Of Surviving Institution. At the Effective Time, the directors of Jacksonville shall remain as the directors of the Surviving Institution. The names and addresses, and terms of such directors are set forth below.

        Name                 Address                    Term Expires

        Andrew F. Applebee   8 Cardinal Drive               1998
                             Jacksonville,  IL   62650

        Richard A. Foss      13 Aaron Drive                 1997
                             Jacksonville,  IL   62650

        Robert S. Bills      1515 Mound                     1996
                             Jacksonville,  IL   62650

        1. Newton Mitchell   12  Melrose  Ct.               1996
                             Jacksonville,  IL   62650

        Roger D. Cannell     211 S.  Fayette                1997
                             Jacksonville,  IL   62650

        Michael R. Goldasich 12 E. Forest Park              1997
                             Jacksonville,  IL   62650

        Emily J. Osburn      8 Forest Hill                  1998
                             Jacksonville,  IL   62650

        Harvey D. Scott III  15 Pitner Place                1998
                             Jacksonville,  IL   62650

     Section 7. Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation and bylaws of Jacksonville shall remain in effect and shall become the articles of incorporation and bylaws of the Surviving Institution.

                                         2

     Section 8. Counterparts. This Merger Plan may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one instrument.

     Section 9. Amendments. This Merger Plan may be amended by the parties hereto, by or pursuant to action taken by their respective boards of directors. This Merger Plan may not be amended except by an instrument in writing specifically referring to this Section 9 and signed on behalf of each of the parties hereto.

    Section 10. Severability. Any provision of this Merger Plan which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

    Section 11. Governing Law. This Merger Plan shall be governed by, and interpreted in accordance with, the laws of the State of Illinois, without regard to conflicts of laws principles.

    Section 12. Captions and References. The captions contained in this Merger Plan are for convenience of reference only and do not form a part of this Merger Plan.




                                         3


IN WITNESS WHEREOF, the parties hereto have caused this Merger Plan to be duly executed as of the date first above written.

                                    JACKSONVILLE SAVINGS BANK

                                    By: s/ Andrew F. Applebee
                                    Andrew F. Applebee
                                    Chairman of the Board and
                                    Chief Executive Officer


                                     LITCHFIELD COMMUNITY SAVINGS, S.B.

                                     By: s/ Andrew F. Applebee
                                     Andrew F. Applebee
                                     Chairman of the Board and
                                     Chief Executive Officer






                                         4



















                                    EXHIBIT C

                           PLAN OF COMPLETE LIQUIDATION
                       AND DISSOLUTION OF LCS BANCORP, INC.














                                                                  EXHIBIT C


                           PLAN OF COMPLETE LIQUIDATION
                        AND DISSOLUTION OF LCS BANCORP, INC.


     This Plan of Complete Liquidation and Dissolution (the "Plan") shall effect the complete liquidation and dissolution of LCS Bancorp, Inc. (the "Company"), a Delaware corporation, in accordance with Section 332 of the Internal Revenue Code of 1986, as amended (the "Code"), and Section 275 of the General Corporation Law of the State of Delaware ("DGCL") as soon as possible following the merger of Jacksonville Savings Bank ("Jacksonville") and Litchfield Community Savings, S.B. pursuant to an agreement of merger of even date herewith ("Agreement of Merger").

     1. Adoption of Plan. This Plan shall become effective upon its approval and adoption by Jacksonville, an Illinois-chartered savings bank, pursuant to Section 275(c) of the DGCL, following (a) Jacksonville's acquisi-tion of the stock of the Company meeting the requirements of Section 1504(a)(2) of the Code and its becoming the sole stockholder of the Company, (b) the consummation of the Agreement of Merger.

     2. Filing of Forms. The officers of Jacksonville are authorized and directed to execute and file, of cause the Company to execute and file, a United States Treasury Form 966 pursuant to Section 6043 of the Code within thirty (30) days after the adoption of this Plan in accordance with Section I hereof and such additional or other forms and reports with and to the Internal Revenue Serve as may be necessary, desirable or appropriate in connection with the implementation of this Plan.

     3. Dissolution. Jacksonville shall execute and file a Certificate of Dissolution for the Company in accordance with Section 275 of the DGCL. After dissolution, the Company shall carry on no business except for the purpose of winding up its affairs in accordance with Section 278 of the DGCL.

     4. Authorization to Officers. The officers of Jacksonville are authorized to execute and deliver such agreements, conveyances, assignments, transfers, certificates and other documents and to take such other actions as such officers may deem necessary, appropriate or desirable in order to carry out the provisions of this Plan and effect a complete liquidation and dissolution of the Company in accordance with Section 332 of the Code and
Section 275 of the DGCL.


                                *  *  *  *  *  *  *

    Adopted by the duly authorized vote of the Board of Directors of Jacksonville this ________ day of __________________, 1996.
















                                    EXHIBIT D

                                 LEGAL OPINION OF
                        KEMP, GRZELAKOWSKI & LORENZINI, LTD.














[Matters to be covered in Opinion of Counsel to be delivered to Jacksonville pursuant to Section 8.9 of the Agreement]

      (a) Each of the Company, and the Bank is incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each such entity has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of the Company and its subsidiaries taken as a whole. The Bank is a member in good standing of the Federal Home Loan Bank of Chicago and all eligible accounts of depositors in the Bank are insured by the FDIC to the fullest extent permitted by law. The Company is duly registered as a holding company under the Bank Holding Company Act.

   (b)  The authorized capital stock of the Company is as set forth at Section
4.2 of the Agreement.

   (c) Each of the Company and the Bank have the corporate power and authority to execute and deliver the Agreement and the Agreement of Company Merger included as Exhibit A thereto, and to consummate the Merger and to carry out all of their respective obligations thereunder. The execution and delivery of the Agreement and the Agreement of Company Merger included as Exhibit A thereto and the consummation of the transactions contemplated by the Agreement by the Company and the Bank have been duly authorized by the boards of directors and stockholders of each of the Company and the Bank and no other corporate proceedings on the part of the Company or the Bank are necessary to consummate the transactions so contemplated. Each of the Agreement and the Agreement of Company Merger included as Exhibit A thereto have been duly and validly executed and delivered by the Company and the Bank, as applicable, and constitute valid and legally binding obligations of the Company and the Bank enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.

   (d) None of the execution and delivery of the Agreement and the Agreement of Company Merger included as Exhibit A thereto by the Company and the Bank, as applicable, nor the consummation by the Company and the Bank of the trans-actions contemplated thereby in accordance with their respective terms, as applicable, nor compliance by the Company or the Bank with any of their respective terms, as applicable, will (i) violate any provision of the Company's or the Bank's certificate of incorporation, articles of incorporation or other chartering instrument or bylaws, (ii) violate any federal statute, code, rule or regulation, or, to the knowledge of such counsel, any judgment, order, writ, decree or injunction applicable to the Company or the Bank, or any of their respective properties or assets, or (iii) to the knowledge of such counsel, violate, conflict with, result in a breach of any provisions of, constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default under), result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or the Bank, under the terms, conditions or


                                         1

provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or the Bank, is a party, or by which they or any of their respective properties or assets, may be hound or affected, except, with respect to clauses (ii) and
(iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of the Company and its subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated by the Agreement.

   (e) The provisions of Article XIV of the Company's Certificate of Incorporation are not applicable to the Reorganization.

   (f) All regulatory or governmental approvals and consents which are necessary to be obtained by the Company and the Bank to permit the execution, delivery and performance of the Agreement and the Agreement of Company Merger included as Exhibit A thereto have been obtained.

   (g) The Agreement, including consummation of the transactions contemplated thereby, has been approved by the requisite vote of stockholders of the Company.

   (h) To the knowledge of such counsel, all consents of non-governmental third parties which are necessary to be obtained by the Company and the Bank pursuant to contractual provisions by which either of them is bound to permit the execution, delivery and performance of the Agreement and the Agreement of Company Merger included as Exhibit A thereto have been obtained.

   (i) Assuming due authorization of the Merger by all necessary corporate and governmental proceedings on the part of parties other than the Company and the Bank and that such other parties have taken all action required to be taken by them prior to the Effective Time, upon the proper filing of a [Certificate of Merger pursuant to Sections 103 and 251 of the DGCL,] the Merger will be validly consummated in accordance with the Agreement and applicable laws and regulations and each outstanding share of Common Stock and each outstanding option to purchase such stock granted pursuant to the Company's Stock Option Plans will be converted into the right to receive a cash payment in the manner specified in the Agreement of Company Merger included as Exhibit A to the Agreement.

   (j) To the knowledge of such counsel, there are no judicial, administra-tive, arbitral or other actions, suits, proceedings or investigations pending or threatened, which (i) if adversely determined, would result in any material adverse change in the business, operations, assets or financial condition of the Company and its subsidiaries taken as a whole or (ii) seek to restrain or prohibit the transactions completed by the Agreement or monetary damages in connection therewith.

   Such counsel also shall state that it has no reason to believe that the information relating to the Company, the subsidiaries of the Company and the transactions contemplated by the Agreement contained in the proxy statement used to solicit the approval of the stockholders of the Company of the Agree-ment and the Merger and any other required approval of the transactions contemplated by the Agreement, as of the date of such proxy statement and up to and including the meeting of stockholders in connection with which such documents were used, contained any untrue statement of a material fact or

                                         2

omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials and, as to matters of fact, certificates of any officer or officers of the Company and its subsidiaries. The opinion of such counsel may include such qualifications and explanations of the basis thereof as may be reasonably acceptable to Jacksonville.
























                                         3

















                                   EXHIBIT E

                               LEGAL OPINION OF
                    LUSE LEHMAN GORMAN POMERENK & SCHICK, P.C.























[Matters to be covered in Opinion of Counsel to be delivered to LCS Bancorp, Inc. Pursuant to Section 9.5 of the Agreement]

   (a) Jacksonville is a savings bank duly organized, validly existing and in good standing under the laws of the State of Illinois;

   (b) Jacksonville has the corporate power and authority to carry on its business as now conducted, to own, lease and operate its properties and to consummate the transactions contemplated by the Agreement;

   (c) The Agreement has been duly authorized, executed and delivered by Jacksonville and constitutes the valid and binding obligation of Jacksonville.

   (d) To counsel's knowledge, all corporate acts and proceedings required to be taken by or on the part of Jacksonville to consummate the transactions contemplated by the Agreement have been taken, and neither the execution or delivery of the Agreement, nor the consummation of the transactions contemplated thereby, with and without the giving of notice or the lapse of time or both, will violate any provision of the articles of incorporation or bylaws of Jacksonville.

  (e) All regulatory and governmental approvals and consents which are necessary to be obtained by Jacksonville to permit the execution, delivery and performance of the transactions contemplated by the Agreement have been obtained.

   Such counsel also shall state that it has no reason to believe that the information relating to Jacksonville and the transactions completed by the Agreement contained in the proxy statement used to solicit the approval of the stockholders of Jacksonville of the Agreement and the Merger and any other required approval of the transactions contemplated by the Agreement, as of the date of such proxy statement and up to and including the meeting of stockholders in connection with which such documents were used, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials and, as to matters of fact, certificates of any officer or officers of Jacksonville and its subsidiaries. The opinion of such counsel may include such qualifications and explanations of the basis thereof as may be reasonably acceptable to Jacksonville.















                                         1















                                     ANNEX II


                      FAIRNESS OPINION OF RP FINANCIAL, L.P.















RP FINANCIAL, LC.

Financial Services Industry Consultants


                                                     August 13, 1996


Board of Directors
LCS Bancorp, Inc.
501 North State Street
Litchfield, Illinois 62056-1567

Dear Sir or Madam:

     You have requested RP Financial, LC. ("RP Financial") to provide you with our opinion as to the fairness from a financial point of view to the shareholders of LCS Bancorp, Inc., Litchfield, Illinois ("LCS"), the holding company for Litchfield Community Savings, S.B. ("Litchfield") of the Agreement and Plan of Merger (the "Agreement"), dated August 13, 1996, by and among Jacksonville Savings Bank, Jacksonville, Illinois, LCS, and Litchfield.


Summary Description of Consideration

          The Agreement is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement. At the Effective Time, by virtue of the Company Merger and without any action except as specified in the Agreement on the part of the holders of LCS Common Stock, each issued and outstanding share of LCS Common Stock (except as otherwise provided under Delaware law with respect to the rights of dissenting shareholders of LCS) shall be converted into the right to receive $17.75 in cash (the "Purchase Price"). All shares of LCS Common Stock which are held in the treasury of LCS and any shares of LCS Common Stock owned by Jacksonville or any direct or indirect wholy owned subsidiary or



Washington Headquarters
Rosslyn Center, Suite 2210                  Telephone:  (703) 528-1700
Arlington, VA  22209                        Fax No.:    (703) 528-1788




RP Financial, LC.
Board of Directors
Novemer 29, 1996
Page 2


parent of Jacksonville shall be cancelled. Also at the Effective Time, Jacksonville shall pay to each holder of an option which has been granted by LCS to purchase shares of LCS Common Stock, and which is outstanding and exercisable but unexercised immediately prior to the Effective Time in accordance with LCS' stock option plans, an amount in cash computed by multiplying (i) any positive difference obtained by subtracting from (x) the per share amount of the Purchase Price and (y) the per share exercise price applicable to such option by (ii) the number of shares of LCS Common Stock subject to such option, and that such payment shall constitute consideration for the termination and cancellation of such option.


RP Financial Background and Experience

     RP Financial, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of financial institution securities in connection with mergers and acquisitions of commercial banks, savings banks and thrift institutions, initial and secondary offerings, mutual-to-stock conversions of mutual savings institutions, and business valuations for other corporate purposes for financial institutions. As specialists in the securities of financial institutions, RP Financial has experience in, and knowledge of, the Illinois and Midwest U.S. markets for thrift and bank securities and the institutions operating in Illinois.


Materials Review and Analyses Performed

   RP Financial reviewed and analyzed the following material in conjunction with its analysis of LCS and the Purchase Price: (1) the Agreement and Plan of Merger dated August 13, 1996, including exhibits; (2) the following informa-tion for LCS - (a) audited financial statements for the fiscal years ended December 31, 1993 through 1995, incorporated in Annual Reports to shareholders, shareholder and internal reports, and quarterly reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; (b) the most recent proxy statement, and (c) unaudited internal and regulatory financial reports and analyses prepared by management regarding various aspects of LCS's assets and liabilities, particularly rates, volumes, maturities, market values, trends, credit risk, interest rate risk and liquidity risk of assets, liabilities, off-balance sheet assets, commitments and contingencies, including off-balance sheet tax benefits, of the Bank; and, (3) for Jacksonville, historical financial information as of December 31, 1993 through 1995.

     In the course of its evaluation and analyses, RP Financial conducted discussions with LCS's management regarding past and current business operations, financial condition, and future prospects.


RP Financial, LC.
Board of Directors
November 29, 1996
Page 3


     RP Financial reviewed the trading activity for LCS Common Stock, and compared it to similar information for savings institutions with comparable resources, financial condition, earnings, operations and markets as well as for publicly-traded savings institutions with comparable financial condition, earnings, operations and markets. RP Financial reviewed LCS's financial, operational and market area characteristics compared to similar information for comparable savings institutions and holding companies, evaluated the potential for growth and profitability for LCS in its market, specifically regarding competition by other banks, savings institutions, mortgage banking companies and other financial services companies, economic projections in the local market area, and the impact of the, regulatory, legislative and economic environments on operations and the public perception of the savings institution and banking industries. RP Financial's analyses included: (i) an evaluation of the transaction terms, including the form and amount of the Purchase Price and the implied pricing ratios indicated by the Purchase Price relative to LCS's assets, deposits, book value, earnings, both current and projected; (ii) a control premium analysis relative to publicly-traded savings institutions and thrift holding companies in the State of Illinois; (iii) an evaluation of the financial terms, financial and operating condition and market area of other recent business combinations among comparable savings institutions and thrift holding companies both pending and completed, including a comparison of the implied pricing ratios indicated by the Purchase Price relative to the comparable transactions; (iv) discounted cash flow analyses for LCS considering the above factors related to the operating environment and future prospects; and (v) other such analyses as RP Financial considered relevant.
The results of these analyses and the other factors considered were evaluated as a whole, with the aggregate results indicating a range of financial parameters utilized to assess the amount of the Purchase Price.

     In rendering our opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning LCS furnished to us for review for purposes of this opinion, as well as publicly-available information. regarding other financial institutions and economic data. LCS has not restricted RP Financial as to the material it was permitted to review. RP Financial has not performed or obtained any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of LCS or Jacksonville. RP Financial expresses no opinion on matters of a legal, accounting or tax nature or the ability of the merger to be consummated as set forth in the Agreement.


Opinion

     It is understood that this letter is directed to the Board of Directors of LCS in its consideration of the Agreement, and does not constitute a recommendation to any shareholder of LCS as to any action that such shareholder should take in connection with the Agreement, or otherwise.



RP Financial, LC.
Board of Directors
November 29, 1996
Page 4


     It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof.

     It is understood that this opinion may be included in its entirety in any communication by LCS or its Board of Directors to the stockholders of LCS. It is also understood that this opinion may be included in its entirety in any regulatory filing by LCS, Litchfield, or Jacksonville, and that RP Financial consents to the summary of the opinion in the proxy materials of LCS, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise, publicly referred to without our prior written consent.

     Based upon and subject to the foregoing, and other such matters as we consider relevant, it is RP Financial's opinion that, as of the date hereof, the Purchase Price to be received by the LCS shareholders as described in the Agreement, is fair to such shareholders from a financial point of view.

                                      Respectfully submitted,
                                      RP FINANCIAL, LC.
                                      s/RP Financial, LC.













                                    ANNEX III


                          EXCERPTS FROM DELAWARE GENERAL
                           CORPORATION LAW RELATING TO
                         DISSENTER'S RIGHTS OF APPRAISAL














               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
                                   (As Amended)



Section 262.  Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection (d) of this section with respect to such shares,, who continuously holds such shares through the effective date of the merger or consolidation, who has other-wise complied with the provisions of subsection (d) of Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this Section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, or 263 of this Chapter;

         (1) provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this Chapter.

         (2) Notwithstanding the provisions of subsection (b)(1) of this Section, appraisal rights under this Section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257 and 258 of this Chapter to accept for such stock anything except (i) shares of stock of the corporation surviving or resulting from such merger or consolidation;
     (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporations described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing clauses (i), (ii) and (iii) in this subsection.

         (3) In the event all of the stock of a subsidiary Delaware corpora-tion party to a merger effected under Section 253 of this chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsections (d) and (e), shall apply as nearly as is practicable.

    (d)  Appraisal rights shall be. perfected as follows:

         (1) If a Proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) and (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved Pursuant to Section 228 or Section 253 of this Chapter, the surviving or resulting corpora-tion, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this Section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as
     it appears on the records of the corporation.   Any stockholder entitled
     to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the provisions of subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the require-ments of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statements shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by a duly verified list. The Registry in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings;
and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stock-holder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this Section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under Section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceedings, including, without limitation, reasonable attorneys' fees, and the fees and expenses of experts, to be charged prorata against the value of all shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, of if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.